As filed with the Securities and Exchange Commission on August 14, 2006.

File No. 333-•

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CULLEN/FROST BANKERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	6021	74-1751768
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Phillip D. Green

Group Executive Vice President and Chief Financial Officer

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark J. Menting Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	William T. Luedke IV Charlotte M. Rasche Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.01 (4)	3,818,934 shares	N/A	$213,974,701	$22,895

(1)	This number is based on (a)(i) 12,598,322 shares of Summit Bancshares, Inc. (“Summit”) common stock outstanding and (ii) 422,250 shares of Summit common stock issuable upon the exercise of employee options, in each case as of August 11, 2006 and (b) a share exchange ratio of 0.2933 shares of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) common stock issuable in exchange for each share of Summit common stock.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c), (f)(1) and (f)(3) of the Securities Act. The proposed maximum offering price is equal to (i) the product of (a) $27.45, the average of the high and low prices per share of the common stock of Summit as reported on the NASDAQ on August 11, 2006 and (b) the maximum possible number of shares of Summit common stock to be cancelled pursuant to the merger (calculated as 13,020,572, which is the sum of (x) 12,598,322 issued and outstanding shares of Summit common stock and (y) 422,250 shares of Summit common stock issuable upon the exercise of employee options), as of August 11, 2006, minus (ii) the estimated cash portion of the consideration to be paid by Cullen/Frost to holders of shares of Summit common stock.
(3)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.000107.
(4)	Includes associated preferred share purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or traded separately from the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and can be changed. Cullen/Frost may not issue the securities being offered by use of this document until the registration statement filed with the Securities and Exchange Commission, of which this document is part, is declared effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is prohibited.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2006

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-•

•, 2006

Dear Summit Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Summit Bancshares, Inc., which will be held at the Summit Bank Boardroom, located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, on •, 2006, at 4:00 p.m. local time.

At the meeting, you will be asked to approve the Agreement and Plan of Merger dated as of July 2, 2006 that Summit has entered into with Cullen/Frost Bankers, Inc., the related merger and the other transactions contemplated thereby. In the merger, Summit will merge with and into Cullen/Frost Bankers, Inc.

If the merger is completed, you will receive, at your election (but subject to proration and adjustment as provided in the merger agreement), for each share of Summit common stock you hold immediately prior to the completion date of the merger, cash or Cullen/Frost common stock, in either case having a value equal to $11.4996 plus the product of 0.2933 and the average closing price of Cullen/Frost common stock for the five trading days immediately prior to completion of the merger. You must make this election by the election deadline, which will be specified in the form of election that will be mailed to you after the special meeting. Based on the closing price of Cullen/Frost common stock on the New York Stock Exchange (the “NYSE”) at the close of business Friday June 30, 2006, the last trading day before the announcement of the merger, the 0.2933 exchange ratio, taken together with the $11.4996 in cash, represented a total merger consideration of $28.31 per fully diluted Summit share. Based on the closing price of Cullen/Frost common stock on the NYSE for the five trading days ending •, 2006, the latest practicable date before the printing of this document, the total merger consideration was valued at approximately $• per Summit share. However, the actual value of the merger consideration that you will receive for each share of Summit common stock will depend in substantial part on the average closing price of Cullen/Frost common stock for the five trading days immediately prior to the completion date of the merger and, if you receive Cullen/Frost common stock as merger consideration, the price per share of Cullen/Frost common stock at the time you receive the shares. If you receive Cullen/Frost common stock as merger consideration, the price per share of Cullen/Frost common stock on the date you receive the shares may be different than the average closing price of Cullen/Frost common stock on the NYSE for the five trading days immediately prior to the completion date of the merger. These prices are impossible to know at this time and will not be known at the time of the special meeting. Therefore, the actual value of the merger consideration may be different than the estimated value based on the current price or the price at the time of the special meeting.

After careful consideration, Summit’s board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement, the merger and the transactions contemplated thereby.

To complete the merger, holders of at least 66 2/3% of the outstanding shares of Summit’s common stock must approve the merger agreement, the merger and the transactions contemplated thereby. Your vote is very important. Whether or not you expect to attend the special meeting, please vote as soon as possible to ensure that your shares are represented at the meeting. Registered and many broker-managed shareholders can vote their shares by using a toll-free number or the Internet. Instructions for using these convenient services are provided on the proxy card. You may also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it with the envelope provided. If you sign and return your proxy card without specifying your choice, it will be understood that you wish to have your shares voted in favor of the merger agreement and the transactions contemplated thereby.

This document provides you with detailed information about the merger. In addition to being a proxy statement of Summit, this document is also the prospectus of Cullen/Frost for Cullen/Frost common stock that will be issued in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to “Risk Factors” beginning on page 15 for a discussion of the risks related to the merger and owning Cullen/Frost common stock after the merger.

I look forward to seeing you on •, 2006 in Fort Worth.

Sincerely,

Philip E. Norwood

Chairman of the Board, President and CEO

Please read this document carefully because it contains important information about the merger. Read carefully the risk factors relating to the merger beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated •, 2006, and first mailed to Summit shareholders on or about •, 2006.

GENERAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Cullen/Frost Bankers, Inc. (“Cullen/Frost”) and Summit Bancshares, Inc. (“Summit”) from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the Securities and Exchange Commission’s (the “SEC”) website maintained at “http://www.sec.gov” or by requesting copies in writing or by telephone from the appropriate company:

If you are a Cullen/Frost shareholder: Cullen/Frost Bankers, Inc. Attention: Investor Relations 100 West Houston Street San Antonio, Texas 78205 (210) 220-4011	If you are a Summit shareholder: Summit Bancshares, Inc. Attention: Bob G. Scott 3880 Hulen Street, Suite 300 Fort Worth, Texas 76107 (817) 336-6817

If you would like to request documents, please do so by •, 2006 in order to receive them before Summit’s special shareholder meeting. If you request any documents incorporated by reference from our companies, we will mail them to you within one business day by first-class mail or similar means.

See “Where You Can Find More Information” on page 65.

SUMMIT BANCSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON •, 2006

To the Shareholders of

Summit Bancshares, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Summit Bancshares, Inc., a Texas corporation (“Summit”), will be held in the Summit Bank Boardroom located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, on •, 2006 at 4:00 p.m. local time, for the purpose of considering and voting upon the following matters:

•	Approval of the Agreement and Plan of Merger, dated July 2, 2006, between Cullen/Frost Bankers, Inc., a Texas corporation (“Cullen/Frost”), and Summit, the merger and the transactions contemplated thereby, pursuant to which Summit will merge with and into Cullen/Frost, as more fully described in the attached proxy statement/prospectus.

•	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger.

•	Transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on •, 2006, as the record date for determining those shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Only Summit shareholders of record at the close of business on that date are entitled to notice of the special meeting and any adjournments or postponements of the special meeting, and only Summit common shareholders of record at the close of business on that date are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. In order for the proposal to approve the merger agreement, the merger and the transactions contemplated thereby, the holders of at least 66 2/3% of the outstanding shares of Summit common stock entitled to vote must vote in favor of approval of the proposal. Abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement, the merger and the transactions contemplated thereby. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Directors,

Philip E. Norwood

Chairman of the Board, President and CEO

Fort Worth, Texas

•, 2006

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Summit’s board of directors unanimously recommends that you vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

i

SUMMARY

This summary highlights selected information from this document. It may not contain all the information that is important to you. We urge you to read carefully this entire document and the other documents we refer you to for a more complete understanding of the merger between Cullen/Frost and Summit. In addition, we incorporate by reference into this document important business and financial information about Cullen/Frost and Summit. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 65. Each item in this summary includes a page reference directing you to a more complete description of that item.

We Propose a Merger of Summit and Cullen/Frost (Page 21)

We propose that Summit merge with and into Cullen/Frost, with Cullen/Frost as the surviving corporation. The separate existence of Summit will terminate. Immediately following the merger, Summit’s wholly owned bank holding company subsidiary will merge with and into a wholly owned bank holding company subsidiary of Cullen/Frost. Immediately following this merger, Summit’s indirect, wholly owned bank subsidiary, Summit Bank, N.A., will merge with and into Cullen/Frost’s indirect, wholly owned bank subsidiary, The Frost National Bank. We expect to complete these mergers in the fourth quarter of 2006, although delays may occur.

You Will Receive Cash and/or Shares of Cullen/Frost Common Stock in the Merger Depending on Your Election and Subject to the Proration Provisions of the Merger Agreement (Page 35)

You will have the right to elect to receive merger consideration for each of your shares of Summit common stock in the form of cash or shares of Cullen/Frost common stock, subject to proration and adjustment in circumstances described below. You must make this election by the “election deadline,” which will be specified in the form of election that will be mailed to you after the special meeting of Summit shareholders. We will set the date of the election deadline at not more than ten business days before the anticipated time of closing of the merger. If you do not submit an election before the election deadline, you will be allocated Cullen/Frost common stock and/or cash pursuant to the procedures described under “The Merger Agreement—Merger Consideration” on page 35.

The value of the merger consideration to be received by Summit shareholders will fluctuate with the market price of Cullen/Frost common stock and will be determined in substantial part based on the average closing price on the NYSE of Cullen/Frost common stock for the five trading days immediately prior to the completion date of the merger. As explained in more detail in “The Merger Agreement—Merger Consideration” beginning on page 35, if you are a Summit shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be substantially the same based on the average Cullen/Frost closing price used to calculate the merger consideration.

Summit shareholders may specify different elections with respect to different shares that they hold (if, for example, you own 100 Summit shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares). They may also designate specific shares for exchange into either stock or cash.

The closing price of a share of Cullen/Frost common stock on the NYSE on June 30, 2006 (the last trading day before the merger was announced) was $57.30 and the closing price of a share of Summit common stock on the NASDAQ on June 30, 2006 was $21.21.

Set forth below is a table showing a hypothetical range of five-day average closing prices for a share of Cullen/Frost common stock and the corresponding merger consideration that a Summit shareholder would receive in a cash election, on the one hand, or in a stock election, on the other hand. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether you make an all cash election or an all stock election, you may nevertheless receive a mix of cash and stock due to proration and adjustment. Based on the closing price of Cullen/Frost common stock on the NYSE for the five trading days ending •, 2006, the last practicable date before the printing of this proxy statement/prospectus, the five-day average price for a share of Cullen/Frost common stock was $•.

	Cash Election:		Stock Election:
Cullen/Frost Hypothetical 5-day Average Closing Prices	Cash Consideration Per Summit Share	OR	Market Value of Stock Consideration Per Summit Share*	Number of Cullen/Frost Shares to be Received Per Summit Share
$45.00	$24.70		$24.70	0.5488
46.00	24.99		24.99	0.5433
47.00	25.28		25.28	0.5380
48.00	25.58		25.58	0.5329
49.00	25.87		25.87	0.5280
50.00	26.16		26.16	0.5233
51.00	26.46		26.46	0.5188
52.00	26.75		26.75	0.5144
53.00	27.04		27.04	0.5103
54.00	27.34		27.34	0.5063
55.00	27.63		27.63	0.5024
56.00	27.92		27.92	0.4987
57.00	28.22		28.22	0.4950
58.00	28.51		28.51	0.4916
59.00	28.80		28.80	0.4882
60.00	29.10		29.10	0.4850
61.00	29.39		29.39	0.4818
62.00	29.68		29.68	0.4788
63.00	29.98		29.98	0.4758
64.00	30.27		30.27	0.4730
65.00	30.56		30.56	0.4702
66.00	30.86		30.86	0.4675
67.00	31.15		31.15	0.4649
68.00	31.44		31.44	0.4624
69.00	31.74		31.74	0.4600
70.00	32.03		32.03	0.4576

* Based on the hypothetical five-day average closing prices of Cullen/Frost common stock.

The merger consideration to be received for each share of Summit common stock will be based on the arithmetic average of the last reported per share sales prices of Cullen/Frost common stock reported on the NYSE for the five consecutive trading days immediately prior to the completion date of the merger. Based on the average closing price of Cullen/Frost common stock on the five trading days ending •, 2006, which was $•, for each of your shares of Summit common stock you would receive either approximately $• in cash or • shares of Cullen/Frost common stock, subject to possible proration and adjustment. However, we will compute the actual amount of cash and number of shares of Cullen/Frost common stock you will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement—Merger Consideration” beginning on page 35.

The consideration to be paid to shareholders cannot be determined until the close of trading on the trading day immediately prior to the completion date of the merger. We intend to announce this amount when known.

In Order to Make an Election, You Must Properly Complete and Deliver an Election Form Before the Election Deadline Specified in the Form (Page 18)

Following the special meeting of Summit shareholders, the exchange agent will mail or deliver to holders of record a form of election and transmittal materials. You must properly complete and deliver to the exchange agent the election materials along with your stock certificates (or a properly completed notice of guaranteed delivery). Please do not send your stock certificates with your proxy card for the special meeting.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the “election deadline” specified in the form (which we will set for not more than ten business days before the anticipated time of closing). Once you tender your stock certificates to the exchange agent, you may not transfer your Summit shares, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery) before the election deadline, you will be deemed not to have made an election. As a non-electing holder, you will be paid an equivalent value per share to the amount paid per share to the holders making elections, but you may be paid all in cash, all in Cullen/Frost common stock, or in part cash and in part Cullen/Frost common stock, depending on the remaining pool of cash and Cullen/Frost common stock available for paying the merger consideration after honoring the cash elections and stock elections that other shareholders have made.

If you own shares of Summit common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

If the merger is not completed for any reason or if a shareholder revokes his or her election, any stock certificates submitted prior to that time will be returned by the exchange agent.

Treatment of Summit Stock Options (Page 33)

In the merger agreement, Summit agreed to take all action necessary to ensure that each stock option held by Summit employees, whether or not otherwise exercisable before the effective time of the merger, will be exercisable before the effective time and that each stock option not exercised or forfeited before the effective time is cancelled for no consideration.

If you hold Summit stock options and you wish to make an election as to the form of merger consideration, you must have exercised your options before the election deadline.

Tax Consequences of the Merger (Page 30)

In the opinion of Sullivan & Cromwell LLP and Bracewell & Giuliani LLP, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Cullen/Frost and Summit will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

•	If you receive solely shares of Cullen/Frost common stock and cash in lieu of a fractional share of Cullen/Frost common stock in exchange for your Summit common stock, then you generally will not recognize any gain or loss, except with respect to the cash received in lieu of a fractional share of Cullen/Frost common stock.

•	If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Summit common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Summit common stock.

•	If you receive a combination of Cullen/Frost common stock and cash, other than cash in lieu of a fractional share of Cullen/Frost common stock, in exchange for your Summit common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Summit common stock for shares of Cullen/Frost common stock and cash. If the sum of the fair market value of the Cullen/Frost common stock and the amount of cash you receive in exchange for your shares of Summit common stock exceeds the adjusted basis of your shares of Summit common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Summit common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a complete description of the material United States federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences of the Merger” on page 30. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Cullen/Frost’s Dividend Policy Will Continue After the Merger; Coordination of Dividends (Page 50)

Before the merger, Summit will coordinate with Cullen/Frost regarding dividend declarations and the related record dates and payment dates so that Summit shareholders will not receive two dividends, or fail to receive one dividend, for any single quarter.

Cullen/Frost expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of Cullen/Frost’s board of directors and may change at any time. In the second quarter of 2006, Cullen/Frost declared a dividend of $0.34 per share of Cullen/Frost common stock and Summit declared a dividend of $0.08 per share of Summit common stock. For comparison, shareholders that have made valid stock elections would therefore receive a quarterly dividend following the merger equivalent to $0.1671 per share of Summit common stock, based on Cullen/Frost’s current quarterly dividend rate of $0.34 per share and assuming for the purpose of this example that the average closing price of Cullen/Frost’s common stock on the NYSE on the five days immediately preceding the completion of the merger is $58.00. We explain the value of the merger consideration above.

The payment of dividends by Cullen/Frost or Summit on their common stock in the future, either before or after the merger is completed, is subject to the determination of our respective boards of directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

The Merger Will Be Accounted for as a Purchase (Page 33)

The merger will be treated as a purchase by Cullen/Frost of Summit under generally accepted accounting principles, or GAAP.

Summit’s Board Recommends That You Vote “FOR” the Merger (Page 22)

Summit’s board of directors believes that the merger is in the best interests of Summit and its shareholders and that the merger consideration is fair to Summit shareholders, and unanimously recommends that Summit shareholders vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

Summit’s Reasons for the Merger (Page 22)

For a discussion of the factors considered by the Summit board of directors in reaching its decision to approve the merger agreement, the merger and the transactions contemplated thereby, see “The Merger—Recommendation of Summit’s Board and Its Reasons for the Merger.”

Keefe, Bruyette & Woods, Inc. Provided an Opinion to Summit’s Board Stating that, Based Upon and Subject to the Factors and Assumptions Set Forth in the Opinion, the Merger Consideration was Fair From a Financial Point of View to Summit Shareholders (Page 23)

On July 2, 2006, the date the Summit board approved the merger, Keefe, Bruyette & Woods, Inc. (“KBW”), Summit’s financial advisor, rendered an oral opinion to Summit’s board that, as of that date and subject to a number of factors and assumptions, the consideration to Summit shareholders in the merger was fair from a financial point of view. KBW confirmed its oral opinion by delivering to the Summit board a written opinion as of the date of this proxy statement/prospectus. The full text of KBW’s written opinion is attached to this proxy statement/prospectus as Appendix B. We encourage you to read this opinion carefully and in its entirety. The KBW opinion is not a recommendation as to how any Summit shareholder should vote or act with respect to the merger.

Summit and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Summit paid KBW a cash fee of $25,000 promptly after the execution of the engagement letter. Summit has also agreed to pay KBW a fee equal to 65 basis points of the market value of the aggregate consideration at the time of consummation of the merger less any prior fees. Pursuant to the KBW engagement agreement, Summit also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

Summit’s Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page 33)

Some of Summit’s directors and executive officers have interests in the merger other than their interests as shareholders. The members of Summit’s board of directors knew about these additional interests and considered them when they adopted the merger agreement and the merger.

The following provides more detail about the payments, benefits and other interests of certain Summit directors and executive officers.

•	Summit has stock option plans for its officers and other key employees to purchase common stock of Summit. Under the merger agreement, Summit agreed to take all action necessary to ensure that each stock option granted under the plans, whether or not then otherwise exercisable, will be exercisable before the completion of the merger. Each option not exercised before the completion of the merger will be cancelled for no consideration. As of •, the executive officers as a group held options on • shares with an average exercise price of $•.

•	Under the merger agreement, Cullen/Frost has agreed to indemnify the directors and officers of Summit against liabilities arising out of actions or omissions occurring at or before the completion of the merger.

•	The merger agreement also provides that, subject to certain limitations, Cullen/Frost will maintain directors’ and officers’ liability insurance for a period of six years after the merger is completed that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that coverage currently provided by Summit.

•

In conjunction with the merger agreement, Cullen/Frost entered into employment letters with certain Summit executives, including executive officers Philip E. Norwood and Donald R. Waters. Under the employment letters, each of the executives will be employed by Cullen/Frost at least through the second anniversary of the completion of the merger, unless earlier terminated pursuant to the terms of the letter agreements. In conjunction with the employment letters, each of these executives also entered into a confidential information, non-solicitation and noncompetition agreement pursuant to which they agreed to keep confidential information confidential and, for a period of twelve (12) months following the termination of employment (twenty-four (24) months in the case of Mr. Norwood), not to solicit employees, customers and prospective customers and not to compete with the business of Cullen/Frost and its affiliates in Tarrant County, Texas.

Summit Shareholders Have Dissenters’ Rights of Appraisal (Page 51)

If you are a shareholder of Summit, you may elect to dissent from the merger by following the procedures set forth in Article 5 of the Texas Business Corporation Act (the “TBCA”) and receive the fair value of your shares of Summit common stock in cash. For more information regarding your right to dissent from the merger, please read the section titled “Dissenters’ Rights of Appraisal of Summit Shareholders,” beginning on page 51. We have also attached a copy of the relevant provisions of Article 5 of the TBCA as Appendix C to this proxy statement/prospectus.

We Have Agreed When and How Summit Can Consider Third-Party Acquisition Proposals (Page 43)

We have agreed that Summit will not initiate or solicit proposals from third parties regarding acquiring Summit or its businesses. In addition, we have agreed that Summit will not engage in negotiations with or provide confidential information to a third party regarding acquiring Summit or its businesses. However, if Summit receives an acquisition proposal from a third party, Summit can participate in negotiations with and provide confidential information to the third party if, among other steps, Summit’s board of directors concludes in good faith that the proposal is a proposal that is superior to Cullen/Frost’s merger proposal. Summit’s receipt of a superior proposal or participation in such negotiations does not give Summit the right to terminate the merger agreement.

Merger Approval Requires a Vote of 66 2/3% of Summit Outstanding Shares (Page 19)

In order to approve the merger agreement, the merger and the transactions contemplated thereby, the holders of 66 2/3% of Summit’s common shares outstanding as of •, 2006 must vote in favor of those matters. As of that date, Summit directors and executive officers and their affiliates beneficially owned about •, or approximately •%, of the shares entitled to vote at the Summit special meeting.

Summit is calling a special meeting of shareholders to consider and vote on the proposal to approve the merger agreement, other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement.

Certain Shareholders of Summit Have Agreed to Vote Their Shares “FOR” the Merger (Page 19 and Appendix A, Annex 1)

As an inducement to and condition of Cullen/Frost’s willingness to enter into the merger agreement, directors of Summit who beneficially own in the aggregate approximately 14% of Summit’s outstanding common stock entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of Summit common stock in favor of the merger agreement, other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement.

We Must Meet Several Conditions to Complete the Merger (Page 46)

Our obligations to complete the merger depend on a number of conditions being met. These include:

•	the approval of the merger agreement and the merger by Summit shareholders;

•	the listing on the NYSE of the shares of Cullen/Frost common stock to be issued in the merger;

•	the receipt of the required approvals of federal and state regulatory authorities;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

•	the receipt of legal opinions that, for United States federal income tax purposes, the merger will be treated as a reorganization and that both Summit and Cullen/Frost will be a party to that reorganization. These opinions will be based on customary assumptions and on factual representations made by Cullen/Frost and Summit and will be subject to various limitations;

•	the effectiveness of the registration statement filed with the SEC in connection with this document and there being no stop order in respect thereof;

•	the representations and warranties of the other party to the merger agreement being true and correct in all material respects, and the other party to the merger agreement having performed in all material respects all its obligations under the merger agreement; and

•	with regard to Cullen/Frost’s obligation (but not Summit’s), the number of dissenting shares must not exceed 10% of Summit’s common stock.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows us to waive the tax opinion condition, we do not currently anticipate doing so.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 49)

The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency must approve, or waive approval of, the merger and related transactions before the merger can be completed. The acquisition of Summit’s wholly owned subsidiary, SIA Insurance Agency, Inc., is subject to certain filing requirements of the Texas Department of Insurance.

We May Terminate the Merger Agreement (Page 47)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Summit’s shareholders have approved the merger agreement and the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

•	if there is a final denial of a required regulatory approval;

•	if the merger is not completed on or before May 2, 2007; or

•	if there is a continuing breach of the merger agreement by the other party, after 60 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the merger.

Also, Cullen/Frost may terminate the merger agreement:

•	if Summit’s board of directors fails to recommend approval of the merger agreement, the merger and the transactions contemplated thereby to its shareholders, or withdraws or materially and adversely modifies its recommendation;

•	if Summit’s board recommends an acquisition proposal other than the merger, or if Summit’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days;

•	if a continuing violation, breach or default has occurred under a voting agreement; or

•	if the number of dissenting shares exceeds 10% of the outstanding shares of Summit common stock.

Summit’s board of directors will have the option (subject to Cullen/Frost’s right to increase the consideration) to terminate the merger agreement during the five day period commencing two days after all requisite regulatory approvals have been received if the average closing price of Cullen/Frost common stock on the NYSE during the fifteen trading days ending on such date is less than $45.95 and (1) the ratio of such average closing price of

Cullen/Frost’s common stock over $56.00 is less than (2) the ratio of the PHLX/KBW Bank Index on such date over the PHLX/KBW Bank Index on June 30, 2006, minus 0.18. The market price of Cullen/Frost common stock on June 30, 2006, which was the last trading day before the merger was announced, was $57.30. We describe the PHLX/KBW Bank Index on page 48.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will each pay one-half of the costs and expenses that we incur in preparing, printing and mailing this document and filing fees paid in connection with the registration statement and all applications for government approvals, except fees paid to counsel, financial advisors and accountants.

The merger agreement also provides that Summit must pay Cullen/Frost a fee equal to $13,750,000 if one of the following situations occurs on or before certain specified dates:

•	Summit enters into an agreement to engage in a competing acquisition proposal with any person other than Cullen/Frost or any of Cullen/Frost’s subsidiaries;

•	Summit authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any such person or its board recommends that Summit shareholders approve or accept such competing acquisition proposal; or

•	any person, other than Cullen/Frost or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 50% or more of the outstanding shares of Summit common stock.

We May Amend or Waive Merger Agreement Provisions (Page 49)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to follow particular provisions of the merger agreement. However, we may not amend the merger agreement after Summit’s shareholders approve it if the amendment would legally require the merger agreement to be resubmitted to Summit shareholders or would violate Texas law.

Cullen/Frost may also change the structure of the merger, as long as any change does not change the amount or type of consideration to be received by Summit shareholders and the holders of options to purchase Summit common stock, does not adversely affect the timing of completion of the merger, does not adversely affect the tax consequences of the merger to Summit shareholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

The Rights of Summit Shareholders Following the Merger Will be Different (Page 61)

The rights of Cullen/Frost shareholders are governed by Texas law and by Cullen/Frost’s restated articles of incorporation and amended by-laws. The rights of Summit shareholders are also governed by Texas law, and by Summit’s restated articles of incorporation and amended and restated by-laws. Upon our completion of the merger, the rights of both shareholder groups will be governed by Texas law and Cullen/Frost’s restated articles of incorporation and amended by-laws.

Information About Cullen/Frost and Summit (Page 58)

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

Cullen/Frost is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout 12 Texas markets. Cullen/Frost and its subsidiaries offer commercial and consumer banking services, as well as trust and investment management, investment banking, insurance brokerage, leasing, asset-based lending, treasury management and item processing services. At June 30, 2006, Cullen/Frost had consolidated total assets of $11.4 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

Summit Bancshares, Inc.

3880 Hulen Street, Suite 300,

Fort Worth, Texas 76107

(817) 336-6817

Summit is a community oriented financial holding company and bank holding company with one banking subsidiary, Summit Bank, N.A., and consolidated total assets of $1.2 billion at June 30, 2006. The bank is engaged in full-service commercial and consumer banking in Tarrant County with 12 banking locations.

Special Meeting of Summit (Page 18)

Summit plans to hold its special meeting of shareholders on •, 2006, at 4:00 p.m., local time, at the Summit Bank Boardroom, located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. At the meeting you will be asked to approve the merger agreement, the merger of Summit into Cullen/Frost and the other transactions contemplated thereby.

You can vote at the Summit special meeting of shareholders if you owned Summit common stock at the close of business on •, 2006. As of that date, there were • shares of Summit common stock outstanding and entitled to vote. You can cast one vote for each share of Summit common stock that you owned on that date.

Comparative Market Value of Securities

Cullen/Frost common stock and Summit common stock are listed on the NYSE and the Nasdaq Global Market, respectively, under the symbols “CFR” and “SBIT,” respectively. The following table presents the closing prices of Cullen/Frost common stock and Summit common stock on June 30, 2006, the last trading day before we announced the merger and on •, 2006, the last practicable date before printing of proxy statement/prospectus. The table also presents the equivalent pro forma prices for Summit common stock on those dates, as determined by multiplying the closing price of Cullen/Frost common stock on those dates by 0.4940 and •, each representing the fraction of a share of Cullen/Frost common stock that Summit shareholders electing to receive Cullen/Frost common stock would receive in the merger for each share of Summit common stock, based on a hypothetical five-day average closing price of Cullen/Frost common stock equal to the actual closing price of Cullen/Frost common stock on June 30, 2006 and on •, 2006, respectively, and assuming no adjustment.

	Closing Cullen/Frost Price	Closing Summit Price	Equivalent Price Per Summit Share
June 30, 2006	$57.30	$21.21	$28.31
•, 2006	•	•	•

The value of the merger consideration to be received by Summit shareholders will depend in substantial part on the average closing price of Cullen/Frost common stock on the NYSE for the five trading days immediately prior to the completion date of the merger. The market prices of both Cullen/Frost common stock and Summit common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Cullen/Frost common stock and Summit common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Unaudited Comparative Per Share Data

The following table sets forth for Cullen/Frost and Summit certain historical, pro forma and pro forma per equivalent share financial information. The pro forma and pro forma per equivalent share information give effect to the merger as if the merger had been effective on the date presented in the case of the book value data, and as if the merger had been effective as of January 1 of the indicated period in the case of the earnings per share and the cash dividends data. The pro forma data in the table assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s historical results of operations. The per equivalent share information is presented based on a hypothetical exchange ratio of 0.4940 shares of Cullen/Frost common stock for each share of Summit common stock, exclusive of the number of Summit shares exchanged for cash. The actual exchange ratio may differ depending on the average of the closing price for Cullen/Frost common stock during the ten trading days immediately prior to the completion date of the merger. The pro forma financial adjustments record the assets and liabilities of Summit at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed.

The information in the following tables is based on historical financial information and related notes that we have presented in our prior filings with the SEC. You should read all of the summary financial information provided in the following tables together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” for a description of where you can find this historical information.

	Historical		Pro Forma Combined	Per Equivalent Summit Share (1)
	Cullen/Frost	Summit
Net income per common share for the year ended December 31, 2005
Basic	3.15	1.06	3.16	1.61
Diluted	3.07	1.04	3.08	1.57
Net income per common share for the six months ended June 30, 2006
Basic	1.74	0.48	1.72	0.79
Diluted	1.70	0.47	1.68	0.77
Common cash dividends declared
For the year ended December 31, 2005	1.16	0.28	1.16	0.57
For the six months ended June 30, 2006	0.64	0.16	0.64	0.31
Book value per common share
As of December 31, 2005	18.03	6.54	N/A	N/A
As of June 30, 2006	18.51	6.68	20.90	11.26

(1) Exclusive of 5.3 million shares of Summit common stock assumed to be exchanged for cash.

Selected Financial Data of Cullen/Frost (Historical)

The following consolidated selected financial data is derived from Cullen/Frost’s and its subsidiaries’ (collectively referred to as “Cullen/Frost’s”) audited financial statements as of and for the five years ended December 31, 2005 and from Cullen/Frost’s unaudited interim financial statements as of and for the six months ended June 30, 2006 and 2005. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes incorporated by reference into this proxy statement/prospectus. All of Cullen/Frost’s acquisitions during the periods presented were accounted for using the purchase method. Accordingly, the operating results of the acquired companies are included with Cullen/Frost’s results of operations since their respective dates of acquisition. Certain items in prior years have been reclassified to conform to the current presentation. Dollar amounts are in thousands, except per share data.

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Consolidated Statements of Income
Interest income:
Loans, including fees	$239,298	$161,032	$359,587	$249,612	$233,463	$265,514	$343,928
Securities	72,275	66,951	131,943	135,035	125,778	120,221	106,933
Interest-bearing deposits	92	51	150	63	104	172	200
Federal funds sold and resell agreements	13,913	5,149	18,147	8,834	9,601	3,991	9,784

Total interest income	325,578	233,183	509,827	393,544	368,946	389,898	460,845

Interest expense:
Deposits	67,682	32,157	78,934	39,150	37,406	55,384	118,699
Federal funds purchased and repurchase agreements	14,655	6,268	16,632	5,775	4,059	5,359	12,054
Junior subordinated deferrable interest debentures	8,406	7,142	14,908	12,143	8,735	8,735	8,735
Subordinated notes payable and other borrowings	5,427	3,435	8,087	5,038	4,988	6,647	5,531

Total interest expense	96,170	49,002	118,561	62,106	55,188	76,125	145,019

Net interest income	229,408	184,181	391,266	331,438	313,758	313,773	315,826
Provision for possible loan losses	9,039	4,575	10,250	2,500	10,544	22,546	40,031

Net interest income after provision for possible loan losses	220,369	179,606	381,016	328,938	303,214	291,227	275,795

Non-interest income:
Trust fees	31,498	28,831	58,353	53,910	47,486	47,463	48,784
Service charges on deposit accounts	38,673	38,829	78,751	87,415	87,805	78,417	70,534
Insurance commissions and fees	15,119	14,803	27,731	30,981	28,660	25,912	18,598
Other charges, commissions and fees	14,110	10,873	23,125	22,877	22,522	21,446	19,180
Net gain (loss) on securities transactions	(1)	—	19	(3,377)	40	88	78
Other	21,624	22,436	42,400	33,304	28,848	27,643	26,543

Total non-interest income	121,023	115,772	230,379	225,110	215,361	200,969	183,717

Non-interest expense:
Salaries and wages	93,569	80,454	166,059	158,039	146,622	139,227	138,347
Employee benefits	24,610	22,352	41,577	40,176	38,316	34,614	35,000
Net occupancy	16,945	14,752	31,107	29,375	29,286	28,883	29,419
Furniture and equipment	12,659	11,727	23,912	22,771	21,768	22,597	23,727
Intangible amortization	2,664	2,649	4,859	5,346	5,886	7,083	15,127
Restructuring charges	—	—	—	—	—	—	19,865
Other	49,943	48,003	99,493	89,323	84,157	79,738	78,172

Total non-interest expense	200,390	179,937	367,007	345,030	326,035	312,142	339,657
Income from continuing operations before income taxes and cumulative effect of accounting change:	141,002	115,441	244,388	209,018	192,540	180,054	119,855
Income taxes	45,775	37,390	78,965	67,693	62,039	57,821	39,749

Income from continuing operations	95,227	78,051	165,423	141,325	130,501	122,233	80,106
Loss from discontinued operations, net of tax	—	—	—	—	—	(5,247)	(2,200)
Cumulative effect of change in accounting for derivatives, net of tax	—	—	—	—	—	—	3,010

Net income	$95,227	$78,051	$165,423	$141,325	$130,501	$116,986	$80,916

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Per Common Share Data:
Basic:
Income from continuing operations	$1.74	$1.51	$3.15	$2.74	$2.54	$2.40	$1.55
Net income	1.74	1.51	3.15	2.74	2.54	2.29	1.57
Diluted:
Income from continuing operations	1.70	1.47	3.07	2.66	2.48	2.33	1.50
Net income	1.70	1.47	3.07	2.66	2.48	2.23	1.52
Cash dividends declared and paid	0.64	0.565	1.165	1.035	0.94	0.875	0.84
Book value	18.51	16.81	18.03	15.84	14.87	13.72	11.58

Common Shares Outstanding:
Period-end	55,542	52,308	54,483	51,924	51,776	51,295	51,355
Weighted-average shares—basic	54,841	51,769	52,481	51,651	51,442	51,001	51,530
Dilutive effect of stock compensation	1,275	1,331	1,322	1,489	1,216	1,422	1,818
Weighted-average shares—diluted	56,116	53,100	53,803	53,140	52,658	52,423	53,348

Performance Ratios:
Return on average assets:
Income from continuing operations	1.69%	1.60%	1.63%	1.47%	1.36%	1.46%	1.02%
Net income	1.69	1.60	1.63	1.47	1.36	1.40	1.03
Return on average equity:
Income from continuing operations	18.94	18.83	18.78	17.91	17.78	18.77	13.05
Net income	18.94	18.83	18.78	17.91	17.78	17.96	13.18
Net interest income to average earning assets	4.68	4.35	4.45	4.05	3.98	4.58	4.89
Dividend pay-out ratio	37.16	37.66	37.18	38.06	37.15	38.24	53.51

Balance Sheet Data:
Period-end:
Loans	$6,577,076	$5,588,662	$6,085,055	$5,164,991	$4,590,746	$4,518,913	$4,518,608
Earning assets	10,075,528	8,903,098	10,197,059	8,891,859	8,132,479	7,709,980	6,811,284
Total assets	11,402,813	9,950,973	11,741,437	9,952,787	9,672,114	9,536,050	8,375,461
Non-interest-bearing demand deposits	3,337,638	2,999,007	3,484,932	2,969,387	3,143,473	3,229,052	2,669,829
Interest-bearing deposits	5,740,769	5,011,597	5,661,462	5,136,291	4,925,384	4,399,091	4,428,178
Total deposits	9,078,407	8,010,604	9,146,394	8,105,678	8,068,857	7,628,143	7,098,007
Long-term debt and other borrowings	402,389	377,563	415,422	377,677	255,845	271,257	284,152
Shareholders’ equity	1,028,056	879,176	982,236	822,395	770,004	703,790	594,919
Average:
Loans	$6,424,032	$5,385,067	$5,594,477	$4,823,198	$4,497,489	$4,536,999	$4,546,596
Earning assets	9,998,377	8,681,552	8,968,906	8,352,334	8,011,081	6,961,439	6,564,678
Total assets	11,369,100	9,810,050	10,143,245	9,618,849	9,583,829	8,353,145	7,841,823
Non-interest-bearing demand deposits	3,302,295	2,882,478	3,008,750	2,914,520	3,037,724	2,540,432	2,186,690
Interest-bearing deposits	5,730,119	5,031,623	5,124,036	4,852,166	4,539,622	4,353,878	4,364,667
Total deposits	9,032,414	7,914,101	8,132,786	7,766,686	7,577,346	6,894,310	6,551,357
Long-term debt and other borrowings	406,398	377,618	387,612	363,386	264,428	275,136	200,166
Shareholders’ equity	1,013,830	835,732	880,640	789,073	733,994	651,273	614,010

Asset Quality:
Allowance for possible loan losses	$85,552	$77,103	$80,325	$75,810	$83,501	$82,584	$72,881
Allowance for possible loan losses to period-end loans	1.30%	1.38%	1.32%	1.47%	1.82%	1.83%	1.61%
Net loan charge-offs	$6,185	$3,282	$8,921	$10,191	$9,627	$12,843	$30,415
Net loan charge-offs to average loans	0.19%	0.12%	0.16%	0.20%	0.21%	0.28%	0.67%
Non-performing assets	$37,285	$41,335	$38,927	$39,116	$52,794	$42,908	$37,430
Non-performing assets to:
Total loans plus foreclosed assets	0.57%	0.74%	0.64%	0.76%	1.15%	0.95%	0.83%
Total assets	0.33	0.42	0.33	0.39	0.55	0.45	0.45

Consolidated Capital Ratios:
Tier 1 risk-based capital ratio	12.00%	12.84%	12.33%	12.83%	11.41%	10.46%	10.14%
Total risk-based capital ratio	14.65	15.82	15.05	15.99	15.01	14.16	13.98
Leverage ratio	9.39	10.06	9.62	9.18	7.83	7.25	7.21
Average shareholders’ equity to average total assets	8.92	8.52	8.68	8.20	7.66	7.80	7.83

Selected Financial Data of Summit (Historical)

The following table summarizes financial results achieved by Summit for the periods and at the dates indicated and should be read in conjunction with Summit’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Summit has previously filed with the Securities and Exchange Commission. Historical financial information for Summit can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005. See “Where You Can Find Additional Information” on page 65 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2006 and 2005 are unaudited, but management of Summit believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the six months ended June 30, 2006 and 2005 indicate results for any future period.

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Consolidated Statements of Income
Interest income:
Loans, including fees	$31,519	$23,702	$51,064	$39,018	$31,134	$31,283	$34,548
Securities	4,927	3,982	8,605	7,669	7,312	7,162	7,977
Interest-bearing deposits	11	5	14	57	5	21	380
Federal funds sold and resell agreements	21	62	278	113	76	191	1,592

Total interest income	36,478	27,751	59,961	46,857	38,527	38,657	44,497

Interest expense:
Deposits	8,206	4,984	11,663	7,677	6,810	7,881	14,967
Federal funds purchased and repurchase agreements	2,144	537	1,402	303	124	198	534
Junior subordinated deferrable interest debentures	452	334	731	344	—	—	—
Subordinated notes payable and other borrowings	953	941	1,972	1,182	503	433	26

Total interest expense	11,755	6,796	15,768	9,506	7,437	8,512	15,527

Net interest income	24,723	20,955	44,193	37,351	31,090	30,145	28,970
Provision for possible loan losses	3,100	450	1,105	1,790	880	3,140	1,755

Net interest income after provision for possible loan losses	21,623	20,505	43,088	35,561	30,210	27,005	27,215

Non-interest income:
Trust fees	146	155	331	156	—	—	—
Service charges on deposit accounts	1,922	1,972	3,938	4,248	3,443	2,934	2,400
Insurance commissions and fees	111	50	128	72	35	—	—
Other charges, commissions and fees	1,845	1,721	3,268	2,530	2,274	1,959	2,098
Net gain on securities transactions	—	—	—	32	230	165	—
Other	45	17	339	204	46	409	18

Total non-interest income	4,069	3,915	8,004	7,242	6,028	5,467	4,516

Non-interest expense:
Salaries and wages	7,861	6,973	14,865	12,648	10,628	9,033	8,686
Employee benefits	1,975	1,744	3,412	2,681	2,298	2,045	1,878
Net occupancy	1,609	1,264	2,834	2,206	1,734	1,136	1,294
Furniture and equipment	1,239	1,169	2,341	2,261	1,877	1,577	1,472
Intangible amortization	170	164	334	219	—	—	—
Other	3,566	3,496	6,872	6,175	4,916	4,518	4,935

Total non-interest expense	16,420	14,810	30,658	26,190	21,453	18,309	18,265
Income before income taxes	9,272	9,610	20,434	16,613	14,785	14,163	13,466
Income taxes	3,323	3,406	7,258	5,851	5,017	4,846	4,664

Net income	$5,949	$6,204	$13,176	$10,762	$9,768	$9,317	$8,802

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Per Common Share Data:
Basic:
Net income	$0.48	$0.50	$1.06	$0.87	$0.79	$0.75	$0.70
Diluted:
Net income	0.47	0.49	1.04	0.85	0.77	0.73	0.68
Cash dividends declared and paid	0.16	0.14	0.28	0.28	0.26	0.24	0.22
Book value	6.68	6.25	6.54	6.03	5.59	5.29	4.84

Common Shares Outstanding:
Period-end	12,604	12,421	12,444	12,359	12,305	12,317	12,526
Weighted-average shares—basic	12,503	12,398	12,414	12,326	12,322	12,448	12,636
Dilutive effect of stock compensation	255	328	296	352	313	343	306
Weighted-average shares—diluted	12,758	12,726	12,710	12,679	12,634	12,792	12,942

Performance Ratios:
Return on average assets	1.06%	1.25%	1.28%	1.16%	1.32%	1.39%	1.41%
Return on average equity	14.39	16.44	16.89	15.04	14.43	14.74	15.01
Net interest income to average earning assets	4.72	4.52	4.58	4.31	4.48	4.80	4.93
Dividend pay-out ratio	33.64	27.95	26.37	32.09	32.81	32.05	31.61

Balance Sheet Data:
Period-end:
Loans	$841,961	$721,161	$774,886	$702,619	$553,769	$469,145	$430,754
Earning assets	1,084,382	945,661	1,032,620	930,990	751,063	642,919	593,174
Total assets	1,160,731	1,008,475	1,099,735	989,117	795,478	687,733	635,956
Non-interest-bearing demand deposits	262,264	241,643	263,027	235,399	192,877	167,745	150,040
Interest-bearing deposits	643,036	562,846	615,749	556,865	448,504	414,204	393,763
Total deposits	905,300	804,489	878,776	792,264	641,381	581,949	543,803
Long-term debt and other borrowings	165,848	122,203	134,231	118,094	82,234	37,255	28,366
Shareholders’ equity	84,251	77,584	81,333	74,490	68,684	64,938	60,536
Average:
Loans	$811,917	$715,265	$729,856	$647,686	$504,520	$463,106	$402,763
Earning assets	1,061,101	938,791	967,615	869,652	697,750	629,859	587,558
Total assets	1,128,004	1,000,457	1,030,752	924,202	739,658	668,909	623,923
Non-interest-bearing demand deposits	254,588	232,361	241,735	212,482	172,784	156,868	138,880
Interest-bearing deposits	622,437	559,376	579,667	523,652	436,017	405,704	404,687
Total deposits	877,025	791,737	821,402	736,134	608,801	562,572	543,567
Long-term debt and other borrowings	162,419	128,430	126,651	112,592	60,156	39,453	18,518
Shareholders’ equity	83,369	76,091	77,995	71,577	67,673	63,189	58,650

Asset Quality:
Allowance for possible loan losses	$9,958	$10,798	$11,208	$10,187	$7,784	$6,706	$6,015
Allowance for possible loan losses to period-end loans	1.18%	1.50%	1.45%	1.45%	1.41%	1.43%	1.40%
Net loan charge-offs (recoveries)	$4,350	$(161)	$84	$641	$(198)	$2,449	$1,139
Net loan charge-offs (recoveries) to average loans	1.08%	(0.05)%	0.01%	0.10%	(0.04)%	0.53%	0.28%
Non-performing assets	$6,058	$3,372	$3,000	$2,587	$2,351	$3,403	$4,559
Non-performing assets to:
Total loans plus foreclosed assets	0.72%	0.47%	0.39%	0.37%	0.42%	0.72%	1.06%
Total assets	0.52	0.33	0.27	0.26	0.30	0.49	0.72

Consolidated Capital Ratios:
Tier 1 risk-based capital ratio	10.39%	10.34%	10.30%	10.14%	11.45%	12.16%	13.10%
Total risk-based capital ratio	11.53	11.60	11.55	11.40	12.70	13.41	14.34
Leverage ratio	7.99	7.93	7.97	7.85	8.62	8.96	9.20
Average shareholders’ equity to average total assets	7.39	7.61	7.57	7.74	9.15	9.45	9.40

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” beginning on page 68, you should carefully consider the following risk factors in deciding how to vote on the merger agreement and the merger.

Because the Market Price of Cullen/Frost Common Stock Will Fluctuate, Summit Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Summit common stock will be converted into merger consideration consisting of shares of Cullen/Frost common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Summit shareholders will be substantially based on the average closing prices of Cullen/Frost common stock on the NYSE during the five trading days ending on the day before the completion of the merger. This average price may vary from the closing price of Cullen/Frost common stock on the date we announced the merger, on the date that this proxy statement/prospectus is being mailed to Summit shareholders, and on the date of the special meeting of Summit shareholders. Any change in the market price of Cullen/Frost common stock prior to completion of the merger will affect the value of the merger consideration that Summit shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Accordingly, at the time they make their elections with respect to the merger consideration and at the time of the special meeting, Summit shareholders will not know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of Cullen/Frost common stock they would receive upon completion of the merger.

Summit Will Be Subject to Business Uncertainties and Contractual Restrictions while the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Summit and consequently on Cullen/Frost. These uncertainties may impair Summit’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Summit to seek to change existing business relationships with Summit. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Cullen/Frost. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Cullen/Frost, Cullen/Frost’s business following the merger could be harmed. In addition, the merger agreement restricts Summit from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Cullen/Frost. These restrictions may prevent Summit from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 42 of this proxy statement/prospectus for a description of the restrictive covenants to which Summit is subject.

Combining Our Two Companies May Be More Difficult, Costly or Time-Consuming than We Expect.

Cullen/Frost and Summit have operated and, until merger completion, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

The Market Price of Cullen/Frost Common Stock after the Merger May Be Affected by Factors Different from Those Affecting Summit Common Stock or Cullen/Frost Common Stock Currently.

The businesses of Cullen/Frost and Summit differ in some respects and, accordingly, the results of operations of the combined company and the market price of Cullen/Frost’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Cullen/Frost or Summit. For a discussion of the businesses of Cullen/Frost and Summit and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Summit Shareholders May Receive a Form of Consideration Different from What They Elect.

Although each Summit shareholder may elect to receive all cash, all Cullen/Frost common stock or a combination thereof in the merger, the cash and stock elections are subject to proration and adjustment to preserve the proportion of the aggregate number of Cullen/Frost shares to be issued to the aggregate cash consideration to be paid in the merger. As a result, even if you make an all cash election or an all stock election, you may nevertheless receive a mix of cash and stock consideration. In addition, if you elect to receive a combination of stock and cash, you may not receive the desired mix.

If the Market Price of Cullen/Frost Common Stock Has Declined to Certain Pre-Agreed Levels and Cullen/Frost Does Not Elect to Increase the Consideration, Summit May Terminate the Merger Agreement.

Under the merger agreement, Summit’s board of directors will have the option (subject to Cullen/Frost’s right to increase the consideration) to terminate the merger agreement during the five day period commencing two days after all requisite regulatory approvals have been received if the average closing price of Cullen/Frost common stock on the NYSE during the fifteen trading days ending on such date is less than $45.95 and (1) the ratio of such average closing price of Cullen/Frost’s common stock over $56.00 is less than (2) the ratio of the PHLX/KBW Bank Index on such date over the PHLX/KBW Bank Index on June 30, 2006, minus 0.18. The market price of Cullen/Frost common stock on June 30, 2006, which was the last trading day before the merger was announced, was $57.30. We describe the PHLX/KBW Bank Index on page 48.

As a result, even if the merger agreement and the merger are approved by Summit’s shareholders, the merger may not ultimately be completed. Although the Cullen/Frost board has the ability to increase the merger consideration and the Summit board has the power to terminate the merger agreement and abandon the merger if the condition discussed above does not occur, there is no obligation of either board to exercise such powers.

If You Tender Shares of Summit Common Stock to Make an Election (or Follow the Procedures for Guaranteed Delivery), You Will Not Be Able to Sell those Shares, Unless You Revoke Your Election prior to the Election Deadline.

Following the special meeting of Summit shareholders, you will receive an election form and other materials relating to your right to elect the form of merger consideration under the merger agreement and will be requested to send to the exchange agent your Summit stock certificates (or follow the procedures for guaranteed delivery) together with the properly completed election form. If you want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent by the election deadline, which will be specified in the form of election.

We will set the election deadline for not more than ten business days before the anticipated time of closing. If you hold Summit stock options and you wish to make an election as to the form of merger consideration, you must have exercised your options before the election deadline.

You will not be able to sell any shares of Summit common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Summit common stock for any reason until you receive cash and/or Cullen/Frost common stock in the merger. In the time between delivery of your shares and the completion of the merger, the trading price of Summit or Cullen/Frost common stock may decrease, and you might otherwise want to sell your shares of Summit to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or Impose Conditions that Are Not Presently Anticipated.

The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency must approve, or waive the approval of, the merger. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws.

There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. Consummation of the acquisition of Summit’s wholly owned subsidiary, SIA Insurance Agency, Inc., by Cullen/Frost also requires prior notice to the Texas Department of Insurance.

The merger agreement permits Cullen/Frost to make acquisitions and dispositions and to issue capital stock in connection therewith if such transactions do not present a material risk that the completion of the merger will be materially delayed or that any required regulatory approvals will be materially more difficult to obtain.

Some of the Directors and Executive Officers of Summit May Have Interests and Arrangements that May Have Influenced their Decisions to Support or Recommend that You Approve the Merger.

The interests of some of the directors and executive officers of Summit may be different from those of Summit shareholders, and directors and officers of Summit may be participants in arrangements that are different from, or in addition to, those of Summit shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Interests of Summit Directors and Executive Officers in the Merger” beginning on page 33.

The Merger Agreement Limits Summit’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains provisions that limit Summit’s ability to discuss competing third-party proposals to acquire all or a significant part of Summit. These provisions, which include a $13,750,000 termination fee, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Summit from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Summit than it might otherwise have proposed to pay.

We May Fail to Realize the Cost Savings Estimated For the Merger.

Cullen/Frost estimates that approximately $9.9 million of annual cost savings would be realized from the merger when fully phased in. While Cullen/Frost continues to be comfortable with these estimates as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Cullen/Frost’s business may require Cullen/Frost to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Cullen/Frost and Summit in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Cullen/Frost is not able to combine successfully our two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The Shares of Cullen/Frost Common Stock To Be Received by Summit Shareholders as a Result of the Merger Will Have Different Rights from the Shares of Summit Common Stock.

The rights associated with Summit common stock are different from the rights associated with Cullen/Frost common stock. See the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights” on page 61 for a discussion of the different rights associated with Cullen/Frost common stock.

If the Merger Is Not Consummated by May 2, 2007, Either Cullen/Frost or Summit May Choose Not to Proceed with the Merger.

Either Cullen/Frost or Summit may terminate the merger agreement if the merger has not been completed by May 2, 2007, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

SUMMIT SPECIAL MEETING

This section contains information from Summit for Summit shareholders about the special meeting Summit has called to consider and approve the merger agreement, the merger and the other transactions contemplated thereby. We are mailing this proxy statement/prospectus to you, as a Summit shareholder, on or about •, 2006. Together with this proxy statement/prospectus, we are also sending to you a notice of the Summit special meeting and a form of proxy card that our board is soliciting for use at the special meeting of Summit shareholders and at any adjournments or postponements of the meeting. The special meeting will be held on •, 2006, at 4:00 p.m. local time, at the Summit Bank Boardroom, located at 3880 Hulen Street, Suite 300, Fort Worth, Texas.

This proxy statement/prospectus is also being furnished by Cullen/Frost to Summit shareholders as a prospectus in connection with the issuance of shares of Cullen/Frost common stock upon consummation of the merger.

Matters To Be Considered

The only matter to be considered at the Summit special meeting is the approval of the merger agreement, other matters required to be approved or adopted to effect the merger, and any other transactions contemplated by the merger agreement. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Summit could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the merger.

Record Date

The Summit board has fixed the close of business on •, 2006, as the record date for determining the Summit shareholders entitled to receive notice of and to vote at the special meeting. Only Summit shareholders of record as of the record date are entitled to notice of and to vote at the special meeting. As of the record date, • shares of Summit common stock were issued and outstanding and held by approximately • record holders. Summit shareholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of Summit common stock held of record at the close of business on the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Summit common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present but shares represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as “broker non-votes”, will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

Action Required

Approval of the merger agreement and the merger requires the affirmative vote of Summit shareholders of at least 66 2/3% of the outstanding shares of Summit common stock. The merger agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of Cullen/Frost common stock under the TBCA or the rules of the NYSE.

As of the record date, Summit directors and executive officers and their affiliates held • shares (or approximately •% of the outstanding shares) of Summit common stock entitled to vote at the special meeting. Ten Summit directors, holding in aggregate 1,790,803 shares of Summit common stock (or approximately 14% of the outstanding shares), have signed voting agreements with Cullen/Frost agreeing to vote for the merger agreement; the other Summit director and other executive officers have advised Summit that they will vote in favor of the merger agreement.

As of the record date, Cullen/Frost held no shares of Summit common stock (other than shares held as fiduciary, custodian or agent as described below) and none of its directors and executive officers or their affiliates held any shares of Summit common stock. See “The Merger—Interests of Certain Persons in the Merger”. Subsidiaries of Cullen/Frost, as fiduciaries, custodians or agents, held a total of approximately • shares of Summit common stock, representing approximately •% of the shares entitled to vote at the Summit special meeting, and maintained sole or shared voting power over approximately • of these shares.

Solicitation

Proxies are being solicited by the Summit board from Summit shareholders. Shares of Summit common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted “FOR” approval of the merger agreement, the merger and the other transactions contemplated thereby and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy that is voted against the proposal to approve the merger agreement, the merger and the transactions contemplated thereby will be voted in favor of any such adjournment or postponement.

Proxies

A Summit shareholder who has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Philip E. Norwood, Chairman of the Board of Summit, or

(ii) properly submitting to Summit a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Summit as follows: 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, Attention: Philip E. Norwood, Chairman of the Board.

Recommendation of Summit’s Board

All Summit directors present at a special meeting convened for this purpose have adopted the merger agreement and the merger. The Summit board believes that these items and the transactions they contemplate are in the best interests of Summit and its shareholders, and unanimously recommends that Summit shareholders vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

See “Recommendation of Summit’s Board and Its Reasons for the Merger” beginning on page 22 for a more detailed discussion of the Summit board’s recommendation with regard to the merger agreement, the merger and the transactions contemplated thereby.

THE MERGER

The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement and the financial advisor opinion attached as Appendices to this document, for a more complete understanding of the merger.

Summit’s board of directors has adopted the merger agreement and the merger. The merger agreement provides for combining our companies through the merger of Summit with and into Cullen/Frost, with Cullen/Frost as the surviving corporation. The separate existence of Summit will terminate. Immediately following the merger, Summit’s wholly owned bank holding company subsidiary will merge with and into a wholly owned bank holding company subsidiary of Cullen/Frost. Immediately following this merger, Summit Bank, N.A., Summit’s indirect, wholly owned bank subsidiary will merge with and into The Frost National Bank, an indirect, wholly owned subsidiary of Cullen/Frost. We expect to complete the mergers in the fourth quarter of 2006, although delays may occur.

Summit shareholders can elect to receive shares of Cullen/Frost common stock or cash, subject to potential proration and adjustment, for each share of Summit common stock upon completion of the merger. Shares of Cullen/Frost common stock issued and outstanding at the completion of the merger will remain outstanding and those stock certificates will be unaffected by the merger. Cullen/Frost’s common stock will continue to trade on the NYSE following the merger under the Cullen/Frost Bankers, Inc. name with the symbol “CFR”.

Please see “The Merger Agreement” beginning on page 35 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

During the last several years, there have been significant developments in the banking and financial services industry. These developments have included an increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of the business of financial institutions.

Mindful of these factors, the board and management of Summit have periodically reviewed and updated strategic plans for Summit. As part of this ongoing process, Summit has historically received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its shareholders, Summit has considered such inquiries and evaluated them with respect to the level and form of consideration proposed and the seriousness and specificity that has been conveyed to Summit in terms of consideration, as well as the expected future operation of Summit and other considerations and factors deemed relevant by Summit in formulating its business plan with the intent to provide maximum value to its shareholders. As the nature of banking has become increasingly competitive, larger organizations have demonstrated a willingness to pay a premium for a franchise in high-growth markets, such as Fort Worth and Tarrant County. In considering the market conditions, Summit believed it would be beneficial to employ an investment banking firm experienced in the area of financial institution mergers and acquisitions to assist Summit in evaluating any expression of interest with respect to the maximization of shareholder value and the impact on customers.

Summit and Cullen/Frost have a long standing business and banking relationship that began in the mid 1990s. Cullen/Frost has been the primary upstream correspondent bank for Summit and its subsidiaries along with providing lines of credit to Summit and its subsidiaries for operating purposes. In both 2000 and 2003, Cullen/Frost expressed interest in acquiring Summit, but at those times did not make a formal offer. During the period from August 2005 to December 2005, Cullen/Frost made several specific offers to acquire Summit. In

November 2005, the board of directors retained Keefe, Bruyette & Woods, Inc. (“KBW”) to assist and advise Summit in evaluating acquisition proposals by Cullen/Frost. Each offer was considered by the Merger & Acquisition Committee of the board of directors and/or the board of directors of Summit and determined not to be in the best interests of the shareholders of Summit at that time.

On June 12, 2006, Cullen/Frost again contacted Summit with a renewed expression of interest in acquiring Summit. As a result of this contact, Summit’s board of directors again engaged KBW to represent Summit in discussions with Cullen/Frost related to the proposed acquisition of Summit by Cullen/Frost. On June 22, 2006, representatives of KBW met with representatives of Cullen/Frost and exchanged information regarding Summit and Cullen/Frost. Subsequently, Cullen/Frost made a definitive offer to acquire Summit, which KBW presented to the board of directors of Summit on June 27, 2006. On that date, the board of directors of Summit authorized management of Summit, together with legal counsel and KBW, to proceed with the negotiation of a definitive acquisition agreement containing the terms as presented to the board of directors.

As a result of this process, Summit and Cullen/Frost commenced extensive negotiations regarding the terms of a definitive agreement. From June 29 through July 2, Cullen/Frost completed its due diligence evaluation of Summit and the merger agreement was negotiated and finalized.

On July 2, 2006, the Summit board of directors held a special meeting to review the terms of the merger agreement and related agreements that had been negotiated with Cullen/Frost. KBW made a presentation to the board of directors on the proposed transaction and the results of various financial analyses KBW had prepared in connection with the proposed transaction. KBW then orally delivered its opinion that the merger consideration was fair to Summit shareholders from a financial point of view. Representatives of Bracewell & Giuliani LLP, Summit’s outside legal counsel, then reviewed the material terms set forth in the merger agreement and related agreements that had been negotiated with Cullen/Frost.

Following these presentations, Summit’s board considered the financial performance, stock performance, market position, growth prospects and other matters regarding Cullen/Frost. The board evaluated Cullen/Frost’s offer in relation to the then current market value of the Summit common stock and management’s estimate of the future value of the Summit stock as an independent entity. Following a thorough discussion, including the matters listed below, the Summit board of directors determined that the merger pursuant to the merger agreement would be in the best interests of Summit and its shareholders. As a result, the members of Summit’s board present unanimously approved the proposed merger and the merger agreement and instructed management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of Summit.

On July 2, 2006, Summit and Cullen/Frost entered into the merger agreement and on July 3, 2006, the parties issued a joint press release announcing the proposed merger.

Summit’s Reasons for the Merger and Recommendations of the Board of Summit

The Summit board of directors believes that the merger is in the best interests of Summit and its shareholders. Accordingly, all members of the Summit board present at a special meeting convened for this purpose approved the merger agreement and the board unanimously recommends that Summit shareholders vote FOR the proposal to approve the merger agreement.

In approving the merger agreement, the Summit board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. Summit believes that combining with Cullen/Frost will create a stronger and more diversified company that will provide significant benefits to Summit’s shareholders and customers alike. The terms of the merger agreement, including the consideration to be paid to Summit shareholders, were the result of arm’s length negotiations between representatives of Cullen/Frost and Summit. In evaluating whether to merge with Cullen/Frost, Summit’s board of directors considered a number of factors, including, without limitation, the following:

•	the current financial services industry environment, including increased competition, consolidation trends and the potential effects of the continued rising rate environment;

•	the additional capital, liquidity and resources needed for Summit’s operations to continue to grow;

•	the business, financial condition and results of operations for Cullen/Frost and future prospects for Cullen/Frost and its capital stock based on management’s examination of Cullen/Frost’s past performance and current financial condition;

•	the per share merger consideration having a value of approximately $28.31 based on the recent closing price of Cullen/Frost stock, in the form of stock, cash or a combination of the two, which represents a 4.90 multiple of tangible book value, a 28.3 multiple of twelve months trailing earnings and a 31.8% premium to the recent closing price of a share of Summit common stock on June 26, 2006 of $21.25;

•	deal protection in the form of a “walk away” if Cullen/Frost’s stock price falls below certain levels;

•	KBW’s review and analysis of comparable transactions and valuations of recent transactions;

•	KBW’s opinion that the consideration to be paid by Cullen/Frost is fair to Summit’s shareholders from a financial point of view;

•	the compatibility of Cullen/Frost’s management team with that of Summit and the general strategic fit of the entities;

•	the tax free nature of the common stock portion of the merger consideration to Summit shareholders for federal income tax purposes;

•	the non-economic terms of the transaction, including the impact on existing customers and employees;

•	the enhanced liquidity provided by shares of Cullen/Frost common stock;

•	the historical dividends paid by Cullen/Frost on its common stock;

•	the ability of Cullen/Frost, as an experienced and successful acquirer of financial institutions, to integrate the operations of Summit;

•	the likelihood that the transaction will be approved by regulatory authorities; and

•	the ability of Cullen/Frost to pay the cash portion of the merger consideration.

The above discussion of the information and factors considered by the Summit board is not intended to be exhaustive, but includes the material factors the Summit board considered. In reaching its determination to approve and recommend the merger, the Summit board did not assign any relative or specific weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, the board of directors of Summit believes that the merger is in the best interest of Summit and its shareholders. The directors of Summit present at the meeting therefore unanimously approved the merger and the merger agreement and the board unanimously recommends that the Summit shareholders vote FOR the approval of the merger agreement.

Opinion of Summit’s Financial Advisor

The fairness opinion of Summit’s financial advisor, KBW, is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Summit. You should not rely on any of these statements as having been made or adopted by Summit or Cullen/Frost.

Summit engaged KBW to render financial advisory and investment banking services to Summit. KBW agreed to assist Summit in assessing the fairness, from a financial point of view, of the merger with Cullen/Frost to the shareholders of Summit. Summit selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Summit and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Summit board held on July 2, 2006, at which the Summit board evaluated the proposed merger with Cullen/Frost. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion that, as of such date, the consideration to Summit shareholders in the merger was fair from a financial point of view. The Summit board approved the merger agreement at this meeting.

KBW has confirmed its oral opinion by delivering to the Summit board a written opinion dated the date of this proxy statement/prospectus, which opinion reflects certain changes to the per share consideration described in the paragraph “Summary of Proposal” below. In rendering its updated opinion, KBW confirmed the appropriateness of its reliance on the analyses used to render the earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Summit’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of its date. The opinion is directed to the Summit board and addresses only the fairness, from a financial point of view, of the consideration offered to the Summit shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Summit shareholder as to how the shareholder should vote at the Summit special meeting on the merger agreement or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Cullen/Frost,

•	Quarterly Reports on Form 10-Q of Cullen/Frost,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Summit, and

•	Quarterly Reports on Form 10-Q of Summit;

•	held discussions with members of senior management of Summit and Cullen/Frost regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Summit and Cullen/Frost and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the managements of Summit and Cullen/Frost as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Cullen/Frost and Summit are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Cullen/Frost or Summit, nor did it examine or review any individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the conversion of Summit’s common stock into Cullen/Frost common stock will be tax-free for Cullen/Frost and Summit. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Summit common stock or shares of Cullen/Frost common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Summit and Cullen/Frost. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Summit board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Summit board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Summit board on July 2, 2006, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Summit board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.    Pursuant to the terms of the merger agreement, Summit shareholders will have the right, subject to proration, to elect to receive cash or Cullen/Frost common stock, in either case having a value equal to $11.4996 plus 0.2933 Cullen/Frost shares. Holders of Summit stock options are required to exercise their stock options in order to receive the consideration or their stock options will be cancelled. Based on Cullen/Frost’s closing stock price on June 30, 2006 of $57.30 and based on the exercise of all stock options, the consideration represented a value of $28.31 per share to Summit or $363.4 million in aggregate after deducting proceeds from the exercise of stock options.

Selected Peer Group Analysis.    KBW compared the financial performance and market performance of Cullen/Frost and Summit to those of a group of comparable bank holding companies in Texas with assets between $1.0 billion and $11.0 billion.

Companies included in the peer group were:

International Bancshares Corp.	First Financial Bankshares, Inc.
Prosperity Bancshares, Inc.	Southside Bancshares, Inc.
Sterling Bancshares, Inc.	Texas United Bancshares, Inc.
Texas Capital Bancshares, Inc.	MetroCorp Bancshares, Inc.

To perform this analysis, KBW used the financial information as of and for the quarter ended March 31, 2006. Market price information was as of June 30, 2006, and 2006 and 2007 earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

KBW’s analysis showed the following concerning Cullen/Frost’s and Summit’s financial performance:

	Cullen/Frost	Summit	Peer Group Average	Peer Group Median
Core Return on Average Assets	1.65%	0.87%	1.14%	1.11%
Core Return on Average Equity	18.60	11.75	12.91	11.93
Net Interest Margin	4.63	4.62	4.05	4.18
Fee Income / Revenue	35.1	13.5	24.1	25.0
Efficiency Ratio	56.4	57.6	61.7	64.5

KBW’s analysis showed the following concerning Cullen/Frost’s and Summit’s financial condition:

	Cullen/Frost	Summit	Peer Group Average	Peer Group Median
Equity / Assets	8.73%	7.34%	8.81%	8.70%
Tangible Equity / Tangible Assets	6.56	6.41	5.82	6.14
Loans / Deposits	69.4	90.9	73.8	74.8
Loan Loss Reserve / Loans	1.29	1.62	1.18	1.12
Nonperforming Assets / Loans + OREO	0.63	1.43	0.55	0.34
Net Charge-Offs / Average Loans	0.16	0.06	0.11	0.05

KBW’s analysis showed the following concerning Cullen/Frost’s and Summit’s market performance:

	Cullen/Frost		Summit		Peer Group Average		Peer Group Median
Stock Price / Book Value per Share	3.12	x	3.21	x	2.29	x	2.37	x
Stock Price / Tangible Book Value per Share	4.26		3.72		3.65		3.47
Stock Price / 2006 Estimated GAAP EPS	16.7		19.4		18.0		18.9
Stock Price / 2007 Estimated GAAP EPS	15.3		16.1		15.9		16.6
Dividend Yield	2.4%		1.5%		1.6%		1.4%
2006 Dividend Payout Ratio	39.6		29.3		25.3		21.5

Comparable Transaction Analysis.    KBW reviewed certain financial data related to selected comparably sized acquisitions of banks and bank holding companies announced after January 1, 2003, with headquarters in Texas and with aggregate transaction values greater than $25 million. The transactions included in this group of acquired companies in Texas were:

ACQUIROR	ACQUIREE
Banco Bilbao Vizcaya Argentaria, S.A.	State National Bancshares, Inc.
Banco Bilbao Vizcaya Argentaria, S.A.	Texas Regional Bancshares, Inc.
Trustmark Corporation	Republic Bancshares of Texas, Inc.
Texas United Bancshares Inc.	Northwest Bancshares, Inc.
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas
Compass Bancshares, Inc.	TexasBanc Holding Company
Cullen/Frost Bankers, Inc.	Texas Community Bancshares, Inc.
Sterling Bancshares, Inc.	Prestonwood Bancshares, Inc.
Zions Bancorporation	Amegy Bancorporation, Inc.
State National Bancshares, Inc.	Heritage Financial Corporation
Texas United Bancshares, Inc.	Gateway Holding Company, Inc.
Cullen/Frost Bankers, Inc.	Horizon Capital Bank
Wells Fargo & Company	First Community Capital Corp.
Southwest Bancorp. of Texas	Klein Bancshares, Incorporated
State National Bancshares, Inc.	Mercantile Bank Texas
Southwest Bancorp of Texas	Reunion Bancshares, Inc.
Adam Corporation Group	Beltline Bancshares Inc.
Prosperity Bancshares, Inc.	MainBancorp, Incorporated
Inwood Bancshares, Inc.	WB&T Bancshares, Inc.

KBW also reviewed certain financial data related to selected comparably sized acquisitions of banks and bank holding companies announced after January 1, 2004, with headquarters anywhere in the U.S. and with aggregate transaction values between $200 million and $500 million. The transactions included in this nationwide group of acquired companies were:

ACQUIROR	ACQUIREE
Banco Bilbao Vizcaya Argentaria, S.A.	State National Bancshares, Inc.
First Community Bancorp	Community Bancorp, Inc.
MB Financial, Inc.	First Oak Brook Bancshares, Inc.
TD Banknorth Inc.	Interchange Financial Services Corp.
Trustmark Corporation	Republic Bancshares of Texas, Inc.
Umpqua Holdings Corporation	Western Sierra Bancorp
First Community Bancorp	Foothill Independent Bancorp
First Midwest Bancorp, Inc.	Bank Calumet, Inc.
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.
Rabobank Nederland	Central Coast Bancorp

ACQUIROR	ACQUIREE
New York Community Bancorp, Inc.	Atlantic Bank of New York
Compass Bancshares, Inc.	TexasBanc Holding Company
Fulton Financial Corporation	Columbia Bancorp
Associated Banc-Corp	State Financial Services Corporation
Mercantile Bankshares Corporation	Community Bank of Northern Virginia
Community Banks, Inc.	PennRock Financial Services Corp.
Colonial BancGroup, Inc.	Union Bank of Florida
Centennial Bank Holdings, Inc.	Guaranty Corporation
BNP Paribas Group	USDB Bancorp
Central Pacific Financial Corp.	CB Bancshares, Inc.
First National Bankshares of FL, Inc.	Southern Community Bancorp
Umpqua Holdings Corporation	Humboldt Bancorp
BMO Financial Group	New Lenox Holding Company
International Bancshares Corporation	Local Financial Corporation
Sky Financial Group Inc.	Second Bancorp Incorporated

Transaction multiples for the merger were derived from $28.31 (based upon Cullen/Frost’s closing share price on June 30, 2006) per share price for Summit. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Cullen/Frost/ Summit Transaction		Comparable Texas Transaction Average		Comparable Texas Transaction Median
Deal Price / Trailing 12 Months Earnings per Share	28.6	x	25.7	x	24.6	x
Deal Price / Estimated Earnings per Share	26.0		21.7		22.5
Deal Price / Book Value per Share	4.29		3.07		3.16
Deal Price / Tangible Book Value per Share	4.96		3.48		3.26
Core Deposit Premium	37.6%		25.1%		26.4%

	Cullen/Frost/ Summit Transaction		Comparable Nationwide Transaction Average		Comparable Nationwide Transaction Median
Deal Price / Trailing 12 Months Earnings per Share	28.6	x	22.7	x	23.2	x
Deal Price / Estimated Earnings per Share	26.0		20.1		19.1
Deal Price / Book Value per Share	4.29		2.86		2.69
Deal Price / Tangible Book Value per Share	4.96		3.28		3.25
Core Deposit Premium	37.6%		26.5%		27.7%

No company or transaction used as a comparison in the above analysis is identical to Summit, Cullen/Frost or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis.    KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Cullen/Frost and Summit. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Cullen/Frost. In the course of this analysis, KBW used earnings estimates for Cullen/Frost for 2006 and 2007 from a nationally recognized earnings estimate consolidator and assumed 11% earnings growth in 2008 and 2009, and used earnings estimates for Summit for 2006 and 2007 from a nationally recognized earnings estimate consolidator and assumed 10% earnings growth in 2008 and 2009. This analysis indicated that the merger is expected to be accretive to Cullen/Frost’s estimated earnings per share in 2007, 2008 and 2009, and accretive to cash earnings per share in 2007, 2008 and 2009.

Cash earnings were estimated by adding the anticipated core deposit intangible amortization expense to GAAP earnings. The analysis also indicated that the merger is expected to be accretive to book value per share and dilutive to tangible book value per share for Cullen/Frost and that Cullen/Frost would maintain well capitalized capital ratios and thus will have the financial ability to execute the merger. This analysis was based on certain assumptions provided by Cullen/Frost and Summit with regard to cost savings, merger related charges and the amortization of intangibles. For all of the above analyses, the actual results achieved by Cullen/Frost following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Summit could provide to equity holders through 2010 on a stand-alone basis, excluding the effects related to the merger. In performing this analysis, KBW used earnings estimates for Summit for 2006 and 2007 from a nationally recognized earnings estimate consolidator and applied a range of long-term growth rates from 9.0% to 14.0% thereafter. The range of values was determined by adding (1) the present value of projected cash dividends to Summit shareholders from 2006 to 2010, assuming $0.08 in quarterly dividend payments in 2006, $0.09 in quarterly dividend payments in 2007, and annualized dividends increasing by the growth rate of earnings thereafter and (2) the present value of the terminal value of Summit’s common stock. In calculating the terminal value of Summit, KBW applied multiples ranging from 14.0x to 20.0x to 2011 forecasted earnings. The dividend stream and the terminal value were discounted back to present value terms using discount rates ranging from 10.0% to 14.0%, which KBW viewed as appropriate for a company with Summit’s risk characteristics. This resulted in a range of values of Summit from $16.28 to $26.57 per share.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Summit.

Other Analyses.    KBW reviewed the relative financial and market performance of Summit and Cullen/Frost to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Cullen/Frost.

The Summit board has retained KBW as an independent contractor to act as financial adviser to Summit regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Summit and Cullen/Frost. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Summit and Cullen/Frost for KBW’s own account and for the accounts of its customers.

Miscellaneous

Summit and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Summit paid KBW a cash fee of $25,000 promptly after the execution of the engagement letter. Summit has also agreed to pay KBW a fee equal to 65 basis points of the market value of the aggregate consideration at the time of consummation of the merger less any prior fees. Pursuant to the KBW engagement agreement, Summit also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Material Federal Income Tax Consequences of the Merger

The following discussion (including the limitations and qualifications set forth therein) is based on the opinion of Bracewell & Giuliani LLP received by Summit and the opinion of Sullivan & Cromwell LLP received by Cullen/Frost, in each case, in connection with the filing of the registration statement of which this document is a part.

This discussion addresses the material United States federal income tax consequences of the merger to holders of Summit common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Summit stockholders that hold their Summit common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Summit common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	shareholders who acquired their shares of Summit common stock through the exercise of an employee stock option or otherwise as compensation.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

Each holder of Summit common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because each Summit stockholder may receive a mix of cash and stock regardless of whether such holder makes a cash election or stock election, it will not be possible for holders of Summit common stock to determine the specific tax consequences of the merger to them at the time of making the election.

The completion of the merger is conditioned upon the delivery by each of Bracewell & Giuliani LLP, counsel to Summit, and Sullivan & Cromwell LLP, counsel to Cullen/Frost, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion and certificates to be obtained from officers of Summit and Cullen/Frost, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each of Cullen/Frost and Summit will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Summit nor Cullen/Frost intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the United States federal income tax consequences of the merger could be adversely affected.

In addition, in connection with the filing of the registration statement of which this document is a part, Summit has received the opinion of Bracewell & Giuliani LLP and Cullen/Frost has received the opinion of Sullivan & Cromwell LLP, each stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Cullen/Frost and Summit will be a party to the reorganization within the meaning of Section 368(b) of the Code.

The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Summit common stock for cash, Cullen/Frost common stock or a combination of cash and Cullen/Frost common stock.

Exchange Solely for Cash.    In general, if, pursuant to the merger, a holder exchanges all of the shares of Summit common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Summit common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Summit common stock surrendered is more than one year at the effective time of the merger. If, however, the holder constructively owns shares of Summit common stock that are exchanged for shares of Cullen/Frost common stock in the merger or owns shares of Cullen/Frost common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading “—Exchange for Cullen/Frost Common Stock and Cash.”

Exchange Solely for Cullen/Frost Common Stock.    If, pursuant to the merger, a holder exchanges all of the shares of Summit common stock actually owned by it solely for shares of Cullen/Frost common stock, that holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of Cullen/Frost common stock (as discussed below). The aggregate adjusted tax basis of the shares of Cullen/Frost common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Summit common stock surrendered for the Cullen/Frost common stock, and a holder’s holding period of the Cullen/Frost common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Summit common stock were held.

Exchange for Cullen/Frost Common Stock and Cash.    If, pursuant to the merger, a holder exchanges all of the shares of Summit common stock actually owned by it for a combination of Cullen/Frost common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Cullen/Frost common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Summit common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange. Holders should consult their tax advisors regarding the manner in which cash and Cullen/Frost common stock should be allocated among different blocks of Summit common stock. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the Summit common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of Cullen/Frost common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Summit common stock for a combination of Cullen/Frost common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Summit common stock surrendered for Cullen/Frost common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Cullen/Frost common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. A holder’s holding period of the Cullen/Frost common stock (including fractional shares deemed received and redeemed as described below) will include such holder’s holding period of the shares of Summit common stock surrendered.

Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Cullen/Frost. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Summit common stock solely for Cullen/Frost common stock and then Cullen/Frost immediately redeemed, which we refer to in this document as the “Deemed Redemption,” a portion of the Cullen/Frost common stock in exchange for the cash the holder actually received. The gain recognized in the Deemed Redemption will be treated as capital gain if the Deemed Redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The Deemed Redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the Deemed Redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed Redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Cullen/Frost. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Cullen/Frost that the holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of Cullen/Frost that is actually and constructively owned by the holder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share.    A holder who receives cash instead of a fractional share of Cullen/Frost common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share of Cullen/Frost common stock and the portion of the holder’s aggregate adjusted tax basis of the shares of Summit common stock exchanged in the merger that is allocable to the fractional share of Cullen/Frost common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Summit common stock is more than one year at the effective time of the merger.

Reporting Requirements.    A holder of Summit common stock receiving Cullen/Frost common stock as a result of the merger is required to retain records related to such holder’s Summit common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

Backup Withholding and Information Reporting.    Payments of cash to a holder of Summit common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to Cullen/Frost and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Accounting Treatment

Cullen/Frost will account for the merger as a purchase by Cullen/Frost of Summit under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Summit’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Summit will be included in Cullen/Frost’s results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

Stock Incentive Programs

Summit maintains the following three stock incentive plans, pursuant to which officers and other key employees of Summit have been granted stock options to purchase Summit common stock: the 1993 Incentive Stock Option Plan of Summit Bancshares, Inc., the 1997 Incentive Stock Option Plan of Summit Bancshares, Inc. and the 2006 Long Term Incentive Plan of Summit Bancshares, Inc. The aggregate number of shares of common stock subject to outstanding options as of the date hereof under the (i) 1993 plan is 14,000, (ii) the 1997 plan is 406,750 and (iii) the 2006 plan is 1,500.

Under the merger agreement, Summit agreed to take all action necessary to ensure that each stock option granted under the plans will be exercised before the completion of the merger. Each option not exercised before the completion of the merger would be cancelled for no consideration. As of •, the officers as a group held options that would not otherwise be exercisable in 2006 on • shares with an average exercise price of $•.

Stock option holders that wish to make an election as to the form of merger consideration to be received in connection with the merger must have exercised their options before the election deadline.

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, Cullen/Frost will indemnify, defend and hold harmless the directors and officers of Summit (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Summit’s articles of incorporation to the extent permitted by law.

The merger agreement also provides that for a period of six years after the merger is completed, Cullen/Frost will maintain directors’ and officers’ liability insurance that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that coverage currently provided by Summit, provided that the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the merger agreement.

Employment Letters

In conjunction with the merger agreement, Cullen/Frost entered into employment letters with Summit executives, including executive officers Philip E. Norwood and Donald R. Waters. Under the employment letters, each of the executives will be employed by Cullen/Frost through at least the second anniversary of the completion of the merger, unless earlier terminated pursuant to the terms of the letter agreements. The following chart summarizes the material terms of the letter agreements with Messrs. Norwood and Waters:

Name	Title	Base Salary	Retention Bonus Amount	Severance Amount
Norwood	Regional President—Tarrant County	$375,000	$250,000	2 x Base Salary

Waters	Senior President	$210,000	$120,000	18 months Base Salary, plus 3-year average bonus

In addition to the foregoing terms, Mr. Norwood’s letter agreement provides for an up-front stock option grant at closing to purchase 25,000 shares of Cullen/Frost common stock. The options will have a 10-year term and will vest in 25% installments on each of the first four anniversaries of the grant date, and will also become fully vested if the severance amount described above becomes payable. Mr. Norwood’s letter agreement also provides for a 2006 annual bonus equal to $100,000, payable in February 2007, and a target bonus thereafter equal to 30% of then current base salary. Mr. Waters is eligible to participate in Cullen/Frost’s Relationship Manager Performance Measurement Incentive Program on the same basis as similarly situated employees. The severance amounts set forth above become payable if the executive’s employment is terminated during the term of the letter agreement by Cullen/Frost without Cause (as defined in the letter agreement) or by the executive for Good Reason (as defined in the letter agreement). Mr. Waters’s (but not Mr. Norwood’s) severance amount will be reduced to the extent the amount would be an excess parachute payment within the meaning of Section 280G of the Code. The retention bonus amounts set forth above become payable on the following schedule: 25% was paid on the date the merger agreement was signed, 25% becomes payable on the first anniversary of the signing date and 50% becomes payable on the second anniversary of the signing date. Upon entering into the letter agreements, Mr. Norwood waived his rights under his existing severance agreement with Summit and the other executives waived their rights under their existing change in control agreements with Summit.

The executives who entered into the letter agreements, including executive officers Messrs. Norwood and Waters, also entered into a Confidential Information, Non-Solicitation and Noncompetition Agreement (referred to herein as the “non-compete agreement”) with Cullen/Frost and Summit, which became effective as of the date the merger agreement was signed. Under the non-compete agreement the executives agreed (a) to keep confidential information confidential and (b) during the period ending on the earlier of (i) a twenty-four (24) month period for Mr. Norwood and a twelve (12) month period for the other executives following the termination of his employment for any reason and (ii) July 1, 2008, not to solicit employees, customers and prospective customers and not to compete with the business of Cullen/Frost and its affiliates in Tarrant County, Texas.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement, as amended. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Summit will merge with and into Cullen/Frost, with Cullen/Frost as the surviving corporation. The separate existence of Summit will terminate. Immediately following the merger, Cullen/Frost will cause Summit Delaware Financial Corporation, a wholly owned bank holding company subsidiary of Summit, to merge with and into The New Galveston Company, Inc., a wholly owned bank holding company subsidiary of Cullen/Frost, with The New Galveston Company, Inc. as the surviving corporation. Thereafter, The New Galveston Company, Inc. will cause Summit Bank, N.A., a wholly owned bank subsidiary of Summit Delaware Financial Corporation, to merge with and into The Frost National Bank, National Association, a wholly owned bank subsidiary of The New Galveston Company, Inc. The Frost National Bank will be the surviving corporation of the bank merger and will continue its corporate existence under the laws of the United States.

Merger Consideration

In connection with the merger, Summit shareholders will have the right, with respect to each of their shares of Summit common stock, to elect to receive merger consideration consisting of either cash or shares of Cullen/Frost common stock, subject to proration and adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of Cullen/Frost common stock on the NYSE and will be determined in substantial part based on the average of the closing prices of Cullen/Frost common stock for the five trading days ending on the day immediately prior to the completion date of the merger.

If you are a Summit shareholder, the value of the consideration that you will receive as of the completion date with respect to each share of Summit common stock will be substantially the same based on the average Cullen/Frost stock price used to calculate the merger consideration whether you elect to receive cash or Cullen/Frost stock as merger consideration.

A chart showing the cash and stock merger consideration at various closing prices of Cullen/Frost common stock is provided on page 2 of this proxy statement/prospectus.

Following the special meeting of Summit shareholders, the exchange agent will mail or deliver to holders of record a form of election and transmittal materials. Elections must be received by the exchange agent by the election deadline specified in the form of election (which we will set for not more than ten business days before the anticipated time of closing). Summit shareholders may specify different elections with respect to different shares held by them (for example, a shareholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares) and may designate specific shares for exchange into either stock or cash.

Cash Election

The merger agreement provides that each Summit shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Summit common stock, an amount in cash equal to the Per Share Consideration (determined as described in the next paragraph), subject to proration and adjustment as described below. We sometimes refer to this cash amount as the “cash consideration.” For example, based on the average of the closing prices of Cullen/Frost common stock for the five trading days ending •, 2006, the cash consideration would be approximately $•.

The “Per Share Consideration” is the amount, rounded to the nearest whole cent, obtained by adding (A) $11.4996 and (B) the product, rounded to the nearest ten-thousandth, of 0.2933 and the Cullen/Frost Share Price.

The “Cullen/Frost Share Price” is the average, rounded to four decimal places, of the closing prices of Cullen/Frost common stock on the NYSE for the five trading days immediately preceding the closing date of the merger.

Stock Election

The merger agreement provides that each Summit shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Summit common stock, a fraction of a share of Cullen/Frost common stock equal to the Per Share Stock Consideration (determined as described below), subject to proration and adjustment as described below. We sometimes refer to such fraction of a share of Cullen/Frost common stock as the “stock consideration.” Based on the number of shares of Summit common stock outstanding on •, 2006, the stock consideration would be approximately • shares of Cullen/Frost common stock.

The “Per Share Stock Consideration” is defined in the merger agreement as the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration (determined as described above) by the Cullen/Frost Share Price (determined as described above).

No fractional shares of Cullen/Frost common stock will be issued to any holder of Summit common stock upon completion of the merger. For each fractional share that would otherwise be issued, Cullen/Frost will pay cash in an amount equal to the fraction multiplied by the Cullen/Frost Share Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election

Summit shareholders who make no election to receive cash or shares of Cullen/Frost common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an election. Shareholders not making an election may be paid in cash, Cullen/Frost common stock or a mix of cash and shares of Cullen/Frost common stock depending on, and after giving effect to, using the adjustment described below, the number of valid cash elections and stock elections that have been made by other Summit shareholders, and the number of shares held by Summit shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Articles 5.11, 5.12 and 5.13 of the TBCA. We sometimes refer to the shares held by such dissenting Summit shareholders as “Dissenting Shares.” See “The Merger Agreement — Dissenters’ Rights of Appraisal of Summit Shareholders” beginning on page 51 of this proxy statement/prospectus.

Adjustment

The total number of shares of Cullen/Frost common stock that will be issued in the merger would be approximately 3,695,088 and the cash that would be paid would be approximately $144,875,664, based on the number of Summit shares outstanding on August 11, 2006. If the number of shares of Summit common stock outstanding increases prior to the date of completion of the merger due to the exercise of outstanding options to purchase or receive shares of Summit common stock, the aggregate number of shares of Cullen/Frost common stock to be issued in the merger and the aggregate amount of cash to be paid will be increased accordingly.

The cash and stock elections are subject to proration and adjustment to preserve the proportion of the aggregate number of Cullen/Frost shares to be issued to the aggregate cash consideration to be paid in the merger. As a result, even if you make an all cash election or an all stock election, you may nevertheless receive a mix of cash and stock consideration.

Adjustment if Stock Election is Oversubscribed

Cash may be paid to shareholders who make stock elections if the stock election is oversubscribed. The shares of Summit common stock for which valid stock elections are made are known as the “stock election shares”. The number of shares of Summit common stock that will be converted into shares of Cullen/Frost common stock in the merger is equal to the “stock conversion number”, which is equal to (1) aggregate number of shares to be exchanged in the merger minus (2) the quotient of (x) such number of shares multiplied by $11.4996 and (y) the Per Share Consideration.

If the stock election shares are greater than the stock conversion number, the stock election is oversubscribed, in which case:

•	Summit shareholders making a cash election, and those shareholders who failed to make valid elections, will receive merger consideration consisting only of cash for each share of Summit common stock;

•	the exchange agent will allocate from among the stock election shares pro rata to the holders of those shares in accordance with their respective numbers of stock election shares, a sufficient number of stock election shares, referred to as “converted stock election shares”, so that the difference between (1) the number of stock election shares less (2) the number of the converted stock election shares equals as closely as practicable the stock conversion number, and each converted stock election share will be, as of the effective time of the merger, converted into the right to receive the cash consideration; and

•	each other stock election share that is not a converted stock election share will be converted into the right to receive the cash consideration.

Example A. Oversubscription of Stock Election

Assuming that:

•	the average price of Cullen/Frost’s common stock on the NYSE for the five trading days preceding the completion of the merger is $57.9423,

•	there are 12,575,000 shares of Summit issued and outstanding,

•	there are 10,000,000 stock election shares, and

•	no election is made with respect all other outstanding shares,

then the stock conversion number is approximately 7,500,000 and a Summit shareholder making a stock election with respect to 1,000 shares would receive the stock consideration with respect to 750 shares and the cash consideration with respect to 250 shares. Therefore, that Summit shareholder would receive 369 shares of Cullen/Frost common stock and $7,122.50.

Adjustment if Cash Election is Oversubscribed

Cullen/Frost common stock may be issued to shareholders who make cash elections if the cash election is oversubscribed, in which case:

•	each stock election share will be converted into the right to receive the stock consideration;

•	the exchange agent will allocate from among the shares with respect to which no valid election has been made, referred to as “non-election shares”, pro rata to the holders of non-election shares in accordance with their respective numbers of non-election shares, a sufficient number of non-election shares so that the sum of such number and the number of stock election shares equals as closely as practicable the stock conversion number, and each such allocated non-election share, each referred to as a “stock-selected non-election share”, will be converted into the right to receive the stock consideration, except that if the sum of all non-election shares and stock election shares is equal to or less than the stock conversion number, all non-election shares will be stock-selected non-election shares;

•	if the sum of stock election shares and non-election shares is less than the stock conversion number, the exchange agent will allocate from among the shares with respect to which a valid cash election was made, referred to as “cash election shares”, other than shares representing dissenting shares, pro rata to the holders of cash election shares in accordance with their respective numbers of cash election shares, a sufficient number of cash election shares so that the sum of such number, the number of all stock election shares, and the number of all non-election shares equals as closely as practicable the stock conversion number, and each such allocated cash election share, each referred to as a “converted cash election share”, will be converted into the right to receive the stock consideration; and

•	each cash election share that is not a stock-selected non-election share or a converted cash election share will be converted into the right to receive the cash consideration.

Example B. Oversubscription of Cash Election.

Assuming that:

•	the average price of Cullen/Frost’s common stock on the NYSE for the five trading days preceding the completion of the merger is $57.9423,

•	there are 12,575,000 shares of Summit issued and outstanding,

•	there are 10,000,000 cash election shares, and

•	and no election is made with respect all other outstanding shares,

then the stock conversion number is approximately 7,500,000 and a Summit shareholder making a cash election with respect to 1,000 shares would receive the stock consideration with respect to 250 shares and the cash consideration with respect to 750 shares. Therefore, that Summit shareholder would receive 123 shares of Cullen/Frost common stock and $21,367.50.

Adjustment if the Cash Pool is Sufficiently Subscribed

If the number of stock election shares is equal or nearly equal to the stock conversion number, the stock election is sufficient. If the stock election is sufficient, then:

•	a Summit shareholder making a cash election will receive the cash consideration for each share of Summit common stock as to which he or she made a cash election;

•	a Summit shareholder making a stock election will receive the stock consideration for each share of Summit common stock as to which he or she made a stock election; and

•	a Summit shareholder who made no election or who did not make a valid election with respect to any of his or her shares will receive the cash consideration for each share of Summit common stock for which he or she made no election or did not make a valid election.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration; Fractional Shares

Conversion.    The conversion of Summit common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Exchange Procedures.    Prior to the completion of the merger, Cullen/Frost will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Summit, which we refer to as the “exchange agent”, (1) certificates or, at Cullen/Frost’s option, evidence of shares in book-entry form, representing the shares of Cullen/Frost common stock to be issued under the merger agreement and (2) cash payable as part of the cash consideration and instead of any fractional shares of Cullen/Frost common stock to be issued under the merger agreement. Promptly after the effective time of the merger, the exchange agent will exchange certificates representing shares of Summit common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Summit stock certificates.

If any Cullen/Frost stock certificate is to be issued, or cash payment made, in a name other than that in which the Summit stock certificate surrendered in exchange for the merger consideration is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new Cullen/Frost certificate or the payment of the cash consideration in a name other than that of the registered holder of the Summit stock certificate surrendered, or must establish to the satisfaction of Cullen/Frost and the exchange agent that any such taxes have been paid or are not applicable.

Election Form.    The merger agreement provides that the cash or stock elections will be made on a form reasonably agreed upon by Cullen/Frost and Summit. Following the special meeting of Summit shareholders, the exchange agent will mail or deliver to each holder of record of Summit common stock the election form and appropriate transmittal materials containing instructions for use in effecting the surrender of Summit stock certificates in exchange for the merger consideration.

Election Deadline; Submission of Election Materials.    To be effective, election forms must be properly completed, signed and submitted to the exchange agent not later than the date and time specified as the election deadline in the election form that will be mailed to shareholders after the special meeting. We will set the date of the election deadline at not more than ten business days before the anticipated time of closing.

An election form will be properly completed only if accompanied by certificates representing all shares of Summit common stock covered by the election form. If a shareholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a shareholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the form of election, so long as (1) the guarantee of delivery is from a commercial bank or trust company having an office in the United States or a member of a registered national securities exchange or of the NASD and (2) the actual stock certificates are in fact delivered to the exchange agent within three trading days of execution of guarantee of delivery.

Generally, an election may be revoked, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and any certificates have been transmitted to the exchange agent, the exchange agent will, upon written request, return those certificates to the shareholder who submitted them. Once you tender your stock certificates to the exchange agent, you may not transfer your Summit shares, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

Shares of Summit common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares.

If you own shares of Summit common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

If the merger is not completed for any reason or if a shareholder revokes his or her election, any stock certificates submitted prior to that time will be returned by the exchange agent.

Dividends and Distributions.    Until Summit common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Cullen/Frost common stock into which shares of Summit common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Cullen/Frost will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Summit of any shares of Summit common stock. If certificates representing shares of Summit common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Summit common stock represented by that certificate have been converted.

Withholding.    The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Summit shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

No Fractional Shares Will Be Issued.    Cullen/Frost will not issue fractional shares of Cullen/Frost common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, Cullen/Frost will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of Cullen/Frost common stock on the NYSE for the last NYSE trading day immediately preceding the date the merger is completed. No interest will be paid or accrued on the cash.

Lost, Stolen or Destroyed Summit Common Stock Certificates.    If you have lost a certificate representing Summit common stock, or it has been stolen or destroyed, Cullen/Frost will issue to you the common stock or cash payable under the merger agreement if you submit an affidavit of that fact and post bond in a customary amount as indemnity against any claim that may be made against Cullen/Frost about ownership of the lost, stolen or destroyed certificate.

For a description of Cullen/Frost common stock and a description of the differences between the rights of Summit shareholders and Cullen/Frost shareholders, see “Description of Cullen/Frost Capital Stock” beginning on page 58 and “Comparison of Shareholder Rights” beginning on page 61.

Effective Time

We plan to complete the merger on a business day designated by Cullen/Frost that is (a) within 60 days after the later of (i) the expiration of all applicable waiting periods associated with the required regulatory approvals and (ii) the approval of the shareholders of Summit and (b) after the satisfaction or waiver of the last remaining conditions to the merger, other than those routine conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. Both Summit and Cullen/Frost may waive this time period. The time the merger is completed is the effective time of the merger. See “Conditions to Completion of the Merger” beginning on page 46.

We anticipate that we will complete the merger during the quarter ending December 31, 2006. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by May 2, 2007, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “Conditions to Completion of the Merger” beginning on page 46 and “Regulatory Approvals Required for the Merger” beginning on page 49.

Representations and Warranties

The merger agreement contains representations and warranties of Cullen/Frost and Summit, to each other, as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

•	the capitalization of each party;

•	the authority of each party and its subsidiaries to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not breach:

•	the articles of incorporation and by-laws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	governmental approvals;

•	regulatory investigations and orders;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of material changes in each party’s business since December 31, 2005;

•	the absence of material litigation;

•	each party’s compliance with applicable law;

•	the accuracy of each party’s books and records; sufficiency of each party’s internal controls;

•	each party’s relationships with financial advisors;

•	the filing and accuracy of tax returns, and the tax treatment of the merger;

•	employee benefit plans and related matters; and

•	the disclosure, accounting and tax treatment of stock options.

In addition, the merger agreement contains representations and warranties of Summit to Cullen/Frost as to:

•	the absence of undisclosed obligations or liabilities;

•	the validity of, and the absence of material defaults under its material contracts;

•	the inapplicability to the merger and voting agreements and the transactions contemplated thereby of state anti-takeover laws;

•	title and interest in property;

•	material contracts;

•	intellectual property;

•	amendment of its rights plan;

•	its trust business;

•	material interests of officers and directors or their associates;

•	adequacy of insurance coverage;

•	enforceability and validity of extensions of credit and interest rate risk management instruments;

•	its employment contracts;

•	labor matters; and

•	environmental matters.

Conduct of Business Pending the Merger

Summit has agreed that, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, it will not, and will not agree to, without Cullen/Frost’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

•	take any action reasonably likely to impair materially its ability to perform its obligations under the merger agreement or complete the transactions described in those documents;

•	enter into any new line of business or materially change its banking and operating policies, except as required by law or policies imposed by regulatory authorities;

•	make any capital expenditures in excess of $75,000 individually or $350,000 in the aggregate;

•	terminate, enter into, amend, modify or renew any material contract;

•	make, renew or amend any loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit in excess of $4,000,000;

•	enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements;

•	make, change or revoke any tax election, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, or surrender any right to claim a refund of taxes;

•	settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $50,000 and that would not (1) impose any material restriction on Summit’s or its subsidiaries’ business or (2) create precedent for claims that are reasonably likely to be material to it or its subsidiaries;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of its own stock;

•	make, declare or pay any dividend or distribution on any shares of its stock, other than regular quarterly dividends on its common stock not in excess of $0.08 and dividends from one subsidiary to another;

•	permit any additional shares of stock to become subject to new grants of rights to acquire stock;

•	issue, sell or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business consistent with past practice;

•	acquire the assets, business, deposits or properties of any other entity except in various specified transactions in the ordinary course of business consistent with past practice;

•	communicate with its directors, officers or employees regarding compensation or benefits matters affected by the transaction;

•	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law;

•	amend its articles of incorporation or by-laws;

•	change its accounting principles, practices or methods, except as required by GAAP;

•	terminate, enter into, amend, modify or renew any employment agreements or grant salary increases or employee benefit increases except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for certain changes that are in the ordinary course of business; or

•	terminate, enter into, establish, adopt or amend any employee benefit plans, except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for any amendments that do not increase benefits or administrative costs.

Cullen/Frost has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, that it will not, and will not agree to, without Summit’s consent, knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law; provided that these restrictions shall not preclude it from exercising its rights under the voting agreements.

The merger agreement permits Cullen/Frost to make acquisitions and dispositions and to issue capital stock in connection therewith.

Acquisition Proposals by Third Parties

Summit has agreed that it will not solicit or encourage inquiries or proposals with respect to any acquisition proposal. Summit has also agreed that it will not engage in any negotiations concerning any acquisition proposal, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any acquisition proposal.

However, if Summit receives an unsolicited bona fide acquisition proposal and Summit’s board concludes in good faith that it constitutes a superior proposal, Summit may furnish nonpublic information and participate in negotiations or discussions to the extent that its board concludes in good faith (and based on the advice of counsel) that failure to take those actions would result in a violation of its fiduciary duties. Before providing any nonpublic information, Summit must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with Cullen/Frost. While Summit has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Summit to terminate the merger agreement solely because it has received a superior proposal or entered into such negotiations.

For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	a tender or exchange offer to acquire more than 25% of the voting power in Summit;

•	a proposal for a merger, consolidation or other business combination involving Summit; or

•	any other proposal to acquire more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, Summit.

•	The term “superior proposal” means a bona fide written acquisition proposal that the Summit board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Cullen/Frost merger after:

•	receiving the advice of its financial advisors;

•	taking into account the likelihood of completion of the proposed transaction; and

•	taking into account legal, financial, regulatory and other aspects of such proposal.

Summit has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Summit has also agreed to notify Cullen/Frost within one business day of receiving any acquisition proposal and the substance of the proposal.

In addition, Summit has agreed to use all reasonable best efforts to obtain from its shareholders approval of the merger agreement, the merger and the transactions contemplated thereby. However, if Summit’s board (after consultation with, and based on the advice of, counsel) determines in good faith that, because of an acquisition proposal that Summit’s board concludes in good faith constitutes a superior proposal, to continue to recommend such items to its shareholders would violate its fiduciary duties, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its shareholders. Summit agreed that before taking such action with respect to an acquisition proposal, it will give Cullen/Frost at least 10 business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by Cullen/Frost.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

•	we agreed to use all reasonable best efforts to complete the merger and the other transactions contemplated by the merger agreement;

•	we agreed to give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect or that would constitute a material breach of any of our representations, warranties, covenants or agreements in the merger agreement;

•	we agreed that Summit will convene a meeting of its shareholders as soon as practicable to consider and vote on the merger agreement, the merger and the transactions contemplated thereby;

•	we agreed that Cullen/Frost will use all reasonable best efforts to cause the shares to be issued in the merger to be approved for listing on the NYSE (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

•	we agreed, subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this proxy statement/prospectus and the registration statement for the Cullen/Frost common stock to be issued in the merger;

•	we agreed that Summit will provide Cullen/Frost, and Cullen/Frost’s officers, employees, counsel, accountants and other authorized representatives, access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of Summit as Cullen/Frost may reasonably request;

•	we agreed that Summit will provide Cullen/Frost with copies of documents filed by Summit pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Summit as Cullen/Frost may reasonably request, including providing Cullen/Frost with final monthly general ledger reports for each month-end beginning with April 30, 2006 until the effective time of the merger;

•	we agreed to cooperate on shareholder and employee communications and press releases;

•	we agreed that Summit will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws;

•	we agreed to keep any nonpublic information confidential;

•	we agreed to consult each other with respect to the character, amount and timing of restructuring charges to be taken by each of us in connection with the transactions contemplated by the merger agreement, and to record such charges in accordance with GAAP;

•	we agreed that at or before the closing Cullen/Frost will assume Summit’s outstanding debt, guarantees, securities and other agreements to the extent required by such instruments;

•	we agreed that following the closing, employees of Summit not covered by collective bargaining agreements will be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of Summit or Cullen/Frost) that in the aggregate are substantially comparable to those currently provided by Cullen/Frost to its similarly situated employees, as in effect from time to time (provided that (a) employees of Summit will not be eligible to accrue benefits under Cullen/Frost’s profit sharing plans until the first year in which such employees are employed by Cullen/Frost or a subsidiary of Cullen/Frost as of January 1 of such year and (b) in no event will employees of Summit be entitled to receive benefits under the Cullen/Frost non-contributory defined benefit plans, which were frozen effective December 31, 2001);

•	we agreed that Cullen/Frost will cause each employee benefit plan of Cullen/Frost in which Summit employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Summit as if such service were with Cullen/Frost, to the same extent that such service was credited under a comparable plan of Summit, and, with respect to welfare benefit plans of Cullen/Frost in which employees of Summit are eligible to participate, Cullen/Frost agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

•	we agreed that for purposes of each Cullen/Frost health plan, Cullen/Frost shall cause any eligible expenses incurred by employees of Summit and their covered dependents during the portion of the plan year of the comparable plan of Summit ending on the date such employee’s participation in the corresponding Cullen/Frost plan begins to be taken into account under such Cullen/Frost plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the Cullen/Frost plan;

•	we agreed that employees of Summit as of the closing who are terminated during the period commencing at the closing and ending on the six-month anniversary thereof will be entitled to receive severance payments and benefits in accordance with Cullen/Frost’s severance policies applicable to similarly situated employees;

•	we agreed that Summit will take all action necessary so that each employee option to purchase Summit common stock will be exercisable prior to the effective time of the merger and that each option not exercised or forfeited prior to that time is cancelled for no consideration;

•	we agreed that, upon Cullen/Frost’s request, Summit will take all action necessary, including adopting resolutions of its board, to terminate any employee benefit plan covering its employees, including its 401(k) Plan;

•	we agreed that Summit will use its reasonable best efforts to cause each of its affiliate shareholders to deliver to Cullen/Frost and Summit a written agreement restricting the ability of such person to sell or otherwise dispose of any Cullen/Frost common stock or Summit common stock held by that person;

•	we agreed that, upon completion of the merger, Cullen/Frost will indemnify, defend and hold harmless the directors and officers of Summit (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Summit’s restated articles of incorporation and amended and restated by-laws to the extent permitted by law;

•	we agreed that, for a period of six years after the effective time of the merger, Cullen/Frost will maintain Summit’s existing director’s and officer’s liability insurance if the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the merger agreement; and

•	we agreed that Summit will amend its existing rights agreement so that entering into the merger agreement and the voting agreement and the consummation of the transactions contemplated thereby will not trigger any of the rights or consequences provided thereunder.

Conditions to Completion of the Merger

Cullen/Frost’s and Summit’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions, including the following:

•	the merger agreement and the merger must be approved by the requisite vote of holders of Summit’s common stock;

•	the Cullen/Frost common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC of which this proxy statement/prospectus is a part must be effective;

•	the required regulatory approvals must be obtained without any conditions that could have a material adverse effect on Cullen/Frost or materially restrict Cullen/Frost or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of Cullen/Frost or any of its subsidiaries, and any waiting periods required by law must expire;

•	there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other mergers contemplated by the merger agreement;

•	Cullen/Frost must receive an opinion of Sullivan & Cromwell LLP and Summit must receive an opinion of Bracewell & Giuliani LLP, each dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in each of these opinions, the merger will be treated as a tax-free reorganization under federal tax laws and that Cullen/Frost and Summit will be parties to the reorganization;

•	the representations and warranties of the other party to the merger agreement must be true and correct and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement; and

•	with regard to Cullen/Frost’s obligation (but not Summit’s), the number of dissenting shares must not exceed 10% of the outstanding shares of Summit’s common stock.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before May 2, 2007, either Cullen/Frost or Summit may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before or after the merger agreement and the transactions contemplated thereby are approved by Summit shareholders:

•	by our mutual consent;

•	by either of us if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action, but not by a party whose action or inaction caused such denial;

•	by either of us if the merger is not completed on or before May 2, 2007, but not by a party whose action or inaction caused such delay;

•	by either of us if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 60 days’ written notice to the breaching party, as long as that breach has not been cured within 30 days and that breach would also allow the non-breaching party not to complete the merger;

•	by Cullen/Frost (but not Summit) if Summit’s board submits the merger agreement and the other transactions contemplated thereby to its shareholders without a recommendation for approval or with special and materially adverse qualifications on the approval, or if the board otherwise withdraws or materially and adversely modifies its recommendation for approval;

•	by Cullen/Frost (but not Summit) if Summit’s board recommends an acquisition proposal other than the merger, or if Summit’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Summit’s board will in fact engage in or authorize negotiations; or

•	by Cullen/Frost (but not Summit), if the number of dissenting shares exceeds 10% of the outstanding shares of Summit common stock.

In addition, Summit (but not Cullen/Frost) may terminate the merger agreement during the five-day period commencing two days after all requisite regulatory approvals have been received, which we refer to as the “determination date”, if the average closing price of Cullen/Frost common stock on the NYSE during the fifteen trading days ending on the determination date is less than $45.95 and (1) the ratio of such average closing price of Cullen/Frost’s common stock over $56.00 is less than (2) the ratio of the PHLX/KBW Bank Index on June 30, 2006, which was the last trading day before the merger was announced, over the PHLX/KBW Bank Index on June 30, 2006, minus 0.18. If Summit elects to exercise this termination right, it will give Cullen/Frost prompt written notice (which may be withdrawn at any time within the five-day period). For a five-day period commencing with Cullen/Frost’s receipt of the notice, Cullen/Frost will have the option to effectively increase the merger consideration by re-calculating the Per Share Consideration using a higher exchange ratio (which is initially 0.2933). The new exchange ratio to be used will be calculated by multiplying $45.95 by 0.2933 and dividing the result by the average closing price of Cullen/Frost common stock on the NYSE during the fifteen days preceding the determination date. For example, if the average closing price of Cullen/Frost common stock is $43.00, the re-calculated ratio would equal 0.3134 and the Per Share Consideration would be calculated as the amount, rounded to the nearest whole cent, obtained by adding (A) $11.4996 and (B) the product, rounded to the nearest ten-thousandth, of 0.3134 and the Cullen/Frost Share Price.

Unless and until Cullen/Frost has exercised this option during the five-day period, the closing of the merger shall not occur. If Cullen/Frost elects to exercise the option, it must give Summit prompt written notice of the election and the revised amount of the merger consideration.

The PHLX/KBW Bank Index is a modified-capitalization-weighted index composed of 24 geographically diverse companies representing national money center banks and leading regional institutions. The PHLX/KBW Bank Index is based on the same 24 components as the Keefe, Bruyette & Woods Index. The Keefe, Bruyette & Woods Index was initiated at the time of KBW’s founding in 1962 and is evaluated at least annually by KBW to assure that the composition is highly representative of the banking industry. The PHLX/KBW Bank Index was set to an initial value of 250 on October 21, 1991 and was split 10 for 1 on March 22, 2004; options commenced trading on September 21, 1992.

The merger agreement also provides that Summit must pay Cullen/Frost a fee equal to $13,750,000 in the following circumstances:

•	if Summit enters into an agreement to engage in a competing acquisition proposal with any person other than Cullen/Frost or any of Cullen/Frost’s subsidiaries;

•	if Summit authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any such person or its board recommends that Summit’s shareholders approve or accept such competing acquisition proposal; or

•	if any person, other than Cullen/Frost or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 50% or more of the outstanding shares of Summit common stock;

and, such event occurs before or on:

•	the 12-month anniversary of a fee extension event, which is described below, if a fee extension event occurs in connection with the termination of the merger agreement; or

•	the date of the termination of the merger agreement, if a fee extension event does not occur in connection with the termination of this agreement.

A “fee extension event” occurs if the merger agreement is terminated:

•	by Cullen/Frost because Summit’s shareholders fail to approve the merger agreement or the transactions contemplated thereby;

•	by either Summit or Cullen/Frost because the merger is not completed on or before May 2, 2007, unless the reason for the delay is Cullen/Frost’s failure to obtain the requisite government approval because of conditions pertaining solely to Cullen/Frost;

•	by Cullen/Frost because:

•	Summit is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, unless the breach is cured within 30 days, and that breach also allows Cullen/Frost not to complete the merger; or

•	the number of dissenting shares exceeds 10% of the outstanding shares of Summit common stock;

and, in each of the three situations described above, prior to such termination, a competing acquisition proposal was made or any person publicly announced an intention (whether or not conditional) to make such a proposal, or

•	by Cullen/Frost because Summit’s board submits the merger agreement, the merger and the other transactions contemplated thereby to its shareholders without a recommendation for approval or with special and materially adverse qualifications on the approval, or if the board otherwise withdraws or materially and adversely modifies its recommendation for approval;

•	by Cullen/Frost because Summit’s board recommends an acquisition proposal other than the merger, or if Summit’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least ten business days; or

•	by Cullen/Frost because Summit has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, which covenant is described above under “Acquisition Proposals by Third Parties.”

Waiver and Amendment of the Merger Agreement

At any time before completion of the merger, either Cullen/Frost or Summit may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after Summit’s shareholders approve the merger agreement or the transactions contemplated thereby, except that if Summit’s shareholders have given their approval, there may not be any amendment of the merger agreement that would require the items to be resubmitted to Summit’s shareholders.

Cullen/Frost may also change the structure of the merger, as long as any change does not change the amount or type of consideration to be received by Summit shareholders and the holders of options to purchase Summit common stock, does not adversely affect the timing of completion of the merger, does not adversely affect the tax consequences of the merger to Summit’s shareholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

Regulatory Approvals Required for the Merger

We have agreed to use all reasonable best efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals”. These include approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the Office of the Comptroller of the Currency, or the OCC. We have either filed or intend to complete the filing promptly after the date of this proxy statement/prospectus of applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge. Consummation of the acquisition of Summit’s wholly owned subsidiary, SIA Insurance Agency, Inc., by Cullen/Frost also requires prior notice to the Texas Department of Insurance.

We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve Board.    Completion of the merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, or receipt from the Federal Reserve Board of a waiver of this approval. Cullen/Frost intends to apply for a waiver.

The Federal Reserve Board is prohibited from approving any merger transaction under Section 3 of the Bank Holding Company Act (1) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

In addition, among other things, in reviewing the merger, the Federal Reserve Board must consider (1) the financial and managerial resources and future prospects of Cullen/Frost and its subsidiary banks and Summit, (2) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (3) the companies’ effectiveness in combating money-laundering activities and (4) Cullen/Frost’s and its subsidiaries’ record of compliance with applicable community reinvestment laws.

Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the Federal Reserve Board application and notification, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application and notification are under review by the Federal Reserve Board.

Pursuant to the Bank Holding Company Act and the Bank Merger Act, a transaction approved by the Federal Reserve Board or the OCC, as the case may be, is subject to a waiting period ranging from 15 to 30 days, during which time the U.S. Department of Justice may challenge the merger transaction on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.

OCC.    Cullen/Frost has filed an application with the Office of the Comptroller of the Currency to approve the merger of Summit Bank, National Association with and into The Frost National Bank under the Bank Merger Act and the National Bank Act. In evaluating an application filed under the Bank Merger Act, the OCC uses substantially the same criteria as the Federal Reserve Board as described above.

Texas Department of Insurance.    The acquisition of Summit’s wholly owned subsidiary, SIA Insurance Agency, Inc., by Cullen/Frost is also subject to certain filing requirements with the Texas Department of Insurance under the Texas Insurance Code.

Dividends

Cullen/Frost expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of Cullen/Frost’s board of directors and may change at any time. In the second quarter of 2006, Cullen/Frost declared a dividend of $0.34 per share of Cullen/Frost common stock and Summit declared a dividend of $0.08 per share of Summit common stock. For comparison, shareholders that have made valid stock elections would therefore receive a quarterly dividend following the merger equivalent to $0.1671 per share of Summit common stock, based on Cullen/Frost’s current quarterly dividend rate of $0.34 per share and assuming for the purpose of this example that the average closing price of Cullen/Frost’s common stock on the NYSE on the five days immediately preceding the completion of the merger is $58.00. We explain the value of the merger consideration above.

The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our shareholders prior to merger completion. Summit has agreed in the merger agreement to coordinate with Cullen/Frost regarding dividend declarations and the related record dates and payment dates so that Summit shareholders will not receive two dividends, or fail to receive one dividend, for any single quarter. Accordingly, prior to the merger, Summit will coordinate and alter its dividend record dates in order to effect this policy.

The payment of dividends by Cullen/Frost or Summit on their common stock in the future, either before or after the merger is completed, is subject to the determination of our respective boards of directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

For further information, please see “Price Range of Common Stock and Dividends”.

Stock Exchange Listing

Cullen/Frost has agreed to use all reasonable best efforts to list the Cullen/Frost common stock to be issued in the merger on the NYSE. It is a condition to the completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, Cullen/Frost expects that its common stock will continue to trade on the NYSE under the symbol “CFR”.

Restrictions on Resales by Affiliates

The offer and sale of shares of Cullen/Frost common stock that Summit shareholders will own following the merger have been registered under the Securities Act of 1933. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Cullen/Frost, Summit or the combined company under the Securities Act. An “affiliate” of Cullen/Frost, Summit or the combined company, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Cullen/Frost, Summit or the combined company, as the case may be. Persons that are affiliates of Cullen/Frost or Summit at the time the merger is submitted for vote of the Summit shareholders or of the combined company following completion of the merger may not sell their shares of Cullen/Frost common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This proxy statement/prospectus does not cover any resale of Cullen/Frost common stock received in the merger by any person that may be deemed to be an affiliate of Summit, Cullen/Frost or the combined company.

Dissenters’ Rights of Appraisal of Summit Shareholders

The following discussion is a summary of the material statutory procedures to be followed by a holder of Summit common stock in order to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Sections 5.11, 5.12 and 5.13 of the TBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the TBCA, which are reprinted in their entirety as Appendix C to this proxy statement/prospectus. Summit shareholders seeking to exercise appraisal rights must strictly comply with these provisions.

Shareholders of Summit as of the record date may exercise dissenters’ rights in connection with the merger by complying with Sections 5.11, 5.12 and 5.13 of the TBCA. Consummation of the merger is subject to, among other things, the holders of no more than 10% of the outstanding Summit common stock electing to exercise their dissenters’ rights. By exercising dissenters’ rights, you will be entitled to receive, if the merger is consummated, the “fair value” of the shares of Summit common stock that you owned as of the day immediately prior to the date of the special meeting. This value may differ from the value of the consideration that you would otherwise receive in the merger. The following is a summary of the statutory procedures that you must follow if you elect to exercise your dissenters’ rights under the TBCA. This summary is not complete and is qualified in its entirety by reference to Sections 5.11, 5.12 and 5.13 of the TBCA, the text of which is set forth in full in Appendix C to this proxy statement/prospectus.

How to exercise and perfect your right to dissent.    In order to be eligible to exercise your right to dissent to the merger and to receive, upon compliance with the statutory requirements summarized below, the fair value of your shares of Summit common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger:

•      you must, prior to the special meeting, provide Summit with a written objection to the merger that states that you intend to exercise your right to dissent if the merger is consummated and that provides an address to which a notice about the outcome of the vote on the merger may be sent; and

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:

Summit Bancshares, Inc.

Attention: Bob G. Scott

P.O. Box 2665

Fort Worth, Texas 76113

(817) 336-6817

• you must not vote your shares of Summit common stock in favor of the merger agreement.	You should sign every communication.

In order to exercise properly dissenters’ rights, you must refrain from voting by proxy or in person in favor of the merger agreement. A shareholder who executes and returns an unmarked proxy will have his or her shares voted “for” the merger agreement and, as a consequence thereof, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

Your demand for payment.    If you comply with the two items described above and the merger is completed, Cullen/Frost, as the surviving corporation, will within 10 days of the completion of the merger deliver or mail to all holders of Summit common stock who satisfied the foregoing requirements a written notice that the merger has been completed. You must, within 10 days of the date the notice was sent to you by Cullen/Frost, send a written demand to Cullen/Frost for payment of the fair value of your shares of Summit common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of Summit common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you should fail to make such a demand within the ten-day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve dissenters’ rights, you must also submit your stock certificates to Cullen/Frost within 20 days of making a demand for payment for notation thereon that such demand has been made. The failure to do so shall, at Cullen/Frost’s option, terminate your rights to dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown shall direct otherwise. Any notice addressed to Cullen/Frost must be addressed to:

The Frost National Bank

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

Attention: Phillip D. Green

Cullen/Frost’s action upon receipt of your demand for payment.    Within 20 days of receiving your written demand for payment and estimate of the fair value of your shares of Summit common stock, Cullen/Frost must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of your certificate representing your shares of Summit common stock; or

•	states Cullen/Frost’s estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger and upon surrender of your certificate representing your shares of Summit common stock and upon receipt of notice within 60 days after the completion of the merger that you agree to accept Cullen/Frost’s estimate.

Payment of the fair value of your shares of Summit common stock upon agreement of an estimate.    If you and Cullen/Frost agree upon the fair value of your shares of Summit common stock within 60 days after completion of the merger, Cullen/Frost shall pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days of the completion of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of legal proceedings if a demand for payment remains unsettled.    If you and Cullen/Frost have not agreed upon the fair value of your shares of Summit common stock within the 60-day period immediately subsequent to the completion of the merger, then either you or Cullen/Frost may, within 60 days of the expiration of the 60-day period after the effective date of the merger, file a petition in any court of competent jurisdiction in Tarrant County, Texas, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition shall be had upon Cullen/Frost as the surviving corporation and Cullen/Frost must, within 10 days after service, file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by Cullen/Frost, the petition must be accompanied by such a list. The clerk of the court shall give notice to Cullen/Frost and all shareholders named on the list of the time and place fixed for the hearing of the petition. After the hearing of the petition, the court shall determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the fair value.

The appraisers may examine the books and records of Summit and shall afford the interested parties a reasonable opportunity to submit pertinent evidence. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers shall file a report of the value in the office of the clerk of the court, notice of which shall be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court shall adjudge the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment thereof by Cullen/Frost as the surviving corporation, together with interest, which shall begin to accrue 91 days after the effective date of the merger. However, the judgment shall be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon Cullen/Frost’s payment of the judgment, you shall cease to have any interest in the shares. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees. Any shareholder who has demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless Cullen/Frost consents, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder shall be conclusively presumed to have approved the Agreement and shall be bound by its terms.

Voting Agreements

The following discussion describes the material provisions of the voting agreements. We urge you to read the form of the voting agreement, which is attached as Appendix A, Annex 1 and incorporated by reference into this document, carefully and in its entirety.

In connection with the execution of the merger agreement, and as a condition to Cullen/Frost’s willingness to enter into the merger agreement, directors of Summit who beneficially own in the aggregate approximately 14% of Summit’s outstanding common stock have entered into voting agreements with Cullen/Frost.

Under the voting agreement, each such shareholder has agreed, with respect to the shares of Summit common stock controlled by him or her, that at any meeting of the Summit shareholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special shareholders meeting or any other meeting or action of Summit shareholders called in relation to such matters, he or she shall vote or cause to be voted such shares as follows:

•	in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	against any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any other transactions contemplated by the merger agreement or the transactions contemplated thereby.

The agreement also contains restrictions on the sale, transfer, assignment, pledge or other disposition of the shareholder’s shares unless the shareholder receives an irrevocable proxy in a form satisfactory to Cullen/Frost regarding the merger agreement, the merger and any other matters required to be approved to consummate the merger and the transactions contemplated by the merger agreement or the transferee signs a voting agreement identical in all material respects.

The voting agreement will terminate the earlier of the effective time of the merger and the termination of the merger agreement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Cullen/Frost

Cullen/Frost common stock is traded on the NYSE under the symbol “CFR”. The following table shows the high and low reported intra-day sales prices per share of Cullen/Frost common stock as reported by the NYSE and the cash dividends declared per share:

	Sales Price Per Share		Cash Dividends
	High	Low	Per Share
2004
First Quarter	$43.47	$38.84	$0.240
Second Quarter	45.10	41.05	0.265
Third Quarter	46.50	41.85	0.265
Fourth Quarter	49.20	45.90	0.265
2005
First Quarter	48.97	43.87	0.265
Second Quarter	47.99	41.90	0.300
Third Quarter	50.60	47.07	0.300
Fourth Quarter	56.43	47.33	0.300
2006
First Quarter	55.88	52.34	0.300
Second Quarter	58.86	52.03	0.340
Third Quarter (through August 11, 2006)	59.48	54.48	N/A

Summit

Summit common stock is traded on the Nasdaq Global Market under the symbol “SBIT.” The following table sets forth the high and low sales prices per share of the Summit common stock for the periods indicated (adjusted as appropriate to reflect the two-for-one stock split effected on December 31, 2004) and the cash dividends declared per share:

	Sales Price Per Share		Cash Dividends
	High	Low	Per Share
2004
First Quarter	$16.08	$13.83	$0.07
Second Quarter	15.13	13.50	0.07
Third Quarter	16.63	14.30	0.07
Fourth Quarter	18.95	16.33	0.07
2005
First Quarter	20.50	16.40	0.07
Second Quarter	18.65	16.00	0.07
Third Quarter	19.28	17.16	0.07
Fourth Quarter	19.75	16.78	0.07
2006
First Quarter	20.00	17.96	0.08
Second Quarter	21.73	17.93	0.08
Third Quarter (through August 11, 2006)	27.94	26.69	0.08

Past price performance is not necessarily indicative of likely future performance. Because market prices of Cullen/Frost and Summit common stock will fluctuate, you are urged to obtain current market prices for shares of Cullen/Frost and Summit common stock.

Cullen/Frost may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits Cullen/Frost from purchasing shares of its common stock from the date this proxy statement/prospectus is first mailed to shareholders until completion of the special meeting of shareholders and during the ten-day-trading period ending on the trading day prior to the merger’s closing or until the average price of Cullen/Frost’s common stock is assessed for purposes of the merger agreement.

After the merger, Cullen/Frost currently expects to pay (when, as and if declared by Cullen/Frost’s board of directors out of funds legally available) regular quarterly cash dividends of $0.34 per share, in accordance with Cullen/Frost’s current practice. In the ordinary course of business, Cullen/Frost is dependent upon dividends from its subsidiary, The Frost National Bank, to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of The Frost National Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. Under Federal Reserve Board regulations, the Federal Reserve Board has the authority to prohibit bank holding companies from engaging in activities that the Federal Reserve Board considers unsafe or unsound banking practices. Under certain circumstances, the Federal Reserve Board may take the position that payment of dividends by Cullen/Frost would constitute an unsafe or unsound banking practice in light of its financial condition. Under Federal Reserve Board policies, a bank holding company should pay cash dividends on its common stock only out of income available over the past year and should not pay cash dividends if such payment would undermine its ability to serve as a source of strength to its banking subsidiaries. Cullen/Frost’s ability to pay cash dividends is further limited by its obligation to maintain adequate levels of capital in accordance with the Federal Reserve Board’s capital adequacy guidelines.

The declaration and payment of dividends pending the merger is set forth in the merger agreement. Pending the completion of the merger, Summit intends to continue to pay comparable quarterly cash dividends on the common stock in the future, although there can be no assurance that it will pay cash dividends if and until the merger is completed or, if paid, that such cash dividends will be comparable to cash dividends previously paid. Summit will coordinate its regular quarterly dividend record date and payment date for its common stock with the regular quarterly dividend record date and payment date for the Cullen/Frost common stock pending the completion of the merger. Summit’s future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including Summit’s future earnings, financial condition and cash needs, general business conditions and the amount of dividends paid to Summit by Summit Bank. Summit’s ability to pay dividends is subject to the same regulatory considerations applicable to Cullen/Frost.

INFORMATION ABOUT CULLEN/FROST AND SUMMIT

Cullen/Frost

Cullen/Frost, a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout 12 Texas markets. Cullen/Frost offers commercial and consumer banking services, as well as trust and investment management, investment banking, insurance brokerage, leasing, asset-based lending, treasury management and item processing services. At June 30, 2006, Cullen/Frost had consolidated total assets of $11.4 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

Cullen/Frost’s philosophy is to grow and prosper, building long-term relationships based on top quality service, high ethical standards, and safe, sound assets. Cullen/Frost operates as a locally oriented, community-based financial services organization, augmented by experienced, centralized support in select critical areas. Cullen/Frost’s local market orientation is reflected in its financial service centers and regional advisory boards, which are comprised of local business persons, professionals and other community representatives, that assist Cullen/Frost’s financial centers in responding to local banking needs. Despite this local market, community-based focus, Cullen/Frost offers many of the products available at much larger money-center financial institutions.

Cullen/Frost serves a wide variety of industries including, among others, energy, manufacturing, services, construction retail, telecommunications, healthcare, military and transportation. Cullen/Frost’s customer base is similarly diverse. Cullen/Frost is not dependent upon any single industry or customer.

Cullen/Frost’s operating objectives include expansion, diversification within its markets, growth of its fee-based income, and growth internally and through acquisitions of financial institutions, branches and financial services businesses. Cullen/Frost seeks merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale and expanded services. Cullen/Frost regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Cullen/Frost’s tangible book value and net income per common share may occur in connection with any future transaction.

Cullen/Frost’s executive offices are located at 100 West Houston Street, San Antonio, Texas 78205, and its telephone number is (210) 220-4011.

Summit

Summit Bancshares, Inc. was incorporated under the laws of the state of Texas in 1979. Summit is a bank holding company registered under the Bank Holding Company Act of 1956, and became a financial holding company under the Gramm-Leach-Bliley Act in February 2002. At June 30, 2006, Summit had consolidated total assets of $1.2 billion, consolidated total loans of $841.0 million, consolidated total deposits of $905.3 million and consolidated total shareholders’ equity of $84.3 million.

Summit’s principal activity is the ownership and management of its direct and indirect wholly-owned subsidiaries, Summit Delaware Financial Corporation, Summit Bank, N.A. and SIA Insurance Agency, Inc. Summit provides advice and services to Summit Bank and coordinates its activities in the areas of financial accounting controls and reports, internal audit programs, regulatory compliance, financial planning and employee benefit programs, although Summit Bank operates under the day-to-day management of its own officers and directors.

Summit’s executive offices are located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, and its telephone number is (817) 336-6817.

DESCRIPTION OF CULLEN/FROST CAPITAL STOCK

As a result of the merger, Summit shareholders who receive shares of Cullen/Frost common stock in the merger will become shareholders of Cullen/Frost. Your rights as shareholders of Cullen/Frost will be governed by Texas law and the restated articles of incorporation and amended by-laws of Cullen/Frost. The following description of the material terms of Cullen/Frost’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Texas law, Cullen/Frost’s restated articles of incorporation and amended by-laws and federal law governing bank holding companies carefully and in their entirety.

General

Cullen/Frost’s authorized capital stock consists of 210,000,000 shares of Cullen/Frost common stock, par value $0.01 per share, 10,000,000 shares of preferred stock, par value $0.01 per share and 250,000 shares of junior participating preferred stock, par value $0.01 per share. As of June 30, 2006 there were 55,541,515 shares of Cullen/Frost common stock outstanding and no shares of Cullen/Frost preferred stock outstanding. In addition, on June 30, 2006, 4,230,369 shares of Cullen/Frost common stock were reserved for issuance upon conversion, exercise of stock options and awards.

Because Cullen/Frost is a holding company, the rights of Cullen/Frost to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Cullen/Frost’s shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Cullen/Frost itself may be a creditor of that subsidiary with recognized claims. Claims on Cullen/Frost’s subsidiaries by creditors other than Cullen/Frost will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

The Cullen/Frost board is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any Cullen/Frost preferred stock is issued, the holders of Cullen/Frost preferred stock may have a preference over holders of Cullen/Frost common stock in the payment of dividends, upon liquidation of Cullen/Frost, in respect of voting rights and in the redemption of the capital stock of Cullen/Frost.

Common Stock

Dividends.    The holders of Cullen/Frost common stock are entitled to share ratably in dividends when and if declared by the Cullen/Frost board from funds legally available for the dividends.

Voting Rights.    Each holder of Cullen/Frost common stock has one vote for each share held on matters presented for consideration by the shareholders.

Classification of Board of Directors.    The Cullen/Frost board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Cullen/Frost are elected at each annual meeting of the shareholders of Cullen/Frost. Classification of the Cullen/Frost board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Cullen/Frost board and thereby could impede a change in control of Cullen/Frost.

Preemptive Rights.    The holders of Cullen/Frost common stock have no preemptive rights to acquire any additional shares of Cullen/Frost common stock.

Issuance of Stock.    The Cullen/Frost restated articles of incorporation authorize the Cullen/Frost board to authorize the issuance of shares of Cullen/Frost common stock and Cullen/Frost preferred stock and any other securities without shareholder approval. However, Cullen/Frost common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Cullen/Frost common stock under certain circumstances.

Liquidation Rights.    In the event of liquidation, dissolution or winding-up of Cullen/Frost, whether voluntary or involuntary, the holders of Cullen/Frost common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Cullen/Frost preferred stock. Cullen/Frost common stock is neither redeemable nor convertible into another security of Cullen/Frost.

Shareholder Protection Rights Agreement

Cullen/Frost has a shareholder protection rights agreement that could discourage unwanted or hostile takeover attempts that are not approved by Cullen/Frost’s board. The rights plan allows holders of Cullen/Frost common stock to purchase shares in either Cullen/Frost or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by Cullen/Frost’s board.

The Rights.    On January 26, 1999, Cullen/Frost’s board declared a dividend of one preferred stock purchase right for each outstanding share of Cullen/Frost common stock. The rights currently trade with, and are inseparable from, the common stock.

Exercise Price.    Each right allows its holder to purchase from Cullen/Frost one one-hundredth of a Cullen/Frost junior participating preferred stock for $100, subject to certain adjustment. This portion of a preferred share will give the shareholder approximately the same dividend and voting rights as would one share of common stock.

Exercisability.    The rights will only become exercisable upon distribution. Distribution of the rights will not occur until 10 days after the earlier of:

•	a public announcement by Cullen/Frost that a person or group has obtained beneficial ownership of 10% or more of Cullen/Frost’s outstanding common stock; or

•	a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of Cullen/Frost’s outstanding common stock.

The date when the rights become exercisable is referred to in the rights plan as the “separation time”. After that date, the rights will be evidenced by rights certificates that Cullen/Frost will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of Cullen/Frost’s outstanding common stock may not exercise any rights even after the separation time.

Consequences of a Person or Group Becoming an Acquiring Person.    A person or group that acquires beneficial ownership of 10% or more of Cullen/Frost’s outstanding common stock is called an “acquiring person”.

Flip-In.    Once Cullen/Frost publicly announces that a person has acquired 10% or more of its outstanding common stock, Cullen/Frost can allow for rights holders, other than the acquiring person, to buy $200 worth of its common stock for $100. This is called a “flip-in”. Alternatively, Cullen/Frost’s board may elect to exchange one share of Cullen/Frost common stock for each right, other than rights owned by the acquiring person, thus terminating the rights.

Flip Over.    If, after a person or group becomes an acquiring person and controls Cullen/Frost’s board of directors, Cullen/Frost merges or consolidates with another entity, or if 50% or more of Cullen/Frost’s consolidated assets or earning power are sold, all holders of rights, other than the acquiring person, may purchase shares of the acquiring company at half their market value.

Cullen/Frost’s board may elect to redeem all of the rights for $0.01 per right at any time before a flip-in occurs, thus terminating the rights. If the rights are not terminated at redemption or upon an exchange in connection with a flip-in, the rights will terminate on February 8, 2009.

The rights will not prevent a takeover of Cullen/Frost. However, the rights may cause a substantial dilution to a person or group that acquires 10% or more of Cullen/Frost common stock unless Cullen/Frost’s board first redeems the rights. Nevertheless, the rights should not interfere with a transaction that is in Cullen/Frost’s and its shareholders’ best interests because the rights can be redeemed by the board before that transaction is completed.

The complete terms of the rights are contained in the shareholder protection rights agreement. The foregoing description of the rights and the shareholder protection rights agreement is qualified in its entirety by reference to the agreement.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Cullen/Frost shareholders are governed by the Texas Business Corporation Act, or TBCA, and Cullen/Frost’s restated articles of incorporation and amended by-laws. The rights of Summit shareholders are governed by the TBCA and Summit’s restated articles of incorporation and amended and restated by-laws. After the merger, the rights of Summit’s and Cullen/Frost’s shareholders will be governed by the TBCA and Cullen/Frost’s restated articles of incorporation and amended by-laws. The following discussion summarizes the material differences between the rights of Summit shareholders and the rights of Cullen/Frost shareholders. We urge you to read Cullen/Frost’s restated articles of incorporation, Cullen/Frost’s amended by-laws, Summit’s restated articles of incorporation, Summit’s amended and restated by-laws, and the TBCA carefully and in their entirety.

Authorized Capital Stock

Cullen/Frost.    Cullen/Frost’s restated articles of incorporation authorize it to issue up to 210,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 11, 2006, there were 55,629,514 shares of Cullen/Frost common stock issued and outstanding and no shares of preferred stock outstanding. See “Description of Cullen/Frost Capital Stock” on page 58. As of August 11, 2006, 250,000 shares of Cullen/Frost preferred stock designated as Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described above under “Description of Cullen/Frost Capital Stock—Shareholder Protection Rights Agreement”.

Summit.    Summit’s restated articles of incorporation provide that the authorized capital stock of Summit consists of 20,000,000 shares of common stock, par value $1.25 per share. As of August 11, 2006, there were 12,598,322 shares of Summit common stock issued and outstanding. In addition, on August 11, 2006, 422,250 shares of Summit common stock were reserved for issuance upon conversion or exercise of stock options and awards.

Size of Board of Directors

Cullen/Frost.    Cullen/Frost’s amended by-laws provide for the number of directors to consist of one or more members as determined from time to time by the Cullen/Frost board. The Cullen/Frost board currently has 13 directors.

Summit.    Summit’s amended and restated by-laws provide for Summit’s board to consist of not less than 5 nor more than 25 directors, with the exact number to be fixed by Summit’s board from time to time. The number of directors of Summit is currently fixed at 11.

Classes of Directors

Cullen/Frost.    Cullen/Frost’s restated articles of incorporation provide that Cullen/Frost’s board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. Accordingly, control of the board of directors of Cullen/Frost cannot be changed in one year; at least two annual meetings must be held before a majority of the board of directors may be changed. Holders of shares of Cullen/Frost common stock do not have the right to cumulate their votes in the election of directors.

Summit.    Summit’s board is not classified. Holders of shares of Summit common stock do not have the right to cumulate their votes in the election of directors. Summit’s amended and restated by-laws provide that each director is elected annually.

Removal of Directors

Cullen/Frost.    Any Cullen/Frost director or Cullen/Frost’s entire board of directors may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the shares then entitled to vote in the election of directors.

Summit.    Summit’s amended and restated by-laws provide that any Summit director or Summit’s entire board of directors may be removed by shareholders with or without cause by a majority vote of the shares then entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Cullen/Frost.    Under Cullen/Frost’s amended by-laws, any vacancy occurring in Cullen/Frost’s board shall be filled by a majority of the remaining directors or by election at an annual or special meeting of shareholders called for such purpose.

Summit.    Summit’s restated articles of incorporation provide that any vacancies on Summit’s board of directors may be filled by a majority vote of the remaining directors, or, at the election of the directors, at an annual or special meeting of shareholders. If the vacancy is caused by reason of an increase in the number of directors, the board of directors may vote to fill not more than two such directorships during the period between any two successive annual meetings of shareholders. The new director will serve for the remainder of the unexpired term of the director to which such director has been appointed.

Nomination of Director Candidates by Shareholders

Cullen/Frost.    Cullen/Frost’s amended by-laws establish procedures that shareholders must follow to nominate persons for election to Cullen/Frost’s board. The shareholder making the nomination must deliver written notice to Cullen/Frost’s Secretary between 60 and 90 days before the annual meeting at which directors will be elected. However, if less than 70-days’ notice is given of the meeting date, that written notice by the shareholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if Cullen/Frost previously disclosed that the meeting in each year is to be held on a specific date.

The nomination notice must set forth certain information about the person to be nominated similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A, and must also include the nominee’s written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder’s name and address and the class and number of Cullen/Frost shares that the shareholder owns of record or beneficially. The meeting chairman may, if the facts warrant, determine that a nomination was not made in accordance with Cullen/Frost’s amended by-law provisions, and the defective nomination will be disregarded.

Summit.    Neither Summit’s restated articles of incorporation nor its amended and restated by-laws contain provisions regarding the nomination of directors.

Calling Special Meetings of Shareholders

Cullen/Frost.    A special meeting of shareholders may be called at any time by the holders of at least 10% of Cullen/Frost’s outstanding stock entitled to be voted at such meeting, by Cullen/Frost’s board, by Cullen/Frost’s Senior Chairman or Chairman of the board or by Cullen/Frost’s President.

Summit.    A special meeting of shareholders may be called at any time and for any lawful purpose by a majority of Summit’s board of directors, by Summit’s president or by shareholders owning not less than three-tenths of the outstanding stock entitled to be voted at such meeting.

Shareholder Proposals

Cullen/Frost.    Cullen/Frost’s amended by-laws establish procedures that a shareholder must follow to submit a proposal for a Cullen/Frost shareholder vote at an annual shareholders’ meeting. The shareholder making the proposal must deliver written notice to Cullen/Frost’s Secretary between 60 and 90 days prior to the meeting. However, if less than 70 days’ notice of the meeting is given, that written notice by the shareholder must be so delivered not later than the tenth day after the day on which such meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if Cullen/Frost previously disclosed that the meeting in each year is to be held on a specific date. The shareholder proposal notice must set forth the following:

•	the text of the proposal to be presented;

•	a brief description of the reasons for its submission;

•	the name and address of the shareholder;

•	the classes and number of Cullen/Frost shares the shareholder beneficially owns; and

•	any material interest of the shareholder in that proposal other than the holder’s interest as a Cullen/Frost shareholder.

The meeting chairman may, if the facts warrant, determine that any proposal was not properly submitted in accordance with Cullen/Frost’s amended by-laws, and the defective proposal will not be submitted to the meeting for a shareholder vote.

Summit.    Neither Summit’s restated articles of incorporation nor its amended and restated by-laws contain provisions relating to shareholder proposals.

Notice of Shareholder Meetings

Cullen/Frost.    Cullen/Frost’s amended by-laws provide that Cullen/Frost must notify shareholders between 10 and 60 days before any annual meeting and between 50 and 60 days before any special meeting of the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Summit.    Summit’s amended and restated by-laws provide that Summit must notify shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting and, in the case of a special meeting, its restated articles of incorporation provide that notice must be given of its purpose or purposes.

Anti-Takeover Provisions and Shareholder Protection Rights Agreement

Cullen/Frost.    Articles 13.01 through 13.08 of the TBCA provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless:

•	the business combination or purchase or acquisition of shares made by the affiliate shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder, or

•	the business combination was approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder.

A Texas corporation may elect not to be governed by the Texas Business Combination Law. Cullen/Frost has not made such an election.

Cullen/Frost has a shareholder protection rights agreement, which will be in effect for the combined company after the merger. This plan is described above in the section entitled “Shareholder Protection Rights Agreement” beginning on page 59.

Summit.    Summit is also subject to the Texas Business Combination Law and has not made an election not to be so governed. Summit has agreed to amend its shareholder rights agreement such that entering into the merger agreement and the voting agreement and the consummation of the transactions contemplated thereby will not trigger any of the rights or consequences provided thereunder.

Indemnification of Directors and Officers

Cullen/Frost.    The TBCA provides that a corporation may indemnify a director or officer who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director or officer if such person:

•	conducted himself in good faith;

•	reasonably believed:

•	in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation’s best interests; and

•	in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The TBCA also provides that a corporation must indemnify a director or officer against reasonable expenses incurred by him or her in connection with a proceeding in which such person is a named defendant or respondent because he or she is or was a director or officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Certain other individuals serving at the request of the corporation may also be indemnified under Texas law.

Cullen/Frost’s amended articles of incorporation provide for mandatory indemnification to the fullest extent allowed by Texas law.

Summit.    Summit’s restated articles of incorporation also provide for mandatory indemnification to the fullest extent allowed by Texas law.

Amendments to Articles/Certificate of Incorporation and By-Laws

Cullen/Frost.    The TBCA provides that a corporation’s articles of incorporation may be amended only if the proposed amendment is approved by the corporation’s board of directors and thereafter approved by 66 2/3% of the outstanding shares entitled to vote thereon.

Cullen/Frost’s amended by-laws may be altered, amended, or repealed and new by-laws may be adopted by a vote of a majority of the number of directors as fixed in accordance by its amended by-laws or by a vote of the holders of three-quarters of Cullen/Frost’s outstanding shares entitled to vote thereon.

Summit.    Summit’s restated articles of incorporation may only be amended pursuant to the requirements of the TBCA discussed above.

Summit’s amended and restated by-laws provide that the power to alter, amend or repeal Summit’s by-laws or to adopt new by-laws from time to time is vested in Summit’s board, subject to the shareholders repealing or changing the action, or making new by-laws at an annual or special meeting.

VALIDITY OF SECURITIES

The validity of the Cullen/Frost common stock to be issued in connection with the merger has been passed upon for Cullen/Frost by Stan McCormick, Executive Vice President and Corporate Counsel of Cullen/Frost.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc. Annual Report (Form 10-K) for the year ended December 31, 2005, and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Summit Bancshares, Inc. appearing in Summit Bancshares, Inc. Annual Report (Form 10-K) for the year ended December 31, 2005, and Summit Bancshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Stovall Grandey & Allen LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Summit’s board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. Summit shareholders may, however, be asked to vote on a proposal to adjourn or postpone the special meeting. Summit could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the transactions contemplated thereby. If any other matters properly come before the Summit special meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Summit. However, proxies that indicate a vote against approval of the merger agreement and the transactions contemplated thereby will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve these items.

WHERE YOU CAN FIND MORE INFORMATION

Cullen/Frost has filed a registration statement with the SEC under the Securities Act that registers the distribution to Summit shareholders of the shares of Cullen/Frost common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cullen/Frost and its common stock, Summit and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

In addition, Cullen/Frost (File No. 0-7275) and Summit (File No. 0-11986) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Cullen/Frost and Summit, that file electronically with the SEC. The address of that site is http://www.sec.gov. Cullen/Frost’s address on the world wide web is http://www.frostbank.com, and Summit’s address is http://www.summitbank-online.com. The information on our web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Cullen/Frost at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information that Summit has filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

The SEC allows Cullen/Frost and Summit to “incorporate by reference” information into this document. This means that Cullen/Frost and Summit can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Cullen/Frost and Summit have previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about our companies and their financial condition.

CULLEN/FROST FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended December 31, 2005

Proxy Statement on Schedule 14A	March 27, 2006

Quarterly Reports on Form 10-Q	Quarters ended March 31 and June 30, 2006

Current Reports on Form 8-K	January 27, 2006, April 28, 2006, July 3, 2006, and July 7, 2006

The description of Cullen/Frost common stock set forth in Cullen/Frost’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.	July 30, 1997

The description of preferred share purchase rights set forth in Cullen/Frost’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating any such description.	February 1, 1999

SUMMIT FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended December 31, 2005

Proxy Statement on Schedule 14A	March 24, 2006

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006

Current Reports on Form 8-K	February 23, 2006, April 6, 2006, April 21, 2006, May 25, 2006, and July 3, 2006

The description of Summit common stock set forth in Summit’s registration statement on Form 10 filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.	April 27, 1984

SUMMIT FILINGS	PERIOD OR DATE FILED
The description of the rights agreement, contained in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.	April 24, 1990

Cullen/Frost and Summit incorporate by reference additional documents that they may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of Summit’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Cullen/Frost has supplied all information contained or incorporated by reference in this document relating to Cullen/Frost and Summit has supplied all such information relating to Summit.

You can obtain any of the documents incorporated by reference in this document through Cullen/Frost or Summit, as the case may be, or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

If you are a Cullen/Frost shareholder:	If you are a Summit shareholder:

Cullen/Frost Bankers, Inc. Attention: Investor Relations 100 West Houston Street San Antonio, Texas 78205 (210) 220-4011	Summit Bancshares, Inc. Attention: Bob G. Scott P.O. Box 2665 Fort Worth, Texas 76113 (817) 336-6817

If you would like to request documents, please do so by •, 2006 to receive them before the Summit special meeting. If you request any incorporated documents from Cullen/Frost, Cullen/Frost will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that Cullen/Frost or Summit have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of Cullen/Frost or Summit with the SEC, in registration statements, and in oral and written statements made by or with the approval of Cullen/Frost or Summit that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between Cullen/Frost and Summit, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives and expectations of Cullen/Frost or Summit or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

•	Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Cullen/Frost and Summit will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of Summit’s shareholders to approve the merger;

•	local, regional, national and international economic conditions and the impact they may have on Cullen/Frost and Summit and their customers and Cullen/Frost’s and Summit’s assessment of that impact;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in the competitive environment among financial holding companies and banks; and

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Cullen/Frost and Summit must comply.

Additional factors that could cause Cullen/Frost’s or Summit’s results to differ materially from those described in the forward-looking statements can be found in Cullen/Frost’s or Summit’s, as applicable, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Cullen/Frost or Summit or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Cullen/Frost and Summit undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

between

SUMMIT BANCSHARES, INC.

and

CULLEN/FROST BANKERS, INC.

Dated as of July 2, 2006

Page
ARTICLE 1

DEFINITIONS; INTERPRETATION; DISCLOSURE SCHEDULES

1.1	Definitions	A-1
1.2	Interpretation	A-8

ARTICLE 2

THE MERGER

2.1	The Merger	A-9
2.2	Closing	A-9
2.3	Effects of the Merger; Liabilities of the Company	A-9
2.4	Name of Surviving Corporation	A-9
2.5	Articles of Association and By-Laws of the Surviving Corporation	A-9
2.6	The Other Mergers	A-9

ARTICLE 3

EFFECT ON STOCK; ELECTION PROCEDURES

3.1	Effect on Stock	A-10
3.2	Elections; Allocation	A-10
3.3	Exchange Agent; Election Procedures	A-12
3.4	Fractional Shares	A-13
3.5	Lost, Stolen or Destroyed Certificates	A-13
3.6	Anti-Dilution Adjustments	A-13
3.7	Dissenters’ Rights	A-14

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Forbearances of the Company	A-14
4.2	Forbearances of Parent	A-16
4.3	Coordination of Company Dividends	A-16

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Disclosure Schedules	A-16
5.2	Standard	A-16
5.3	Representations and Warranties of the Company	A-17
5.4	Representations and Warranties of Parent	A-26

ARTICLE 6

COVENANTS

6.1	Reasonable Best Efforts	A-31
6.2	Shareholder Approval	A-31
6.3	Regulatory Applications	A-32
6.4	Exchange Listing	A-32
6.5	SEC Filings	A-32
6.6	Press Releases	A-33

A-i

(continued)

Annex 1	Form of Voting Agreement
Annex 2	Form of Company Affiliate Letter
Annex 3	Form of Amendment to Rights Amendment

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2006 (this “Agreement”), between Summit Bancshares, Inc., a Texas corporation (“Company”), and Cullen/Frost Bankers, Inc., a Texas corporation (“Parent”).

RECITALS

A. The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Parent (the “Merger”). Parent will be the surviving corporation in the Merger (the “Surviving Corporation”). It is the intention of Parent that, immediately following the Merger, each of the following will occur in immediate succession: (a) Summit Delaware Financial Corporation, a wholly-owned Subsidiary of the Company (“Company HoldCo Sub”), will merge with and into The New Galveston Company, Inc., a Delaware company and wholly owned Subsidiary of Parent (“Parent HoldCo Sub”) with Parent HoldCo Sub being the surviving corporation (the “Delaware Merger”), and (b) Summit Bank, National Association, a wholly-owned Subsidiary of Company HoldCo Sub (“Company Bank Sub”) will merge (the “Bank Merger”) with and into The Frost National Bank, a wholly-owned Subsidiary of Parent HoldCo Sub (“Parent Bank Sub”) with Parent Bank Sub being the surviving bank (the “Bank Merger”). The Delaware Merger and Bank Merger sometimes are collectively referred to herein as the “Other Mergers”.

B. Board Determinations. The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved, this Agreement, the Merger and the other transactions contemplated hereby.

C. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D. Voting Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, ten directors that beneficially own an aggregate of at least 15% of the issued and outstanding shares of Company Common Stock as of the date hereof are concurrently entering into voting agreements, the form of which is attached hereto as Annex 1 (the “Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

E. Employment Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, Parent and Company are entering into an employment agreements with 8 senior officers of the Company (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company and Parent agree as follows:

ARTICLE 1

Definitions; Interpretation; Disclosure Schedules

1.1 Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than 25% of the business, assets or deposits of that person or any of its Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than 25% of the voting power of that person or any of its Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Bank Merger” has the meaning assigned in the Recitals.

“Bank Merger Surviving Bank” has the meaning assigned in Section 2.6.

“Benefit Arrangement” means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to benefits and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“BHC Act” means the Bank Holding Company Act of 1956.

“BSA” means the Bank Secrecy Act of 1970 and the rules and regulations thereunder.

“Cash Election” has the meaning assigned in Section 3.2(a).

“Cash Election Shares” has the meaning assigned in Section 3.2(b)(1)(C).

“Closing” has the meaning assigned in Section 2.2.

“Closing Date” has the meaning assigned in Section 2.2.

“Code” has the meaning assigned in the Recitals.

“Company” has the meaning assigned in the Preamble.

“Company Affiliate” has the meaning assigned in Section 6.13.

“Company Bank Sub” has the meaning assigned in the Recitals.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $1.25 per share, of the Company.

“Company HoldCo Sub” has the meaning assigned in the Recitals.

“Company Meeting” has the meaning assigned in Section 6.2(b).

“Company Rights Agreement” means the Rights Agreement, dated April 17, 1990, by and between the Company and Summit Bancservices, Inc., and Amendment No. 1 thereto, effective as of April 16, 2000.

“Company SEC Filings” has the meaning assigned in Section 5.3(j)(1).

“Company Stock Options” means all outstanding and unexercised employee options to purchase Company Common Stock.

“Company Stock Plans” means the 1993 Incentive Stock Option Plan of Summit Bancshares, Inc., the 1997 Incentive Stock Option Plan of Summit Bancshares, Inc. and the 2006 Long Term Incentive Plan of Summit Bancshares, Inc.

“Confidentiality Agreement” means the agreement, dated December 9, 2003, between Parent and Company.

“Consideration” has the meaning assigned in Section 3.1(a).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

“Converted Cash Election Share” has the meaning assigned in Section 3.2(b)(1)(C).

“Converted Stock Election Share” has the meaning assigned in Section 3.2(b)(2)(B).

“Costs” has the meaning assigned in Section 6.14(a).

“CRA” means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.

“Current Premium” has the meaning assigned in Section 6.14(c).

“Delaware Merger” has the meaning assigned in the Recitals.

“Delaware Merger Surviving Corporation” has the meaning assigned in Section 2.6.

“Determination Date” means the last date on which all of the Requisite Regulatory Approvals shall be received.

“Disclosure Schedule” has the meaning assigned in Section 5.1.

“Dissenting Shares” means shares of Company Common Stock that are held by a shareholder who has properly exercised appraisal rights under applicable law.

“Effective Time” has the meaning assigned in Section 2.2.

“Election Deadline” has the meaning assigned in Section 3.3(b).

“Employees” means current and former employees of the Company.

“Employment Agreements” has the meaning assigned in the Recitals.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.3(t)(3).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.3(a).

“Exchange Fund” has the meaning assigned in Section 3.3(a).

“Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including Dissenting Shares but excluding Excluded Shares, rounded to the nearest whole share.

“Excluded Shares” means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury.

“Extensions of Credit” has the meaning assigned in Section 5.3(z).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning assigned in Section 8.4(a).

“Fee Extension Event” means (1) a termination of this Agreement by either the Company or Parent pursuant to Section 8.1(c) or 8.1(e) (other than a termination pursuant to Section 8.1(e) in connection with circumstances in which the sole reason for the Effective Time not occurring by the 10-month anniversary of the date of this Agreement is Parent’s failure to obtain the approval of a Governmental Authority required for consummation of the Merger because of conditions pertaining solely to Parent but not conditions that may arise from an Acquisition Proposal or a person’s public announcement of an intention (whether or not conditional) to make an Acquisition Proposal), or by Parent pursuant to Section 8.1(b) or 8.1(g), if, prior to such termination, an Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (2) a termination of this Agreement by Parent pursuant to Section 8.1(f).

“Fee Payment Event” means:

(1) (a) The Company, without having received Parent’s prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Parent Person; (b) after the date hereof, the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than a Parent Person; or (c) after the date hereof, the Company Board recommends that the shareholders of the Company approve or accept an Acquisition Transaction with any person other than a Parent Person; or

(2) Any person, other than a Parent Person, acquires after the date hereof beneficial ownership or the right to acquire beneficial ownership of 50% or more of the outstanding shares of Company Common Stock (the term “beneficial ownership” for purposes of this definition having the meaning assigned in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder).

“Fee Termination Date” means either (1) the 12-month anniversary of a Fee Extension Event, if a Fee Extension Event occurs in connection with the termination of this Agreement, or (2) the date of the termination of this Agreement, if a Fee Extension Event does not occur in connection with the termination of this Agreement.

“Form of Election” has the meaning assigned in Section 3.3(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Indemnified Party” has the meaning assigned in Section 6.14(a).

“Index Price” on a given date means the closing value of the PHLX/KBW Bank Index on such date.

“Index Ratio” has the meaning assigned in Section 8.2(2)(ii).

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“Interest Rate Instruments” has the meaning assigned in Section 5.3(aa).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to the Company or Parent, any effect that:

(a) is material and adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable United States banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to United States banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting United States banking organizations generally and (4) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or

(b) would materially impair the ability of the Company or Parent, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning assigned in Section 5.3(v)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations System.

“New Certificates” has the meaning assigned in Section 3.3(a).

“Non-Election” has the meaning assigned in Section 3.2(a).

“Non-Election Shares” has the meaning assigned in Section 3.2(a).

“NYSE” means the New York Stock Exchange, Inc.

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning assigned in Section 3.3(a).

“Other Mergers” has the meaning assigned in the Recitals.

“Parent” has the meaning assigned in the Preamble.

“Parent Average Closing Price” means the average of the daily last sale prices of Parent Common Stock as reported on the NYSE, as reported by the NYSE Composite Transactions Reporting System (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source mutually agreed to by Parent and the Company), for each of the fifteen full consecutive NYSE trading days ending at the close of trading on the Determination Date.

“Parent Articles” means the Restated Articles of Incorporation of Parent.

“Parent Bank Sub” has the meaning assigned in the Recitals.

“Parent Bank Sub Articles” means the Articles of Association of Parent Bank Sub.

“Parent Bank Sub By-Laws” means the By-Laws of Parent Bank Sub.

“Parent Benefit Arrangement” means, with respect to the Parent, each of the following under which any current or former employee of Parent or any of its current or former directors has any present or future right to benefits and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“Parent Board” means the board of directors of Parent.

“Parent By-Laws” means the Amended By-Laws of Parent.

“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.

“Parent HoldCo Sub” has the meaning assigned in the Recitals.

“Parent HoldCo Sub Articles” means the Articles of Incorporation of Parent HoldCo Sub.

“Parent HoldCo Sub By-Laws” means the By-Laws of Parent HoldCo Sub.

“Parent Non-Contributory Defined Benefit Plans” means the Retirement Plan and Trust for Employees of Cullen/Frost Bankers, Inc. and its Affiliates and the Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates.

“Parent Person” means Parent or any of its Subsidiaries.

“Parent Preferred Stock” means, collectively, the preferred stock, par value $.01 per share, of Parent and the Junior Preferred Stock, par value $5.00 per share, of Parent.

“Parent Profit Sharing Plans” means the Cullen/Frost Bankers, Inc. Profit Sharing Plan and the Cullen/Frost Bankers, Inc. Restoration Profit Sharing Plan.

“Parent Ratio” has the meaning assigned in Section 8.2(2)(i).

“Parent Rights” means rights to purchase shares of Parent Stock issued under the Parent Rights Agreement.

“Parent Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of January 26, 1999, between Parent and Parent Bank Sub, as rights agent.

“Parent SEC Filings” has the meaning assigned in Section 5.4(i).

“Parent Share Price” means the arithmetic average of the last reported per share sales prices of Parent Common Stock on the NYSE, as reported by the NYSE Composite Transactions Reporting System (as

reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source mutually agreed to by Parent and the Company), for each of the five full consecutive NYSE trading days ending on the trading day immediately prior to the Closing Date.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

“Parent Stock Plans” means the Cullen/Frost Bankers, Inc. 2001 Stock Plan, the Cullen/Frost Bankers, Inc. 1997 Director Stock Plan, the Cullen/Frost Bankers, Inc. 1992 Stock Plan and the Cullen/Frost Bankers, Inc. Restricted Stock Plan.

“Pension Plan” has the meaning assigned in Section 5.3(t)(2).

“Per Share Cash Consideration” means cash in an amount equal to the Per Share Consideration, without interest.

“Per Share Consideration” means the sum, rounded to the nearest whole cent, of (a) $11.4996 plus (b) the product, rounded to the nearest one ten-thousandth, of 0.2933 (such 0.2933 number being the “Signing Exchange Ratio”) and the Parent Share Price.

“Per Share Stock Consideration” means the number of fully paid and nonassessable shares of Parent Common Stock and the requisite number of Parent Rights issued and attached to such shares under the Parent Rights Agreement equal to the result obtained by dividing the Per Share Consideration by the Parent Share Price.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule.

“Proxy Statement” has the meaning assigned in Section 6.5(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registration Statement” has the meaning assigned in Section 6.5(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.3(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

“Rights Amendment” has the meaning assigned in Section 5.3(bb).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Scheduled Intellectual Property” has the meaning assigned in Section 5.3(p)(1).

“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Stock Conversion Number” means a number equal to the number of Exchangeable Shares minus the result obtained by dividing (a) the product of the number of Exchangeable Shares and $11.4996 by (b) the Per Share Consideration.

“Stock Election” has the meaning assigned in Section 3.2(a).

“Stock Election Shares” has the meaning assigned in Section 3.2(b)(1).

“Stock-Selected Non-Election Share” has the meaning assigned in Section 3.2(b)(1)(B).

“Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “25% or more”.

“Surviving Corporation” has the meaning assigned in the Recitals.

“TAC” means the Texas Administrative Code.

“Takeover Laws” has the meaning assigned in Section 5.3(h).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“TBCA” means the Texas Business Corporation Act.

“TFC” means the Texas Finance Code.

“Trade Secrets” has the meaning assigned in the definition of Intellectual Property in Section 1.1.

“Voting Agreements” has the meaning assigned in the Recitals.

1.2 Interpretation. (a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement, the Voting Agreements, the Rights Amendment, and the Employment Agreements including the Merger, the Other Mergers, the conversion of the Company Bank Sub’s operating systems to those of Parent Bank Sub at the Effective Time and any acts required under any of the Voting Agreements;

(4) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and

(5) to any Governmental Authority includes any successor to that Governmental Authority.

(b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.

(d) The word “party” is to be deemed to refer to the Company or Parent.

(e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(g) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(h) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE 2

The Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Parent at the Effective Time. At the Effective Time, the separate existence of the Company will terminate. Parent will be the Surviving Corporation in the Merger and will continue its existence under the laws of the State of Texas.

2.2 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 5:00 p.m. Central Time on a business day designated by Parent that is (a) within 60 days after the later of (i) the expiration of all applicable waiting periods associated with the Requisite Regulatory Approvals and (ii) the requisite approval of the shareholders of the Company and (b) after satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.

2.3 Effects of the Merger; Liabilities of the Company. The Merger will have the effects prescribed by applicable law, including the TFC and the TBCA.

2.4 Name of Surviving Corporation. The name of the Surviving Corporation as of the Effective Time will be the name of Parent.

2.5 Articles of Association and By-Laws of the Surviving Corporation. The Parent Articles, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time. The Parent By-Laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

2.6 The Other Mergers. The Company and Parent will cooperate and use reasonable best efforts to effect the Other Mergers immediately following the Effective Time and to effect the conversion of the operating systems of the Company Bank Sub to those of Parent Bank Sub immediately following the Effective Time. At the effective time of the Delaware Merger and the Bank Merger, respectively, the separate existence of Company HoldCo Sub and the Company Bank Sub will terminate, respectively. Parent HoldCo Sub will be the surviving corporation in the Delaware Merger (the “Delaware Merger Surviving Corporation”) and will continue its existence under the laws of the State of Delaware and Parent Bank Sub will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the laws of the United States. The Parent HoldCo Sub Articles will be the articles of incorporation of the Delaware Merger Surviving Corporation, and the Parent Bank Sub Articles will be the articles of association of the Bank Merger Surviving Bank. The Parent HoldCo Sub By-Laws will be the by-laws of the Delaware Merger Surviving Corporation, and the Parent Bank Sub By-Laws will be the by-laws of the Bank Merger Surviving Bank. In the Other Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3

Effect on Stock; Election Procedures

3.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into and constitute the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 3.2 and 3.3, either (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration (the Per Share Stock Consideration and the Per Share Cash Consideration together, the “Consideration”).

Shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Holders of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the Consideration. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation or Parent will be canceled and exchanged in accordance with this Article 3.

(b) Parent Stock. Each share of Parent Stock outstanding immediately prior to the Effective Time will remain outstanding.

3.2 Elections; Allocation. (a) Subject to allocation in accordance with Section 3.2(b), each record holder of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline will be entitled (1) to elect to receive in respect of each share of Company Common Stock (A) Per Share Cash Consideration (a “Cash Election”) or (B) Per Share Stock Consideration (a “Stock Election”) or (2) to indicate that such record holder has no preference as to the receipt of Per Share Cash Consideration or Per Share Stock Consideration for each such share (a “Non-Election”). Shares of Company Common Stock with respect to which a Non-Election is made (including shares with respect of which such an election is deemed to have been made pursuant to this Section 3.2 and Section 3.7) (collectively, “Non-Election Shares”) will be deemed by the Parent, in its sole and absolute discretion, subject to Sections 3.2(b)(1), (2) and (3), to be, in whole or in part, shares of Company Common Stock with respect to which Cash Elections or Stock Elections have been made. Dissenting Shares will, for purposes of this Agreement, be treated as shares of Company Common Stock with respect to which Cash Elections have been made.

(b) Notwithstanding anything to the contrary in this Agreement, the rights of holders of Company Common Stock to make elections in respect of shares of Company Common Stock will be subject to the following principles of allocation:

(1) Number of Stock Elections Less Than the Stock Conversion Number. If the aggregate number of shares of Company Common Stock with respect to which a Stock Election is made (collectively, “Stock Election Shares”) is less than the Stock Conversion Number, then:

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration;

(B) the Exchange Agent will allocate from among the Non-Election Shares, pro rata to the holders of Non-Election Shares in accordance with their respective numbers of Non-Election Shares, a sufficient number of Non-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Non-Election Share (each, a “Stock-Selected Non-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all Non-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, then all Non-Election Shares will be Stock-Selected Non-Election Shares;

(C) if the sum of Stock Election Shares and Non-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the shares of Company Common Stock with respect to which a Cash Election is made (collectively, “Cash Election Shares”), other than Cash Election Shares representing Dissenting Shares, pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Non-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(D) each Non-Election Share and Cash Election Share that is not a Stock-Selected Non-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(2) Number of Stock Elections Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration;

(B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of such Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (each, a “Converted Stock Election Share”) so that the difference of (1) the number of Stock Election Shares minus (2) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; and

(C) each other Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(3) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares is equal to the Stock Conversion Number, then:

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(B) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

3.3 Exchange Agent; Election Procedures. (a) At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (“Old Certificates”), (1) certificates or, at Parent’s option, evidence of shares in book entry form (“New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) cash payable pursuant to Sections 3.1 and 3.4 (the “Exchange Fund”).

(b) Elections pursuant to Section 3.2(a) will be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a “Form of Election”) to be provided by the Exchange Agent for that purpose to holders of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares), together with appropriate transmittal materials, at the time of mailing of the Proxy Statement to the holders of record of Company Common Stock or on such other date as the Company and Parent shall mutually agree to each holder of record of Company Common Stock for purposes of the Company Meeting. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. A Form of Election may specify which specific shares covered thereby are subject to a Cash Election, a Stock Election or a Non-Election. To be effective, a Form of Election must be (1) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the day of the Company Meeting (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”) and (2) accompanied by the certificate(s) representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the NASD, provided that such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). Parent will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

(c) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with Section 3.3(b), such shares shall be deemed Non-Election Shares.

(d) The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to Section 3.2(b).

(e) As promptly as reasonably practicable following the Effective Time, taking into account the computations contemplated by Section 3.2(b), each holder of record of Company Common Stock that has surrendered the certificates representing its Company Common Stock will be entitled to receive a New Certificate representing the shares of Parent Common Stock issuable in exchange therefor and/or a check representing cash payable pursuant to Sections 3.1 and 3.4. No interest will accrue or be paid with respect to any New Certificates or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the person requesting the exchange (1) pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable. A Company Affiliate shall not be entitled to receive any New Certificate pursuant to this Article III until such Company Affiliate shall have duly executed and delivered an appropriate agreement as described in Section 6.13.

(f) As promptly as reasonably practicable following the Effective Time, but in no event later than ten days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III.

(g) No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement, but beginning 60 days after the Effective Time no such Holder shall be entitled to vote on any matter until such Holder surrenders such Old Certificate for exchange as provided in Section 3.3(b).

3.4 Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent will pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the last reported per share sale price of Parent Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed to by Parent and the Company), for the last NYSE trading day immediately prior to the Closing Date.

3.5 Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

3.6 Anti-Dilution Adjustments. If Parent changes (or the Board of Directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Signing Exchange Ratio will be adjusted proportionately to account for such change.

3.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Dissenting Shares that are outstanding as of the Effective Time will not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Company Common Stock shall thereupon be treated as a Non-Election Share and will be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Stock Consideration or the Per Share Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands. Parent will pay any consideration as may be determined to be due with respect to Dissenting Shares pursuant to and subject to the requirements of applicable law.

ARTICLE 4

Conduct of Business Pending the Merger

4.1 Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed in the comparable subsection of the Company’s Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, employees and business associates.

(b) Operations. Enter into any new line of business or materially change its lending, investment (including purchasing any securities other than short-term United States Department of the Treasury securities), underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority.

(c) Capital Expenditures. Make any capital expenditures in excess of $75,000 individually or $350,000 in the aggregate.

(d) Material Contracts. Terminate, enter into, amend, modify (including by way of interpretation) or renew any Material Contract.

(e) Extensions of Credit and Interest Rate Instruments. Make, renew or amend any Extension of Credit in excess of $4,000,000 or enter into, renew or amend any Interest Rate Instrument.

(f) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock, whether pursuant to the Company Stock Plans or otherwise.

(g) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) regular quarterly dividends on Company Common Stock not in excess of $0.08 per share of Company Common Stock per quarter on the record and payment date schedules required by Section 4.3 and (ii) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any Rights of it with respect to its stock.

(h) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, taken as a whole.

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.

(j) Constituent Documents. Amend its Constituent Documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

(l) Tax Matters. Make, change or revoke any Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Taxes.

(m) Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 and that would not (1) impose any material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (2) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

(n) Compensation; Employment Agreements. Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) to grant routine merit increases in the ordinary course.

(o) Benefit Arrangements. Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) for amendments that do not increase benefits or result in increased administrative costs.

(p) Communication. Make any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

(q) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in

Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law.

(r) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2 Forbearances of Parent. Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law; provided that nothing in this Section 4.2(a) shall preclude Parent from exercising its rights under the Voting Agreements.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything in paragraph (a) or (b) of this Section 4.2 to the contrary, Parent may make dispositions and acquisitions and Parent may agree to issue capital stock in connection therewith.

4.3 Coordination of Company Dividends. The Company Board shall cause the Company’s regular quarterly dividend record dates and payment dates for Company Common Stock to be the same as Parent’s regular quarterly dividend record dates and payment dates for Parent Common Stock (i.e., Company shall move its customary November record and payment date to Parent’s December record and payment date), and Company shall not thereafter change such coordinated regular dividend payment dates and record dates.

ARTICLE 5

Representations and Warranties

5.1 Disclosure Schedules. Before entry into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.2 Standard. For all purposes of this Agreement, no representation or warranty of the Company contained in Section 5.3 (other than the representations and warranties contained in Sections 5.3(b)(1), (c)(1) (with respect to Significant Subsidiaries only), (e), (g)(1), (h), (i), (j), (t), (u) (last sentence only) and (bb), which shall be true in all material respects, and other than the representations and warranties contained in Section 5.3(k), which shall be true and correct in all respects), and no representation or warranty of Parent contained in Section 5.4 (other than the representations and warranties contained in Sections 5.4(b), (c)(1), (e), (g)(1), (i) and (o), which shall be true in all material respects, and other than the representations and warranties contained in Section 5.4(j), which shall be true and correct in all respects), will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4, as the case may be, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, as the case may be.

5.3 Representations and Warranties of the Company. Except as Previously Disclosed in the comparable subsection of the Company’s Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It has Previously Disclosed and made available to Parent a complete and correct copy of its Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect. It is a financial holding company as defined in Section 2(p) of the BHC Act.

(b) Company Stock. (1) As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which no more than 12,574,572 shares are outstanding. As of the date hereof, under Company Stock Plans, no more than 446,000 shares of Company Common Stock are subject to Company Stock Options. The Company holds 29,200 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to Company Stock Plans and the Company Rights Agreement, as the case may be, have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). The Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except Company Stock Options issued and vesting on the date hereof and pursuant to the Company Rights Agreement, as Previously Disclosed. With respect to each Company Stock Option, the Company has Previously Disclosed the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price. It has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock. It has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(2) To its knowledge, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of shares of Company Stock other than the Voting Agreements contemplated by Recital D hereto.

(c) Subsidiaries and Equity Holdings. (1) (A) It has previously disclosed a list of its Subsidiaries and it owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except, in the case of Company Bank Sub, as provided in 12 U.S.C. § 55); (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Subsidiaries (other than to it or its wholly owned Subsidiaries); (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Subsidiaries; and (E) each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

(3) It has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold.

(d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Subject only to receipt of the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock, this Agreement, the Merger, and the transactions contemplated hereby have been authorized by all necessary corporate action on its part prior to the date hereof. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms.

(f) Consents and Approvals. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act and applications and notices to the Texas Department of Banking under the TFC and the TAC, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities, the NASD, state insurance authorities and the Small Business Administration, (3) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) receipt of the shareholder approval described in Section 5.3(e), (5) the filing of the Articles of Merger and (6) such filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the other transactions contemplated hereby.

(g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(h) Takeover Laws and Provisions. This Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” laws or other applicable antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Part Thirteen of the TBCA.

(i) Financial Advisors. None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Keefe, Bruyette, & Woods, Inc. as its financial advisor, and a complete and correct copy of its arrangements with Keefe, Bruyette, & Woods, Inc. have been Previously Disclosed. As of the date hereof, the Company has received an oral opinion of Keefe, Bruyette, & Woods, Inc., issued to the Company, to the effect that the Consideration is fair from a financial point of view to holders of Company Common Stock.

(j) Financial Reports and Regulatory Filings; Material Adverse Effect. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Company SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Company SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Company SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure, if any, made by management to the Company’s auditors and audit committee since January 1, 2003.

(3) Since January 1, 2003, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Federal Reserve Board, (B) the OCC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(k) Absence of Certain Changes. Since December 31, 2005, (1) other than in the ordinary and usual course of business consistent with past practice, it and its Subsidiaries have not incurred any obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (3) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(l) Litigation. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(m) Compliance with Laws. It and each of its Subsidiaries:

(1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

(3) has received, since December 31, 2003, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities; and

(4) is in compliance with all applicable listing and corporate governance standards of the NASDAQ.

(n) Regulatory Matters. Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement (including an agreement under Section 4(m) of the BHC Act) with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.

(o) Books and Records and Internal Controls. (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(p) Intellectual Property. (1) It has Previously Disclosed all Registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the “Scheduled Intellectual Property”). It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. It and its Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which it or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent or Parent’s Subsidiaries. To the Company’s knowledge, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that the Company or one of its Subsidiaries holds exclusively (including in combination with one another).

(2) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract to the Company has been assigned to the Company.

(3) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past three (3) years. The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices. The Company and its Subsidiaries take reasonable measures, which are adequate to apply with applicable law, to protect the confidentiality of customer financial and other data.

(q) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly, timely and accurately filed and are or will be true and complete in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) the Tax Returns referred to in clause (1) have been examined by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired and no issues that have been raised by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending, (4) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (5) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company’s United States federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the Company SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Company SEC Filings filed before the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither the Company nor any of its Subsidiaries have participated in any reportable or listed transaction as defined under Section 6011 of the Code. If the Company or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(r) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other Governmental Authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(s) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and neither it nor any of its Subsidiaries is the subject of a proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with a labor union or labor organization. There is no pending or, to its knowledge, threatened, nor has there been since December 31, 2003, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving it or any of its Subsidiaries. Since December 31, 2003, there has been no activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t) Benefit Arrangements. (1) It has Previously Disclosed a complete and correct list of all of its Benefit Arrangements. It has made available to Parent complete and correct copies of all Benefit Arrangements, including any trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, and all amendments thereto.

(2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement that is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the knowledge of it, threatened, litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made and all obligations in respect of each of its Benefits Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in its Company SEC Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement that would materially increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, will (A) limit or restrict its right, or, following the consummation of the transactions contemplated hereby, Parent’s right, to administer, merge or amend in any respect or terminate any of its Benefit Arrangements, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8) It has entered into the Employment Agreements.

(9) The Company Employee Retention Plan (Effective September 1, 2005), a discussion draft of which that is dated August 25, 2005 was Previously Disclosed, has not been adopted or implemented or otherwise disclosed to any Employee.

(u) Property. It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice. No other party has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any real property owned by it or its Subsidiaries.

(v) Material Contracts. (1) It has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts (“Material Contracts”) to which it or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries may be bound, or to which it or any of its Subsidiaries or their respective assets or properties may be subject:

(A) any lease of real property;

(B) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(C) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing obligations or that was entered into on or after December 31, 2004;

(D) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $100,000 or more;

(E) any Contract that creates future payment obligations in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or any Contract that creates or would create a Lien;

(F) any Contract providing for a power of attorney on behalf of it;

(G) any Contract, other than this Agreement, providing for exclusive dealing or limiting the freedom of the Company or any of its employees to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(H) any Contract, other than this Agreement, that requires the Company to disclose confidential information or to indemnify or hold harmless any person;

(I) any Contract, other than this Agreement, with (i) any Company Affiliate of it, (ii) any current or former director, officer, employee, consultant or shareholder of it or any Affiliate of it, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;

(J) any Contract with a Governmental Authority;

(K) any other Contract not entered into in the ordinary course of business or that is material to it or its financial condition or results of operations; and

(L) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(2) Each Material Contract is a valid and legally binding agreement of it or a Subsidiary of it, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

(w) Material Interests of Certain Persons. No officer or director of it or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries.

(x) Insurance Coverage. To its knowledge, it and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. To its knowledge, such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.

(y) Trust Business. It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(z) Extensions of Credit. Each loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit. It has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, and “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.

(aa) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. It has no Interest Rate Instruments.

(bb) Amendment of Rights Plan. It has taken all action necessary or appropriate so that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby, individually or in connection with any other event, do not and will not result in Parent or any Affiliate or Associate of Parent being deemed an “Acquiring Person” for purposes of the Company Rights Agreement, will not result in a “Distribution Date”, “Stock Acquisition Date”, “Acquisition Event” or “Section 13 Event” under the Company Rights Agreement being deemed to occur, as such terms are defined therein, and will not result in the ability of any Person to exercise any Rights of the Company under the Company Rights Agreement or enable or require the Rights of the Company to separate from the Company Common Stock to which they are attached. The Company has duly adopted an amendment to the Company Rights Agreement substantially in the form of Annex 3 (the “Rights Amendment”).

(cc) Disclosure. No representation or warranty by it herein, in its Disclosure Schedule or any certificate, exhibit or document furnished or to be furnished by it pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. No notification given pursuant to Section 6.1(b) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances in which they were made, not misleading.

(dd) Stock Options. The pricing for all Company Stock Options has been properly disclosed and accounted for and is consistent with the tax treatment thereof.

5.4 Representations and Warranties of Parent. Except as Previously Disclosed in the comparable subsection of Parent’s Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It is a financial holding company, as defined in Section 2(p) of the BHC Act.

(b) Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of 210,000,000 shares of Parent Common Stock and 250,000 shares of Parent Preferred Stock. As of the date hereof, no more than 55,541,515 shares of Parent Common Stock and no shares of Parent Preferred Stock are outstanding. As of the date hereof, no more than 4,242,169 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, Parent does not have any Rights issued or outstanding with respect to Parent Stock and Parent does not have any commitment to authorize, issue or sell any Parent Stock or Rights, except pursuant to this Agreement, outstanding Parent Stock Options, the Parent Stock Plans and the Parent Rights Agreement. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

(c) Significant Subsidiaries. (1) (A) It owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except, in the case of Parent Bank Sub, as provided in 12 U.S.C. § 55); (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any

Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Significant Subsidiaries (other than to it or its wholly owned Subsidiaries); (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Significant Subsidiaries; and (E) each Significant Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

(d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. This Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on its part. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms.

(f) Consents and Approvals. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act and applications and notices to the Texas Department of Banking under the TFC and the TAC, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities, the NASD, and other self-regulatory organizations, state insurance authorities and the Small Business Administration, (3) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) the filing of the Articles of Merger and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby.

(g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.4(f), and the expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(h) Financial Advisors. None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Lehman Brothers, Inc. as its financial advisor.

(i) Financial Reports and Regulatory Filings. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(3) Since January 1, 2003, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Federal Reserve Board, (B) the OCC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(j) Absence of Certain Changes. Since December 31, 2005, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.4 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(k) Litigation. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(l) Compliance with Laws. It and each of its Subsidiaries:

(1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

(3) has received, since December 31, 2003, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities; and

(4) is in compliance with all applicable listing and corporate governance standards of the NYSE.

(m) Regulatory Matters. Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement (including an agreement under Section 4(m) of the BHC Act) with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.

(n) Books and Records and Internal Controls. (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(o) Available Funds. It has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby. It anticipates that, on a pro forma basis, upon consummation of the Merger, the Delaware Merger and the Bank Merger, it and Parent Bank Sub will have the capital levels required to be “well capitalized” on a consolidated basis under applicable law.

(p) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Parent and its Subsidiaries have been duly, timely and accurately filed and are or will be true and complete in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) the Tax Returns referred to in clause (1) have been examined by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired and no issues that have been raised by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending, (4) all Taxes that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (5) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of Parent’s United States federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the Parent SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Parent SEC Filings filed before the date hereof. As of the date hereof, neither Parent nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of Parent’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither Parent nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither Parent nor any of its Subsidiaries have participated in any reportable or listed transaction as defined under Section 6011 of the Code. If Parent or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(q) Benefits. (i) All of its Parent Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Parent Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Parent Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Parent Pension Plan under Section 401(a) of the Code. Each Parent Benefit Arrangement that is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Parent Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the knowledge of it, threatened, litigation relating to its Parent Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Parent Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.

(ii) All contributions required to be made under the terms of any of its Parent Benefit Arrangements have been timely made and all obligations in respect of each of its Parent Benefits Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in its Company SEC Filings. None of its Parent Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Parent Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(r) Stock Options. The pricing for all Parent Stock Options has been properly disclosed and accounted for and is consistent with the tax treatment thereof.

ARTICLE 6

Covenants

6.1 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Other Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end. In connection with the Company’s and the Parent’s respective obligations to cooperate and cause the conversion of the operating systems of the Company Bank Sub to the operating systems of the Parent Bank Sub at the Effective Time, the Company shall, commencing as of the date of this Agreement, provide the Parent and Parent Bank Sub with full access to the Company Bank Sub’s offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company’s and Company Bank Sub’s employees, customers and operations), allow the Parent Bank Sub to implement such changes as shall be reasonably necessary to effect the conversion at the Effective Time and diligently assist Parent Sub Bank in making and sending notices, information and materials to the customers and service providers of the Company and its Subsidiaries at such times as Parent deems appropriate and otherwise preparing for the conversion.

(b) The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

6.2 Shareholder Approval. (a) The Company Board has adopted resolutions recommending to the Company’s shareholders approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

(b) The Company Board will submit to its shareholders this Agreement, the Merger and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable to consider and vote upon approval of this Agreement, the Merger and any such other matters. The Company and the Company Board will use its reasonable best efforts to obtain from its shareholders a vote approving this Agreement, the Merger and any such other matters, including by recommending that its shareholders vote in favor of this Agreement, the Merger and any such other matters. However, if the Company Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, in submitting this Agreement and the Merger to the Company Meeting, the Company Board may submit such items without recommendation (although the resolutions adopting such items prior to the date hereof, described in Section 6.2(a), may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least 10 business days to respond to such Acquisition Proposal (and after giving Parent notice of the third party in the Acquisition Proposal and the latest material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Company.

6.3 Regulatory Applications. (a) The Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities and third parties to consummate the Merger and the other transactions contemplated hereby, including the Other Mergers (the “Requisite Regulatory Approvals”), and Parent will make all necessary filings in respect of Requisite Regulatory Approvals of federal and state banking authorities within 45 days of the date hereof and Parent will make all other necessary filings in respect of Requisite Regulatory Approvals as promptly as practicable. Each of the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) The Company and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.4 Exchange Listing. Parent will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.5 SEC Filings. (a) Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement. Each of Parent and the Company will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to furnish to Parent all information concerning the Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.6 Press Releases. The Company and Parent will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. The Company and Parent will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.7 Acquisition Proposals. The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential non-public information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one business day advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.

6.8 Takeover Laws and Provisions. The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.9 Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities laws, and (2) all other information concerning the business, properties and personnel of it as Parent may reasonably request. In addition, the Company shall provide Parent final monthly general ledger reports for each month end beginning with April 30, 2006 until the Effective Time as promptly as they become available. The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) No investigation by Parent of the business and affairs of the Company, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s obligation to consummate the transactions contemplated hereby.

(c) Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

6.10 Restructuring Charges. The Company and Parent will consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon in a written agreement executed in the same manner as this agreement that specifically references this Section 6.10. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.10.

6.11 Supplemental Indentures. At or before the Effective Time, Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, one or more supplemental indentures and other instruments required for the due assumption of the Company’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.12 Benefit Arrangements. (a) The Company will take all action necessary so that: (1) each Company Stock Option, whether or not exercisable prior to the Effective Time, will be exercisable prior to the Effective Time and (2) each Company Stock Option not exercised or forfeited prior to the Effective Time is cancelled for no consideration.

(b) Upon the request of Parent, the Company will take all action necessary, including adopting resolutions of the Company Board, to terminate any employee benefit plan covering employees of the Company, including the Company’s 401(k) Plan, effective immediately prior to the Effective Time.

(c) Parent agrees that following the Effective Time, employees of the Company as of the Effective Time will be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) that in the aggregate are substantially comparable to those provided by Parent to its similarly situated employees, as in effect from time to time; provided that employees covered by collective bargaining agreements need not be provided with such benefits. Parent will cause each employee benefit plan of Parent in which employees of the Company as of the Effective Time are eligible to participate to take into account for all purposes (including eligibility, vesting and level of benefits) thereunder (other than for purposes of benefit accrual under a defined benefit pension plan of Parent) the service of such employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company, and, with respect to welfare benefit plans of Parent in which employees of the Company are eligible to participate, Parent agrees to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by employees of the Company and their covered dependents during the portion of the plan year of the comparable plan of the Company ending on the date such employee’s participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan. Parent agrees that employees of the Company as of the Effective Time who are terminated during the period commencing at the Effective Time and ending on the six-month anniversary thereof will be entitled to receive severance payments and benefits in accordance with Parent’s severance policies applicable to similarly situated employees unless they have an agreement that otherwise provides for severance, in which case severance shall be specifically governed by such agreement.

(d) Notwithstanding anything to the contrary in this Section 6.12, (1) in accordance with the terms of the Parent Profit Sharing Plans, employees of the Company will not be eligible to accrue benefits under such plans until the first year in which such employees are employed by Parent or a Subsidiary of Parent as of January 1 of such year and (2) in no event will employees of the Company be entitled to receive benefits under the Parent Non-Contributory Defined Benefit Plans, which were frozen effective December 31, 2001.

6.13 Affiliate Agreements. Not later than the fifteenth day before the mailing of the Proxy Statement, the Company will deliver to Parent a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of Company (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company will use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent and the Company on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Annex 2.

6.14 Indemnification. (a) Following the Effective Time, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of the Company in effect on the date hereof, to the extent permitted under applicable law.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.14(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(c) For a period of six years following the Effective Time, Parent shall use its reasonable best efforts to provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or of any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from fact or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, that in no event shall the Parent be required to expend more than 200 percent of the current amount expended by the Company (the “Current Premium”) to maintain or procure such directors’ and officers’ insurance coverage for a comparable six-year period; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.14(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Current Premium; provided, further, that officers and directors of the Company or any subsidiary may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance.

(d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.14.

(e) The provisions of this Section 6.14 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.15 Company Rights Agreement. The Company agrees that it will take all actions necessary or appropriate to ensure that the entering into of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby (individually or in connection with any other event) will not result in Parent or any affiliate or associate of Parent being deemed an “Acquiring Person” for purposes of the Company Rights Agreement, as amended pursuant to Section 5.02(q) thereof, will not result in a “Distribution Date”, “Stock Acquisition Date”, “Acquisition Event” or “Section 13 Event” under the Company Rights Agreement, as amended pursuant to Section 5.02(aa) thereof, being deemed to occur, and will not result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to become distributable, unredeemable or exercisable.

ARTICLE 7

Conditions to the Merger

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Company and Parent to consummate the Merger is subject to the fulfillment or written waiver by the Company and Parent before the Effective Time of each of the following conditions:

(a) Shareholder Approvals. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of the Company Common Stock.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on, or requirement of, such approval that would, after the Effective Time, have a Material Adverse Effect on Parent, impose a material burden on Parent or materially restrict Parent or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of Parent or any of its Subsidiaries.

(c) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the Other Mergers. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the Other Mergers.

7.2 Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a) Representations and Warranties of Parent. The representations and warranties of Parent in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(c) Opinion of the Company’s Tax Counsel. The Company shall have received an opinion of Bracewell & Giuliani LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that both Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Bracewell & Giuliani LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

7.3 Conditions to the Obligation of Parent. Parent’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and, before the Effective Time of each of the following conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c) Opinion of Parent’s Tax Counsel. Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that both Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock.

(e) Company Rights. No person shall have become an “Acquiring Person” and no “Distribution Date”, “Stock Acquisition Date”, “Acquisition Event” or “Section 13 Event” (as such terms are defined in the Company Rights Agreement) shall have occurred and the Rights thereunder shall not have become separable, distributable or exercisable.

ARTICLE 8

Termination

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after the Company shareholders’ approval:

(a) Mutual Agreement. With the mutual agreement of the other party.

(b) Breach. Upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within 30 days and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

(c) Denial of Shareholder Approval. In the case of Parent, it will have the right to terminate this Agreement if this Agreement, the Merger and the other transactions contemplated hereby are not approved by the requisite vote of the shareholders of the Company.

(d) Denial of Regulatory Approval. If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(e) Delay. If the Effective Time has not occurred by the close of business on the 10-month anniversary of the date hereof; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(f) Adverse Action. In the case of Parent, it will have the right to terminate this Agreement if (1) the Company Board (i) submits this Agreement, the Merger and the other transactions contemplated hereby to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or it otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.2, (ii) recommends to its shareholders an Acquisition Proposal other than the Merger or (iii) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten business days elapse without such negotiations being discontinued (it being understood and agreed that “negotiate” will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.

(g) Dissenting Shares. In the case of Parent, it will have the right to terminate this Agreement if the number of Dissenting Shares exceeds 10% of the outstanding shares of Company Common Stock.

8.2 Termination by Company. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

(1) the Parent Average Closing Price on the Determination Date of shares of Parent Common Stock shall be less than $45.95; and

(2) (i) the number obtained by dividing the Parent Average Closing Price on such Determination Date by $56.00 (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on June 30, 2006 and subtracting 0.18 from the quotient in this clause (2) (ii) (such number being referred to herein as the “Index Ratio”); subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option of adjusting the Signing Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $45.95 and the Signing Exchange Ratio (as then in effect) and the denominator of which is the Parent Average Closing Price. If Parent makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to the Company of such election and the revised Signing Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.2 and this Plan shall remain in effect in accordance with its terms (except as the Signing Exchange Ratio shall have been so modified), and any references in this Agreement to “Signing Exchange Ratio” shall thereafter be deemed to refer to the Signing Exchange Ratio as adjusted pursuant to this Section 8.2.

If any company belonging to the PHLX/KBW Bank Index or Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the values or prices for such index or the common stock of Parent, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 8.2.

8.3 Effect of Termination and Abandonment. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.3(i), Section 5.4(h), Section 6.9(c), this Section 8.3, Section 8.4 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Voting Agreements will remain in full force and effect in accordance with their terms.

8.4 Fee. (a) The Company will pay to Parent a cash termination fee (the “Fee”) of $13,750,000 (Thirteen Million Seven Hundred Fifty Thousand Dollars) if a Fee Payment Event occurs prior to or concurrently with the Fee Termination Date.

(b) The Fee will be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent, not later than three business days following the first occurrence of a Fee Payment Event.

(c) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE 9

Miscellaneous

9.1 Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.14 and this Article 9).

9.2 Expenses. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.

9.3 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation), mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by notice.

If to the Company, to:

Summit Bancshares, Inc.

3880 Hulen Street

Fort Worth, Texas 76107

Attention: Philip E. Norwood

Facsimile: (817) 877-2672

with a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2900

Houston, Texas 77002

Attention: William T. Luedke IV, Esq.

                  Charlotte M. Rasche, Esq.

Facsimile: (713) 221-2165

If to Parent, to:

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

Attention: Phillip D. Green

Facsimile: (210) 220-4117

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Mark J. Menting, Esq.

Facsimile: (212) 558-3588

9.4 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement to the shareholders of the Company.

9.5 Alternative Structure. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind or amount of consideration to be delivered to shareholders of the Company, (b) such revision does not adversely affect the tax consequences to the shareholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

9.6 Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.

9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Voting Agreements represent the entire understanding of the Company and Parent regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. Except for Section 6.14, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

*     *     *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUMMIT BANCSHARES, INC.

By:	/s/ Philip E. Norwood
Name:	Philip E. Norwood
Title:	Chairman, President and Chief Executive Officer

CULLEN/FROST BANKERS, INC.

By:	/s/ Richard W. Evans, Jr.
Name:	Richard W. Evans, Jr.
Title:	Chairman, President and Chief Executive Officer

A-42	MERGER AGREEMENT

Annex 1

FORM OF VOTING AGREEMENT

As of July 2, 2006

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

Ladies and Gentlemen:

The undersigned, being a shareholder of Summit Bancshares, Inc. (“Company”), hereby acknowledges that the Company and Cullen/Frost Bankers, Inc. (“Parent”) are concurrently entering into an Agreement and Plan of Merger, dated as of July 2, 2006 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Parent (the “Merger”). A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

1. Owned Shares. The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof, including any shares obtained by exercising any Company Stock Options.

2. Agreement to Vote Owned Shares. The undersigned irrevocably and unconditionally agrees that at the Company Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (1) vote all of the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, and (2) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Merger Agreement which reduces the Per Share Consideration (as defined in the Merger Agreement). Notwithstanding the foregoing, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his capacity as beneficial owner of the Owned Shares and that nothing in this letter agreement shall prevent the undersigned from discharging his fiduciary duties as a member of the board of directors of Summit Bancshares, Inc.

3. Transfer of Owned Shares. The undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld) (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, except for gifts that represent less than 10% of the undersigned’s holdings of Company Common Stock, and gifts that are made consistent in amounts and terms with past practices, unless it receives (i) an irrevocable proxy, in form and substance identical to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Merger Agreement and the Merger and otherwise, and the undersigned will vote such proxy as provided in Section 2 hereof and (ii) an agreement identical in all material respects to this letter agreement executed by the transferee of the Owned Shares the subject thereof, and (b) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement.

4. Further Assurances. The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.

5. No Solicitation. The undersigned agrees that neither the undersigned nor, if applicable, any of the undersigned’s subsidiaries nor any of the respective officers and directors of the undersigned or its subsidiaries shall, and the undersigned shall direct and use its reasonable best efforts to cause the undersigned’s employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

6. Specific Performance. The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

7. Termination of this Agreement. This agreement will terminate upon earlier to occur of (a) the effective time of the Merger and (b) the date and time of termination of the Merger Agreement by either or both of Cullen/Frost Bankers, Inc. and Summit Bancshares, Inc. pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

8. Limitation. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not confer any rights on Parent with respect to any Owned Shares if such rights, in combination with any and all other rights Parent may have in shares of Company Common Stock or rights thereto, would result in Parent beneficially owning under any relevant definition thereof 20% or more of the outstanding shares of Company Common Stock.

9. Governing Law. This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

*     *     *

This letter may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Very truly yours,

Name: _____________________________

Number of Owned Shares:_____________

Accepted as of the day and year first above written:

CULLEN/FROST BANKERS, INC.

By:
Name:
Title:

A-45	VOTING AGREEMENT

Annex 2

FORM OF COMPANY AFFILIATE LETTER

July 2, 2006

Summit Bancshares, Inc.

3880 Hulen Street

Fort Worth, Texas 76107

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Summit Bancshares, Inc. (“Company”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 2006 (as amended or modified from time to time, the “Merger Agreement”), between the Company and Cullen/Frost Bankers, Inc. (“Parent”), the Company has agreed to merge with and into Parent (the “Merger”). Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of Parent (the “Parent Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

1. Transfers of Parent Common Stock. I will not make any sale, transfer, or other disposition of such Parent Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (c) in the opinion of counsel in form and substance reasonably satisfactory to Parent , or under a “no action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2. No Obligation to Register Parent Common Stock. I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

3. Stop Transfer Instructions. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Cullen/Frost Bankers, Inc., a copy of which agreement is on file at the principal offices of Cullen/Frost Bankers, Inc.”

4. Legend on Certificates. I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Parent (a) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of the Company within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas. This letter agreement shall terminate if and when the Merger Agreement is terminated in accordance with its terms.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Very truly yours,

Name:

Accepted this 2nd day of July, 2006.

SUMMIT BANCSHARES, INC.

By:
Name:
Title:

CULLEN/FROST BANKERS, INC.

By:
Name:
Title:

A-47	COMPANY AFFILIATE LETTER

Appendix B

[Letterhead of KBW]

August 14, 2006

The Board of Directors

Summit Bancshares, Inc.

3880 Hulen Streen

Fort Worth, TX 76107

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Summit Bancshares, Inc. (“Summit”) of the consideration offered in the proposed merger (the “Merger”) of Summit into Cullen/Frost Bankers, Inc. (“Cullen/Frost”), pursuant to the Agreement and Plan of Merger, between Summit and Cullen/Frost (the “Agreement”). Pursuant to the terms of the Agreement, Summit shareholders will have the right, subject to proration, to elect to receive cash or Cullen/Frost common stock, in either case having a value equal to $11.4996 plus .2933 Cullen/Frost shares (the “Merger Consideration”). Holders of Summit stock options are required to exercise their stock options in order to receive the Merger Consideration or their stock options will be canceled.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of banks, bank holding companies, thrifts, and thrift holding companies and their securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Summit and Cullen/Frost, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Summit and Cullen/Frost for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Summit. We have acted exclusively for the Board of Directors of Summit in rendering this fairness opinion and will receive a fee from Summit for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Summit and Cullen/Frost and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Summit and Cullen/Frost; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Summit and Cullen/Frost and certain other communications from Summit and Cullen/Frost to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Summit and Cullen/Frost furnished to us by Summit and Cullen/Frost for purposes of our analysis. We have also held discussions with senior management of Summit and Cullen/Frost regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Summit and Cullen/Frost with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Summit and Cullen/Frost as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods

B-1

currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Summit and Cullen/Frost are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Summit or Cullen/Frost, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Summit and Cullen/Frost; (ii) the assets and liabilities of Summit and Cullen/Frost; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Summit.

Very truly yours,

/s/    Keefe, Bruyette & Woods, Inc.

B-2

Appendix C

Appraisal Rights: Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act permits a Texas corporation to indemnify its directors and officers against liability for their acts under certain circumstances.

Article eleven of Cullen/Frost’s restated articles of incorporation provides that to the fullest extent not prohibited by law, a director of Cullen/Frost shall not be liable to Cullen/Frost or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for: (1) a breach of the director’s duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (4) an act or omission for which the liability of the director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend.

Article V of Cullen/Frost’s by-laws as amended, provides that Cullen/Frost shall indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Cullen/Frost or is or was serving at the request of Cullen/Frost as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by Cullen/Frost in advance of the final disposition of such action, suit or proceeding upon receipt of (1) a written affirmation by the director, officer, employee or agent who may be entitled to such indemnification of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the applicable statute and (2) a written undertaking by or on behalf of the director, officer, employee or agent who may be entitled to such indemnification to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Cullen/Frost. Cullen/Frost’s obligation to indemnify and to prepay expenses shall arise, and all rights granted to directors, officers, employees or agents shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

Cullen/Frost maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
(2)(a)	Agreement and Plan of Merger, dated as of July 2, 2006 between Cullen/Frost and Summit, (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

(2)(b)	Form of Voting Agreement, between Cullen/Frost and certain Summit shareholders (included as Appendix A, Annex 1 to the proxy statement/prospectus contained in this Registration Statement).

(3)(a)	Cullen/Frost’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Cullen/Frost’s Form l0-K405 filed on March 28, 2001).

Exhibit	Description
(3)(b)	Cullen/Frost’s By-Laws, as amended (incorporated by reference to Exhibit 3.2 to Cullen/Frost’s Form l0-K405A filed on April 29, 1996).

(4)(a)	Cullen/Frost’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Cullen/Frost’s Current Report on Form 8-K dated January 26, 1999).

(5)	Opinion and consent of Stan McCormick as to the validity of the securities being registered (filed herewith).

(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the federal income tax consequences of the merger (to be filed by amendment).

(8)(b)	Opinion and consent of Bracewell & Giuliani LLP regarding the federal income tax consequences of the merger (to be filed by amendment).

(23)(a)	Consent of Ernst & Young LLP (filed herewith).

(23)(b)	Consent of Sullivan & Cromwell LLP (included in Exhibit 8(a) hereto).

(23)(c)	Consent of Bracewell & Giuliani LLP (included in Exhibit 8(b) hereto).

(23)(d)	Consent of Stovall Grandey & Allen LLP (filed herewith).

(24)	Power of Attorney (filed herewith).

(99)(a)	Consent of KBW (filed herewith).

(99)(b)	Form of Proxy to be used by Summit (to be filed by amendment).

(99)(c)	Form of Election and instructions for completing Form of Election (to be filed by amendment).

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of San Antonio, State of Texas, on August 14, 2006.

CULLEN/FROST BANKERS, INC.

By:	/s/ PHILLIP D. GREEN
Phillip D. Green Group Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY

/s/ T.C. FROST* T.C. Frost	Senior Chairman of the Board and Director

/s/ RICHARD W. EVANS, JR.* Richard W. Evans, Jr.	Chairman of the Board and Director (Principal Executive Officer)

/s/ PHILLIP D. GREEN Phillip D. Green	Group Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ R. DENNY ALEXANDER* R. Denny Alexander	Director

/s/ CARLOS ALVAREZ* Carlos Alvarez	Director

/s/ ROYCE S. CALDWELL* Royce S. Caldwell	Director

/s/ CRAWFORD H. EDWARDS* Crawford H. Edwards	Director

/s/ RUBEN M. ESCOBEDO* Ruben M. Escobedo	Director

/s/ PATRICK B. FROST* Patrick B. Frost	Director and President of The Frost National Bank

/s/ KAREN E. JENNINGS* Karen E. Jennings	Director

/s / RICHARD M. KLEBERG, III* Richard M. Kleberg, III	Director

SIGNATURE	CAPACITY

/s/ ROBERT S. MCCLANE* Robert S. McClane	Director

/s/ IDA CLEMENT STEEN* Ida Clement Steen	Director

/s/ HORACE WILKINS, JR.* Horace Wilkins, Jr.	Director

*By	/s/ PHILLIP D. GREEN Phillip D. Green Attorney-in-Fact	Group Executive Vice President and Chief Financial Officer

Date: August 14, 2006

Exhibit Index

Exhibit	Description
(2)(a)	Agreement and Plan of Merger, dated as of July 2, 2006 between Cullen/Frost and Summit, (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

(2)(b)	Form of Voting Agreement, between Cullen/Frost and certain Summit shareholders (included as Appendix A, Annex 1 to the proxy statement/prospectus contained in this Registration Statement).

(3)(a)	Cullen/Frost’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Cullen/Frost’s Form 10-K405 filed on March 28, 2001).

(3)(b)	Cullen/Frost’s By-Laws, as amended (incorporated by reference to Exhibit 3.2 to Cullen/Frost’s Form 10-K405A filed on April 29, 1996).

(4)(a)	Cullen/Frost’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Cullen/Frost’s Current Report on Form 8-K dated January 26, 1999).

(5)	Opinion and consent of Stan McCormick as to the validity of the securities being registered (filed herewith).

(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the federal income tax consequences of the merger (to be filed by amendment).

(8)(b)	Opinion and consent of Bracewell & Giuliani LLP regarding the federal income tax consequences of the merger (to be filed by amendment).

(23)(a)	Consent of Ernst & Young LLP (filed herewith).

(23)(b)	Consent of Sullivan & Cromwell LLP (included in Exhibit 8(a) hereto).

(23)(c)	Consent of Bracewell & Giuliani LLP (included in Exhibit 8(b) hereto).

(23)(d)	Consent of Stovall Grandey & Allen LLP (filed herewith).

(24)	Power of Attorney (filed herewith).

(99)(a)	Consent of KBW (filed herewith).

(99)(b)	Forms of Proxy to be used by Summit (to be filed by amendment).

(99)(c)	Form of Election and instructions for completing Form of Election (to be filed by amendment).